UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VONAGE HOLDINGS CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, $0.001 par value per share, of Vonage Holdings Corp. (which we refer to as “Vonage Common Stock”).
(2)

Aggregate number of securities to which transaction applies:

272,539,642 shares of Vonage Common Stock, which consists of (a) 253,253,247 shares of Vonage Common Stock as of December 15, 2021, (b) 494,297 shares of Vonage Common Stock subject to issuance upon exercise of outstanding options to purchase shares of Vonage Common Stock (which we refer to as “Company Options”) with exercise prices below $21.00 as of December 15, 2021, (c) 13,835,568 shares of Vonage Common Stock with respect to outstanding restricted stock units that are or were subject to only timed-based vesting conditions (which we refer to as “Restricted Stock Units”) as of December 15, 2021 and (d) 4,956,530 shares of Vonage Common Stock with respect to outstanding restricted stock units that are or were subject to performance-based vesting conditions (which we refer to as “Performance Restricted Stock Units”) as of December 15, 2021.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11, the filing fee of $530,400 was determined by multiplying 0.0000927 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated as the sum of (a) 253,253,247 shares of Vonage Common Stock multiplied by $21.00 per share, (b) 494,297 shares of Vonage Common Stock with respect to Company Options with exercise prices below $21.00 per share, multiplied by $17.65 per share (which is the difference between $21.00 and the weighted average exercise price per share of $3.35) (c) 13,835,568 shares of Vonage Common Stock with respect to outstanding Restricted Stock Units as of December 15, 2021, multiplied by $21.00 per share and (d) 4,956,530 shares of Vonage Common Stock with respect to Performance Restricted Stock Units as of December 15, 2021, multiplied by $21.00 per share.

	(4)	Proposed maximum aggregate value of transaction: $5,721,676,587.05
	(5)	Total fee paid: $530,400

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIALS – SUBJECT TO COMPLETION DATED DECEMBER 20, 2021

[●]

Dear Stockholders:

We are pleased to invite you to attend a special meeting of stockholders (the “Special Meeting”) of Vonage Holdings Corp., a Delaware corporation (“Vonage,” the “Company,” or “we”), to be held on [●], at [●] A.M., Eastern Time, via a live webcast at www.virtualshareholdermeeting.com/[TBD]. You will be able to attend the Special Meeting, vote your shares and submit questions during the Special Meeting via this live webcast. Details on how to access the meeting and the business to be conducted are provided in the accompanying proxy statement. The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of all of the issued and outstanding shares of common stock of Vonage by Telefonaktiebolaget LM Ericsson (publ), an entity organized and existing under the laws of Sweden (“Parent”), for $21.00 per share in cash, net of any applicable withholding taxes and without interest. Whether or not you plan to attend the Special Meeting via the virtual meeting website, your vote is important and we hope you will vote as soon as possible. You may vote over the Internet, by telephone, by mailing a proxy or voting instruction card, or by providing voting instructions to your bank, broker, trustee, or other nominee following the procedures outlined below.

On November 22, 2021, Vonage entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with Parent and Ericsson Muon Holding Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of all of the issued and outstanding shares of common stock of Vonage by Parent at a price of $21.00 per share in cash, net of any applicable withholding taxes and without interest. Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Vonage (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with Vonage surviving the Merger as an indirect wholly-owned subsidiary of Parent. At the Special Meeting, Vonage will ask you to adopt the Merger Agreement. Additionally, you will be asked to consider and vote upon a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Vonage’s named executive officers that is based on or otherwise relates to the Transactions (including the Merger). Finally, you will be asked to vote upon a proposal to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the aforementioned proposal regarding the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each share of Vonage common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of common stock of Vonage owned by Parent or Merger Sub or any of their respective subsidiaries, (ii) shares of common stock of Vonage owned by Vonage as treasury stock and (iii) shares of common stock of Vonage held by stockholders who will not have voted in favor of the adoption of the Merger Agreement and who will have properly exercised appraisal rights in respect of such shares of common stock of Vonage in accordance with Section 262 of the Delaware General Corporation Law) will cease to be outstanding, will be cancelled and will cease to exist, and will be converted into the right to receive $21.00 per share of common stock of Vonage in cash, net of any applicable withholding taxes and without interest.

The proxy statement accompanying this letter provides you with more specific information concerning the Special Meeting, the Merger Agreement, the Merger and the other Transactions. We encourage you to carefully read the accompanying proxy statement and the copy of the Merger Agreement attached as Annex A to the proxy statement.

The board of directors of Vonage (the “Board”), after carefully considering the factors more fully described in the enclosed proxy statement and the terms and conditions of the Merger Agreement, the Merger and the other Transactions, has unanimously (i) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, upon the terms and conditions set forth therein, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by Vonage of the Transactions, including the Merger, upon the terms and subject to the conditions set forth therein, (iii) determined that the Merger is fair to, and in the best interests of Vonage and its stockholders, (iv) directed that the Merger Agreement be submitted to a vote at a meeting of Vonage stockholders and (v) resolved to recommend to Vonage’s stockholders the adoption of the Merger Agreement.

Accordingly, the Board unanimously recommends a vote: (i) “FOR” the proposal to adopt the Merger Agreement, (ii) “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Vonage’s named executive officers that is based on or otherwise relates to the Merger, and (iii) “FOR” the proposal to adjourn the Special Meeting if necessary or appropriate, including to solicit additional proxies.

Your vote is important. Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the Merger Agreement is important, and we encourage you to vote promptly. The Merger cannot be completed unless the Merger Agreement is adopted by stockholders holding a majority of the outstanding shares of Vonage common stock entitled to vote on such matter. The failure to vote on the proposal to adopt the Merger Agreement will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares. We ask that you do so as promptly as possible to ensure that your shares may be represented and voted at the Special Meeting or any adjournment thereof. You may revoke any proxy by delivering a written notice of revocation to the Secretary of Vonage, by delivering a duly executed proxy bearing a later date or by attending and voting via the virtual meeting website at the Special Meeting or any adjournment thereof.

If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at 800-322-2885.

Thank you in advance for your continued support and your consideration of this matter.

Rory Read

Chief Executive Officer, Vonage

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Transactions (including the Merger), passed upon the merits or fairness of the Transactions (including the Merger) or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●] and is first being mailed to Vonage stockholders on or about [●].

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●]

To the Stockholders of Vonage Holdings Corp.:

A special meeting of stockholders (the “Special Meeting”) of Vonage Holdings Corp. (“Vonage” or the “Company”) will be held on [●], at [●] A.M., Eastern Time, via a live webcast at www.virtualshareholdermeeting.com/[TBD] and following the instructions on the website. Please note that you will not be able to attend the virtual Special Meeting in person. We are holding the Special Meeting for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 22, 2021 (as may be amended from time to time, the “Merger Agreement”), by and among Vonage, Telefonaktiebolaget LM Ericsson (publ), an entity organized and existing under the laws of Sweden (“Parent”), and Ericsson Muon Holding Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”) (the “Merger Agreement Proposal”);

2.

To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Vonage’s named executive officers that is based on or otherwise relates to the merger contemplated by the Merger Agreement (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”) (the “Non-Binding Advisory Compensation Proposal”); and

3.

To consider and vote on a proposal to adjourn the Special Meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the Merger Agreement Proposal if there are insufficient votes at the time of the Special Meeting to adopt such proposal (the “Adjournment Proposal”).

Stockholders of record at the close of business on [●] are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

For more information concerning the Special Meeting, the Merger Agreement, the Merger and the other Transactions, please review the accompanying proxy statement and the copy of the Merger Agreement attached as Annex A to the proxy statement.

The board of directors of Vonage (the “Board”), after carefully considering the factors more fully described in the enclosed proxy statement and the terms and conditions of the Merger Agreement, the Merger and the other Transactions, has unanimously (i) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, upon the terms and conditions set forth therein, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by Vonage of the Transactions, including the Merger, upon the terms and subject to the conditions set forth therein, (iii) determined that the Merger is fair to, and in the best interests of Vonage and its stockholders, (iv) directed that the Merger Agreement be submitted to a vote at the Special Meeting and (v) resolved to recommend to Vonage’s stockholders the adoption of the Merger Agreement.

Accordingly, the Board unanimously recommends that, at the Special Meeting, you vote: (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Non-Binding Advisory Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.

To assure that your shares are represented at the Special Meeting, regardless of whether you plan to attend the Special Meeting via the virtual meeting website, and regardless of the number of shares of common stock you own, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each method of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 P.M. Eastern Time on the day before the Special Meeting. Your proxy is being solicited by the Board.

If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at 800-322-2885.

If you fail to return your proxy, vote by telephone or through the Internet or attend the Special Meeting via the virtual meeting website, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

By Order of the Board of Directors,

Randy K. Rutherford, Chief Legal Officer and Corporate Secretary

Holmdel, NJ

[●]

Please Vote—Your Vote is Important

i

ii

iii

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the Special Meeting. The Merger Agreement (as defined below) is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the merger and other transactions contemplated by the Merger Agreement. In addition, this proxy statement incorporates by reference important business and financial information about Vonage Holdings Corp. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information,” beginning on page 110. Unless the context otherwise indicates, we refer to Vonage Holdings Corp. as “Vonage,” the “Company,” “we,” “us” or “our” and any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

The Parties (see page 23)

Vonage is a global cloud communications leader, helping businesses accelerate their digital transformation. Vonage’s Communications Platform is fully programmable and allows for the integration of Video, Voice, Chat, Messaging and Verification into existing products, workflows and systems. Our business is organized under two reportable operating segments: Vonage Communications Platform segment (“VCP Segment”) and Consumer segment (“Consumer Segment”). The VCP Segment includes our Application Program Interfaces (“APIs”), Unified Communications (“UC”), Contact Center (“CC”) service offerings and products. Vonage’s fully programmable UC and CC applications are built from the Vonage platform and enable companies to transform how they communicate and operate from the office or anywhere, providing enormous flexibility and ensuring business continuity. The VCP Segment represents our strategic business as the source of future growth. Our Consumer Segment includes our communications solutions for residential customers based on our roots in providing voice over internet protocol communication services. Vonage’s principal executive offices are located at 23 Main Street, Holmdel, NJ 07733 and our telephone number is 212-871-3927.

Telefonaktiebolaget LM Ericsson (publ) is an entity organized and existing under the laws of Sweden (“Parent”). Parent and its subsidiaries provide high-performing solutions to enable its customers to capture the full value of connectivity. Parent and its subsidiaries supply communication infrastructure, services and software to the telecom industry and other sectors. Parent and its subsidiaries have approximately 100,000 employees and serves customers in more than 180 countries. Parent is listed on Nasdaq Stockholm AB in Sweden and Parent’s American Depositary Shares trade on the NASDAQ. Parent’s headquarters are located in Stockholm, Sweden. Upon completion of the transactions contemplated thereby, Vonage will be an indirect wholly-owned subsidiary of Parent. Parent’s principal executive offices are located at Torshamnsgatan 21, Kista SE-164 83, Stockholm, Sweden, and its telephone number is +46-10-719-0000.

Parent formed Ericsson Muon Holding Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent, on November 15, 2021 (“Merger Sub”), solely for the purpose of engaging in the Transactions, including the Merger. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s acquisition of Vonage. Upon completion of the Merger, Merger Sub will merge with and into Vonage, and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Telefonaktiebolaget LM Ericsson (publ) Torshamnsgatan 21, Kista SE-164 83, Stockholm, Sweden, and its telephone number is +46-10-719-0000.

The Merger (see page 32)

On November 22, 2021, Vonage, Parent, and Merger Sub entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”). Under the terms of the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Vonage (the “Merger,” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”). Vonage will survive the Merger as an indirect wholly-owned subsidiary of Parent (the “Surviving Corporation”).

Upon completion of the Merger, each share of Vonage common stock, par value $0.001 per share (“Vonage Common Stock”), that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) shares of Vonage Common Stock owned by Parent or Merger Sub or any of their respective subsidiaries, (ii) shares of Vonage Common Stock owned by Vonage as treasury stock (each such share of Vonage Common Stock referred to in the foregoing clauses (i) and (ii), an “Excluded Share” and, collectively, the “Excluded Shares”), and (iii) shares of Vonage Common Stock held by stockholders who will not have voted in favor of the proposal to adopt the Merger Agreement and who will have properly exercised appraisal rights in respect of such shares of Vonage Common Stock in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”) (each a “Dissenting Share” and, collectively, the “Dissenting Shares”)), will be converted into the right to receive $21.00 per share of Vonage Common Stock, in cash, net of any applicable withholding taxes and without interest (the “Merger Consideration”). Each share of Vonage Common Stock will cease to be outstanding, will be cancelled and will cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the shares of Vonage Common Stock (other than the Excluded Shares and Dissenting Shares) and (B) each book-entry account formerly representing any uncertificated shares of Vonage Common Stock (“Uncertificated Shares”) (other than Excluded Shares and Dissenting Shares), will represent only the right to receive the Merger Consideration and each Certificate or Uncertificated Share formerly representing Dissenting Shares will thereafter represent only the right to receive payment in accordance with the Merger Agreement provisions relating to appraisal rights. For additional information on the treatment of Dissenting Shares, see the section entitled “Appraisal Rights,” beginning on page 99.

Following the completion of the Merger, Vonage will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Parent.

The Special Meeting (see page 24)

The Special Meeting will be held on [●], at [●] A.M., Eastern Time, via a live webcast accessible by visiting www.virtualshareholdermeeting.com/[TBD] and following the instructions on the website. At the Special Meeting, you will be asked to, among other things, vote for the proposal to adopt the Merger Agreement. Please note that you will not be able to attend the virtual Special Meeting in person. See the section entitled “The Special Meeting,” beginning on page 24, for additional information on the Special Meeting, including how to vote your shares of Vonage Common Stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page 24)

You may vote at the Special Meeting if you were a holder of record of shares of Vonage Common Stock as of the close of business on [●], which is the record date for the Special Meeting (the “Record Date”). You will be entitled to one vote for each share of Vonage Common Stock that you owned on the Record Date. As of the Record Date, there were [●] shares of Vonage Common Stock issued and outstanding and entitled to vote at the Special Meeting. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Vonage Common Stock entitled to vote on such matter.

Shares of Vonage Common Stock Held by Vonage’s Directors and Executive Officers (see page 25)

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Vonage Common Stock, representing approximately [●]% of the shares of Vonage Common Stock outstanding as of the Record Date.

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Vonage Common Stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Non-Binding Compensation Advisory Proposal; and (3) “FOR” the Adjournment Proposal.

How to Vote (see page 26)

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 P.M. Eastern Time on the day before the Special Meeting.

If you wish to vote by proxy and your shares of Vonage Common Stock are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Vonage Common Stock, your bank, broker, trust or other nominee will not be able to vote your shares of Vonage Common Stock at the Special Meeting.

If you wish to vote at the Special Meeting and your shares of Vonage Common Stock are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the Special Meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of Certificates representing shares of Vonage Common Stock or book-entry shares of Vonage Common Stock will be mailed to stockholders if the Merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 26, and “The Special Meeting—Solicitation of Proxies,” beginning on page 27. If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at 800-322-2885.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 40)

After careful consideration, Vonage’s board of directors (the “Board”) unanimously approved and declared the Merger Agreement and the consummation of the Transactions, including the Merger, to be advisable and in the best interests of Vonage and its stockholders.

Accordingly, the Board unanimously recommends that at the Special Meeting, you vote: (i) “FOR” the proposal to adopt the Merger Agreement, (ii) “FOR” the proposal to approve, by a non-binding advisory vote, of the compensation that may be paid or become payable to Vonage’s named executive officers that is based on or otherwise relates to the Merger, and (iii) “FOR” the proposal to adjourn the Special Meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 40. In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Vonage stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 54.

Opinion of Qatalyst Partners LP (see page 47 and Annex B)

Vonage engaged Qatalyst Partners LP (“Qatalyst Partners”) to provide financial advice in connection with the proposed Merger based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of Vonage’s business and the industry in which Vonage operates. At the meeting of the Board on November 21, 2021, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of November 21, 2021 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Vonage Common Stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders.

The full text of the opinion of Qatalyst Partners, dated as of November 21, 2021, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.

Qatalyst Partners’ opinion was provided to the Board and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Vonage Common Stock (other than Parent or any affiliate of Parent), to such holders. It does not address any other aspect of the Merger. It does not constitute a recommendation to any Vonage stockholder as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of Vonage Common Stock will trade at any time.

For a description of the opinion that the Board received from Qatalyst Partners, see the section of this proxy statement entitled “The Merger—Opinion of Qatalyst Partners LP.”

Market Price and Dividend Data (see page 104)

Vonage Common Stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “VG.” On November 19, 2021, the last full trading day prior to the public announcement of the Merger, the closing price for Vonage Common Stock was $16.37 per share. On [●], the last full trading day prior to the date of this proxy statement, the closing price for Vonage Common Stock was $[●] per share of Vonage Common Stock.

Certain Effects of the Merger (see page 63)

Upon completion of the Merger, Merger Sub will be merged with and into Vonage upon the terms set forth in the Merger Agreement. As the Surviving Corporation in the Merger, Vonage will continue to exist following the Merger as an indirect wholly-owned subsidiary of Parent.

Following the completion of the Merger, shares of Vonage Common Stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of Vonage Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Consequences if the Merger is Not Completed (see page 63)

If the proposal to adopt the Merger Agreement does not receive the required approval from Vonage’s stockholders, or if the Merger is not completed for any other reason, you will not receive the Merger Consideration from Parent or Merger Sub for your shares of Vonage Common Stock. Instead, Vonage will remain a public company, and Vonage Common Stock will continue to be listed and traded on NASDAQ.

In addition, upon termination of the Merger Agreement under specified circumstances, Vonage will be required to pay Parent a termination fee of $200,000,000. The Merger Agreement also provides that Parent may be required to pay Vonage a termination fee of $200,000,000 if the Merger Agreement is terminated due to failure to obtain CFIUS Clearance (as defined in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger”). If the Merger Agreement is terminated by Parent or the Company for failure to obtain the Company Requisite Vote (as defined below), then the Company will pay Parent $61,000,000. For additional information, see the section entitled “The Agreement and Plan of Merger—Termination Fees,” beginning on page 96.

Treatment of Equity Awards (see page 70)

The Merger Agreement provides that unless otherwise mutually agreed by the parties, or by Parent and the applicable holder, in consultation with the Company, at the Effective Time each outstanding equity award will be treated as follows:

•

Each option to purchase shares of Vonage Common Stock (a “Company Option”) that was granted under the Company’s 2006 Stock Incentive Plan, the Company’s Amended and Restated 2015 Equity Incentive Plan and the Nexmo Inc. 2011 Stock Plan (collectively, the “Company Stock Plans”) and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, (i) if the per share of Vonage Common Stock exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option will terminate and be cancelled, without any consideration being payable for such Company Option, and have no further force or effect and (ii) if the per share of Vonage Common Stock exercise price of such Company Option is less than the Merger Consideration, such Company Option will terminate and be cancelled in exchange for the right to receive a lump sum cash payment in the amount equal to (x) the number of shares of Vonage Common Stock underlying the Company Option immediately prior to the Effective Time, multiplied by (y) an amount equal to the Merger Consideration minus the applicable exercise price.

•

Each restricted stock unit that is or was subject to only timed-based vesting conditions (a “Restricted Stock Unit”) that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled in exchange for: (i) with respect to Restricted Stock Units that become vested in accordance with their terms on or prior to the Effective Time but have not yet been paid, the right to receive a lump sum cash payment in the amount equal to (A) the number of shares of Vonage Common Stock underlying such Restricted Stock Unit, multiplied by (B) the Merger Consideration and (ii) with respect to all other Restricted Stock Units, a new cash-based award representing the right to receive an unvested amount in cash equal to (A) the number of shares of Vonage Common Stock underlying such Restricted Stock Unit, multiplied by (B) the Merger Consideration, which vesting will be subject to the continued employment of the former holder of such Restricted Stock Unit with Parent and its affiliates (including the Surviving Corporation), on the same vesting schedule (including with respect to any terms providing for acceleration of vesting) and otherwise on substantially the same terms as the corresponding Restricted Stock Unit.

•

Each restricted stock unit that is or was subject to performance-based vesting conditions (a “Performance Restricted Stock Unit”) that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled in exchange for: (i) with respect to Performance Restricted Stock Units with a performance period that ends on or prior to the Effective Time, the right to receive a lump sum cash payment in the amount equal to (A) the number of shares of Vonage Common Stock subject to such Performance Restricted Stock Unit that vested based on the actual level of achievement under the awards, multiplied by (B) the Merger Consideration and (ii) with respect to all other Performance Restricted Stock Units, a new cash-based award representing the right to receive an unvested amount in cash equal to (A) the number of shares of Vonage Common Stock subject to such Performance Restricted Stock Unit that would vest based on the actual level of achievement as of the Effective Time compared against pro-rated performance measures as of the Effective Time, multiplied by (B) the Merger Consideration, which vesting will be subject to the continued employment of the former holder of such Performance Restricted Stock Unit with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule (including with respect to any terms providing for acceleration of vesting) and otherwise on substantially the same terms as the corresponding Performance Restricted Stock Unit.

Treatment of Convertible Notes (see page 72)

At or after the Effective Time, each holder of the Company’s 1.75% Convertible Senior Notes Due 2024 (the “Convertible Notes”) subject to the terms and conditions of the Company’s Indenture, dated as of June 14, 2019, between the Company and Wilmington Trust, National Association (the “Convertible Notes Indenture”) and the consummation of any Repurchase Transaction (as defined in the section entitled “The Agreement and Plan of Merger—Convertible Notes; Capped Call Transactions” below) will be entitled to: (i) convert such holder’s Convertible Notes into a right to receive from the Surviving Corporation an amount in cash for each $1,000 principal amount of such Convertible Notes held by such holder equal to the Merger Consideration multiplied by the Conversion Rate (as defined in the Convertible Notes Indenture and as may be adjusted for any Additional Shares (as defined in the Convertible Notes Indenture)) in effect on the applicable Conversion Date (as defined in the Convertible Notes Indenture); (ii) require the Surviving Corporation to repurchase such holder’s Convertible Notes (or any portion of principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof), for cash on a date specified by the Company in accordance with the Convertible Notes Indenture at the Fundamental Change Repurchase Price (as defined in the Convertible Notes Indenture); or (iii) continue to hold such holder’s Convertible Notes, which, following the Effective Time will only be convertible or exchangeable into the Merger Consideration in accordance with the provisions of the Merger Agreement related to the Convertible Notes.

Interests of Directors and Executive Officers in the Merger (see page 54)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”), you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Vonage stockholders generally. The Board was aware of these interests and considered them at the time it approved the Merger Agreement and made its recommendation to Vonage stockholders. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 54.

Conditions to the Merger (see page 92)

Vonage’s, Parent’s, and Merger Sub’s respective obligations to complete the Merger are subject to the satisfaction (or mutual waiver at or prior to the closing by each of Parent and Vonage where permitted under applicable law) of the following conditions:

•

adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Vonage Common Stock (the “Company Requisite Vote”) entitled to vote on such matter in accordance with applicable law and the Company’s Certificate of Incorporation and Bylaws;

•	the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or been earlier terminated;

•

the consents, approvals, clearances and other authorizations to be obtained from certain governmental entities as required by the Merger Agreement having been obtained and any applicable waiting periods with respect thereto having expired or been terminated;

•	CFIUS Clearance (as defined in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger”) having been obtained; and

•

no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced, adopted or entered any law or order (whether temporary, preliminary or permanent) that is in effect and prevents, makes illegal, restrains, enjoins or otherwise prohibits the consummation of the Merger or the other Transactions.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction or waiver by Parent at or prior to the closing of additional conditions, including:

•

subject to materiality qualifiers in certain cases, the accuracy of each of our representations and warranties in the Merger Agreement, and the receipt by Parent of a signed certificate by a senior executive officer of Vonage at the Closing (as defined in the section entitled “The Agreement and Plan of Merger—Closing; Effective Time”) stating that such conditions have been satisfied;

•	Vonage’s performance and compliance with in all material respects all obligations required to be performed by or complied with by us under the Merger Agreement at or prior to the Closing;

•

since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect (as defined in the section entitled “The Agreement and Plan of Merger—Representations and Warranties of Vonage”);

•

Parent must have received a signed certificate by a senior executive officer of Vonage at the Closing stating that the conditions set forth in the three bullets immediately above have been satisfied; and

•

none of the consents, approvals, clearances, and other authorizations or expirations referenced in the Merger Agreement or the CFIUS Clearance having resulted in the imposition of a Substantial Detriment (as defined in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger”), and no order arising under any of the Antitrust Laws and no Antitrust Laws (as defined in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger”) will have been issued, enacted, rendered, promulgated, enforced or deemed applicable by any governmental entity that would expressly impose a Substantial Detriment if the Effective Time were to occur.

Our obligations to complete the Merger are also subject to the satisfaction or waiver by us at or prior to the Closing of additional conditions, including:

•	subject to certain materiality qualifiers, the accuracy of each of the representations and warranties of Parent and Merger Sub in the Merger Agreement;

•

each of Parent’s and Merger Sub’s performance and compliance with in all material respects all obligations required to be performed by or complied with by it under the Merger Agreement at or prior to the Closing; and

•	we must have received a signed certificate by an officer of Parent at the Closing stating that the conditions set forth in the two bullets immediately above have been satisfied.

Regulatory Approvals (see page 67)

Under the Merger Agreement, the respective obligations of Vonage, Parent and Merger Sub to effect the Merger are subject to (i) the waiting period under the HSR Act having expired or been earlier terminated, (ii) regulatory clearances having been obtained under certain foreign Antitrust Laws of (as defined in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger”) and (iii) having obtained CFIUS Clearance (as defined in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger”). For a description of Vonage’s and Parent’s respective obligations under the Merger Agreement with respect to regulatory approvals, see the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 85.

On December 3, 2021, Vonage and Parent filed their respective notification and report forms under the HSR Act with respect to the Merger, which triggered the HSR Act waiting period. Unless the Antitrust Division of the Department of Justice (“DOJ”) grants early termination of the HSR Act review period (subject to the lifting of the current suspension of review period early terminations by the DOJ and the Federal Trade Commission (“FTC”)), the DOJ formally requests additional information about the Merger (a “Second Request”), or the parties agree that Parent will pull and refile its notification and report form in order to allow the DOJ additional time to review the transaction and thereby reduce the risk of a Second Request being issued, the waiting period will expire on January 3, 2022.

Financing (see page 64)

We anticipate that the total funds needed to complete the Merger, including the funds needed to pay Vonage stockholders and holders of other equity-based interests the amounts due to them under the Merger Agreement, which would be approximately $6.2 billion based upon the number of shares of Vonage Common Stock (and other equity-based interests) outstanding as of the Record Date, will be funded through Parent’s cash on-hand.

The completion of the Merger is not conditioned upon Parent’s receipt of financing.

Restriction on Solicitation of Competing Proposals (see page 80)

Subject to certain exceptions, Vonage has agreed that it will not and will cause each of its subsidiaries and its and its subsidiaries’ respective directors, officers and employees, and will instruct and use its commercially reasonable best efforts to cause its and its subsidiaries’ respective investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”), not to, directly or indirectly:

•

solicit, initiate, or knowingly encourage or knowingly facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals”);

•	participate or engage in any discussions or negotiations with any person regarding any Acquisition Proposal;

•

provide any non-public information concerning the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, record or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to knowingly induce the making, submission or announcement of, or knowingly encourage or knowingly facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•

approve, adopt, endorse, declare advisable or recommend (or publicly propose to do any of the foregoing with respect to) any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal; or

•

other than an Acceptable Confidentiality Agreement (as defined below in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals”), enter into any Alternative Acquisition Agreement (as defined below in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals”).

Under certain circumstances, however, and in compliance with certain obligations contained in the Merger Agreement, Vonage is permitted to furnish information with respect to Vonage and our subsidiaries and participate in discussions or negotiations with third parties making a competing proposal that the Board determines in good faith, after consultation with our outside legal counsel and financial advisors, constitutes a Superior Proposal (as defined below under the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals”) or would reasonably be expected to lead to a Superior Proposal and that the failure to furnish information to or participate in discussions or negotiations with respect to such competing proposal would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law. Under certain circumstances, the Board is permitted to (i) make a Change in Recommendation (as defined below in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation”) or (ii) terminate the Merger Agreement in order to enter into a definitive written Alternative Acquisition Agreement that constitutes a Superior Proposal, if prior to or concurrently with such termination, Vonage pays to Parent a termination fee of $200,000,000.

Termination of the Merger Agreement (see page 94)

The Merger Agreement may be terminated at any time by the mutual written agreement of Parent and Vonage. The Merger Agreement may also be terminated by either Parent or Vonage if:

•

the Closing has not occurred by May 22, 2022 (the “Termination Date”), whether such date is before or after the date the Company Requisite Vote is obtained, provided that under certain conditions either Vonage or Parent may, in its respective sole discretion, elect to extend the Termination Date for a period of three (3) months. There will be no more than two (2) such extensions of the Termination Date (not to exceed twelve (12) months after the date of the Merger Agreement). However, a party will not be entitled to extend the Termination Date if such party’s breach of or failure to perform its obligations under the Merger Agreement materially contributed to, or resulted in, the failure to consummate the Transactions by the Termination Date;

•

the adoption of the Merger Agreement by the stockholders of Vonage pursuant to the Company Requisite Vote has not occurred at the Special Meeting or at any adjournment or postponement thereof at which a vote upon the adoption of the Merger Agreement was taken; or

•

any law or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or the other Transactions has become final and non-appealable, whether before or after the adoption of the Merger Agreement by the stockholders of Vonage pursuant to the Company Requisite Vote.

The right to terminate the Merger Agreement pursuant to the above circumstances will not be available to any party that (i) has breached in any material respect its obligations under the Merger Agreement in any manner that has proximately caused or resulted in the failure of the Merger to be consummated or (ii) in the case of the representations and warranties, covenants or agreements under the Merger Agreement, is in material breach of any such representations, warranties, covenants or agreements.

Vonage may also terminate the Merger Agreement:

•

if, whether or not the Company Requisite Vote has been obtained, there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement, or any representation and warranty becomes untrue after the date of the Merger Agreement, such that the obligations of Parent and Merger Sub described below in “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to Vonage’s Obligations” would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from Vonage of such breach or failure and (ii) the Termination Date; provided that Vonage will not have the right to terminate the Merger Agreement if Vonage is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that the obligations of Vonage described below in “The Agreement and Plan of Merger—Conditions to the Merger–Conditions to Parent’s and Merger Sub’s Obligations” would not be satisfied; or

•

at any time prior to the Company Requisite Vote being obtained, in order to concurrently enter into a definitive written Alternative Acquisition Agreement for a transaction that constitutes a Superior Proposal if (i) Vonage has complied in all material respects with the Merger Agreement’s provisions related to Acquisition Proposals with respect to such Superior Proposal, (ii) prior to or concurrently with such termination, the Company pays to Parent (or its designee) the Company Termination Fee (as defined in the section entitled “The Agreement and Plan of Merger—Termination Fees”) and (iii) substantially concurrently with such termination, the Company enters into such definitive written Alternative Acquisition Agreement for such transaction that constitutes a Superior Proposal.

Parent may also terminate the Merger Agreement, at or prior to the Effective Time, if:

•

there has been a breach of any representation, warranty, covenant or agreement made by Vonage in the Merger Agreement, or any representation and warranty becomes untrue after the date of the Merger Agreement, such that the obligations of Parent or Merger Sub described in “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to Parent and Merger Sub’s Obligations” above would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to Vonage from Parent of such breach or failure and (ii) the Termination Date; provided that Parent will not have the right to terminate the Merger Agreement if Parent is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that the obligations of Parent described in “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to Vonage’s Obligations” above would not be satisfied;

•	the Board has made a Change in Recommendation (as defined in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation”); or

•

Vonage has committed a Willful Breach (as defined in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Parent Termination Rights”) under of the Merger Agreement provisions related to Acquisition Proposals.

Termination Fees (see page 96)

Upon termination of the Merger Agreement under specified circumstances, Vonage will be required to pay Parent a termination fee of $200,000,000. The Merger Agreement also provides that Parent will be required to pay Vonage a termination fee of $200,000,000 if the Merger Agreement is terminated under specified circumstances in connection with a failure to obtain CFIUS Clearance. If the Merger Agreement is terminated by Parent or Vonage for failure to obtain the Company Requisite Vote, then Vonage will be required to pay Parent $61,000,000. For a detailed description of the circumstances under which a termination fee is payable by the parties, see the section entitled “The Agreement and Plan of Merger—Termination Fees,” beginning on page 96.

Appraisal Rights (see page 99)

Under Delaware law, holders of shares of Vonage Common Stock are entitled to appraisal rights in connection with the Merger, provided that such holders comply with the applicable requirements and procedures of Section 262 of the DGCL. A holder of shares of Vonage Common Stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (“Dissenting Stockholders”) will forego the Merger Consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Vonage Common Stock in connection with the Merger. Fair value will be determined by the Delaware Court of Chancery following an appraisal proceeding. Dissenting Stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount Dissenting Stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the Merger Agreement if they did not seek appraisal of their shares of Vonage Common Stock.

To seek appraisal, a Vonage stockholder of record must (i) deliver a written demand for appraisal to Vonage before the vote on the adoption of the Merger Agreement at the Special Meeting, (ii) not vote in favor of the proposal to adopt the Merger Agreement, (iii) continuously hold the shares of Vonage Common Stock through the Effective Time, and (iv) otherwise comply with the applicable requirements and procedures set forth in Section 262 of the DGCL. Failure to strictly follow the requirements and procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of shares of Vonage Common Stock unless certain stock ownership conditions are satisfied by Vonage’s stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section entitled “Appraisal Rights,” beginning on page 99.

Material U.S. Federal Income Tax Consequences of the Merger (see page 64)

The receipt of cash in exchange for shares of Vonage Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 64) who receives cash in exchange for shares of Vonage Common Stock in the Merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. Holder’s adjusted tax basis in the shares of Vonage Common Stock converted into the right to receive cash in the Merger. Gain or loss will be determined separately for each block of shares of Vonage Common Stock (that is, shares of Vonage Common Stock acquired for the same cost in a single transaction). In addition, under certain circumstances, we may be required to withhold a portion of your Merger Consideration under applicable tax laws. You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 64, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the Merger.

Additional Information (see page 110)

You can find more information about Vonage in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Special Meeting of stockholders and the Merger. These questions and answers do not address all questions that may be important to you as a Vonage stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information” beginning on page 110.

Q:	Why am I receiving this proxy statement?

A:

On November 22, 2021, Vonage entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the Merger Agreement Proposal (described below).

Q:	As a stockholder, what will I receive in the Merger?

A:

If the Merger is completed, you will be entitled to receive $21.00 per share of Vonage Common Stock in cash, without interest and subject to deduction for any applicable withholding taxes, for each share of Vonage Common Stock you own as of immediately prior to the Effective Time of the Merger. For further information, see the section entitled “The Agreement and Plan of Merger—Merger Consideration and Effect of the Merger on Certain Securities,” beginning on page 69.

Q:	When and where will the Special Meeting of stockholders be held?

A:

The Special Meeting of Vonage stockholders will be held, on [●], at [●] A.M., Eastern Time, via a live webcast, which can be accessed by visiting www.virtualshareholdermeeting.com/[TBD], where you will be able to listen to the meeting live and vote online. Please note that you will not be able to attend the virtual Special Meeting in person.

Q:	What proposals will be considered at the Special Meeting?

A:	At the Special Meeting, you will be asked to consider and vote on:

•	The Merger Agreement Proposal. A proposal to adopt the Merger Agreement;

•

The Non-Binding Advisory Compensation Proposal. A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Vonage’s named executive officers that is based on or otherwise relates to the Merger and other Transactions, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 54; and

•

The Adjournment Proposal. A proposal to adjourn the Special Meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the Merger Agreement Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger.

Q:	Who is entitled to vote at the Special Meeting?

A:

Only holders of record of Vonage Common Stock as of the close of business on [●], the Record Date, are entitled to notice of and to vote at the Special Meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Vonage Common Stock that you held as of the close of business on the Record Date.

Q:	What shares of Vonage Common Stock can I vote?

A:

Each share of Vonage Common Stock issued and outstanding as of the close of business on the Record Date is entitled to vote on all items being voted on at the Special Meeting. You may vote all shares of Vonage Common Stock owned by you as of the Record Date, including (1) shares of Vonage Common Stock held directly in your name as the stockholder of record and (2) shares of Vonage Common Stock held for you as the beneficial owner in street name through a broker, trustee or other nominee, such as a bank. On the Record Date, we had [●] shares of Vonage Common Stock issued and outstanding.

Q.	What is the proposed Merger and what effects will it have on the Company?

A:

The proposed Merger is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the Merger Agreement Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company becoming an indirect wholly owned subsidiary of Parent. As a result of the Merger, the Company will cease to be a public company and you will cease to hold Vonage Common Stock or have any interest in the Company’s future earnings or growth. In addition, following the Merger, the Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What are the material U.S. federal income tax consequences of the Merger?

A:

The receipt of cash in exchange for shares of Vonage Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 64) who receives cash in exchange for shares of Vonage Common Stock in the Merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares of Vonage Common Stock converted into the right to receive cash in the Merger. Gain or loss will be determined separately for each block of shares of Vonage Common Stock (that is, shares of Vonage Common Stock acquired for the same cost in a single transaction).

Non-U.S. Holder (as defined under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Vonage Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal, state, local and foreign tax consequences of the Merger in light of your own particular circumstances (including with respect to any tax consequences to holders or beneficial owners of options or other equity awards participating in the Merger or Transactions with respect to such options or equity awards) and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

A more complete description of material U.S. federal income tax consequences of the Merger is provided below under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64.

Q:	What will happen to outstanding Vonage equity compensation awards in the Merger?

A:	For information regarding the treatment of outstanding Vonage Equity Awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Equity Awards,” beginning on page 70.

Q:	What vote is required to approve each of the proposals?

A:

The Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Vonage Common Stock entitled to vote on such matter. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

The approval of the Non-Binding Compensation Advisory Proposal requires the affirmative vote of a majority of shares of Vonage Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on Vonage or Parent or any of their respective subsidiaries, and, if the Merger Agreement is adopted by Vonage stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved. Failures to vote and broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Vonage Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter. In addition, even if a quorum is not present at the Special Meeting, the affirmative vote of shares of Vonage Common Stock representing a majority of the shares of Vonage Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, failures to vote and broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the Merger Agreement and the Transactions, including the Merger, are in the best interests of Vonage and its stockholders, and unanimously recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Non-Binding Compensation Advisory Proposal, and “FOR” the Adjournment Proposal.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the Merger Agreement, please see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 40. In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Vonage stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 54.

Q:	Do I need to attend the virtual Special Meeting?

A:

No. It is not necessary for you to attend the Special Meeting in order to vote your shares of Vonage Common Stock. If you are a stockholder of record as of the Record Date, you may vote by mail, by telephone or through the Internet, as described in more detail below. If you are a “street name” holder of shares of Vonage Common Stock, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee for your shares of Vonage Common Stock to be voted at the Special Meeting, as described in more detail below.

Q:	How many shares of Vonage Common Stock need to be represented at the Special Meeting?

A:

The presence at the Special Meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority of the shares of Vonage Common Stock issued and outstanding and entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the Record Date, there were [●]

shares of Vonage Common Stock outstanding. If you are a Vonage stockholder as of the close of business on the Record Date and you vote by mail, by telephone, through the Internet or at the Special Meeting via the virtual meeting website, you will be considered part of the quorum. If you are a “street name” holder of shares of Vonage Common Stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares of Vonage Common Stock will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of Vonage Common Stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares of Vonage Common Stock will not be counted in determining the presence of a quorum.

All shares of Vonage Common Stock held by stockholders that attend the Special Meeting via the virtual meeting website, or represented by proxy, and entitled to vote at the Special Meeting, regardless of how such shares of Vonage Common Stock are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the Special Meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Vonage’s named executive officers that is based on or otherwise relates to the Merger?

A:

In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the Merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, Vonage is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to Vonage’s named executive officers in connection with the Merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 30.

Q:	What will happen if Vonage stockholders do not approve the Non-Binding Compensation Advisory Proposal?

A:

The vote to approve the Non-Binding Compensation Advisory Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Approval of the Non-Binding Compensation Advisory Proposal is not a condition to completion of the Merger, and it is advisory in nature only, meaning that it will not be binding on Vonage or Parent or any of their respective subsidiaries. Accordingly, if the Merger Agreement is adopted by Vonage’s stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Vonage Common Stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Vonage Common Stock that you owned on the Record Date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•

casting your vote at the Special Meeting via the virtual meeting website. Any stockholder can attend the Special Meeting by visiting www.virtualshareholdermeeting.com/[TBD], where stockholders will be able to listen to the meeting live and vote online. The Special Meeting starts at [●] A.M., Eastern Time. Please have your control number to join the Special Meeting. Instructions on how to attend and participate online are also posted online at www.proxyvote.com.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 P.M. Eastern Time on the day before the Special Meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting at the Special Meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the Special Meeting to ensure that your shares of Vonage Common Stock are represented at the Special Meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares of Vonage Common Stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Non-Binding Compensation Advisory Proposal, and “FOR” the Adjournment Proposal.

Q:

If my shares of Vonage Common Stock are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares of Vonage Common Stock for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Vonage Common Stock at the Special Meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares of Vonage Common Stock with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of Vonage Common Stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the Merger Agreement Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vonage Common Stock entitled to vote on such matter, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Furthermore, your shares of Vonage Common Stock will not be included in the calculation of the number of shares of Vonage Common Stock present at the Special Meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:

Yes. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to Vonage’s Corporate Secretary at 23 Main Street, Holmdel, NJ 07733. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Vonage Common Stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the Special Meeting and voting via the virtual meeting website. However, simply attending the Special Meeting without voting will not revoke or change your proxy. “Street name” holders of shares of Vonage Common Stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares of Vonage Common Stock, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the Special Meeting that are not revoked or changed prior to being exercised at the Special Meeting will be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of Vonage Common Stock that are registered in more than one account. For example, if you own your shares of Vonage Common Stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares of Vonage Common Stock because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of Vonage Common Stock are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What is “householding” and how does it affect me?

A:

The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Vonage Common Stock held through brokerage firms. If your family has multiple accounts holding Vonage Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	What happens if I sell my shares of Vonage Common Stock before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the expected date of the Merger. If you own shares of Vonage Common Stock as of the close of business on the Record Date but transfer your shares of Vonage Common Stock prior to the Special Meeting, you will retain your right to vote at the Special Meeting, but the right to receive $21.00 per share of Vonage Common Stock, in cash, net of any applicable withholding taxes and without interest will pass to the person who holds your shares of Vonage Common Stock as of immediately prior to the Effective Time.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements and procedures set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Vonage Common Stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Vonage Common Stock as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights only will be available to these holders if they deliver a written demand for an appraisal to Vonage prior to the vote on the Merger Agreement Proposal at the Special Meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 99.

Q:	If I hold my shares of Vonage Common Stock in certificated form, should I send in my Certificates now?

A:

No. Shortly after the Merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your Certificates. You must return your Certificates in accordance with such instructions in order to receive the Merger Consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATE(S) NOW.

Q:	Should I send in my Company Options, Restricted Stock Units, and Performance Restricted Stock Units now?

A:

No. Shortly after the Merger is completed, in accordance with the Merger Agreement, your Company Options, Restricted Stock Units, and Performance Restricted Stock Units will either be automatically exchanged for the applicable consideration, or you will receive further instructions for such exchange. For additional information, see the section entitled “The Agreement and Plan of Merger—Treatment of Equity Awards,” beginning on page 70.

Q:	When is the Merger expected to be completed?

A:

We and Parent are working toward completing the Merger as quickly as possible. We currently anticipate that the Merger will be completed during the first half of 2022, but we cannot be certain when or if the conditions to the Merger will be satisfied or, to the extent permitted, waived. The Merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the Merger Agreement by Vonage stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 92.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement Proposal is not approved by the holders of a majority of the outstanding shares of Vonage Common Stock entitled to vote on the matter or if the Merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Vonage Common Stock. Instead, Vonage will remain a public company, and Vonage Common Stock will continue to be registered under the Exchange Act and listed and traded on NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Vonage Common Stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Vonage Common Stock. Under certain circumstances, if the Merger is not completed, we may be obligated to pay Parent a termination fee.

For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 63.

Q:	Are there any requirements if I plan on attending the Special Meeting?

A:

The Special Meeting will be held via a live webcast only. Any stockholder can attend the Special Meeting by visiting www.virtualshareholdermeeting.com/[TBD], where stockholders will be able to listen to the meeting live and vote online. The Special Meeting starts at [●] A.M., Eastern Time on [●]. In order to be able to enter the Special Meeting, you will need the control number, which is included on your proxy card if you are a stockholder of record of shares of Vonage Common Stock or included with your voting instruction card and voting instructions you received from your broker, bank or other nominee of your shares of Vonage Common Stock if you hold your shares of Vonage Common Stock in “street name.” Instructions on how to attend and participate online are also posted online at www.proxyvote.com.

Q:	How can I access the proxy materials over the Internet?

A:	Our proxy materials are available on our Investor Relations website at https://ir.vonage.com/ or the SEC’s website at www.sec.gov.

Q:	Where can I find more information about Vonage?

A:

Vonage files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 110.

Q:	Who can help answer my questions?

A:

For additional questions about the Merger, assistance in submitting proxies or voting shares of Vonage Common Stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

1407 Broadway – 27th Floor

New York, New York 10018

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

If your shares of Vonage Common Stock are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this proxy statement, and the documents to which we refer you in this proxy statement, contains “forward-looking statements.” All statements included or incorporated by reference in this proxy statement, other than statements that are historical facts, are forward-looking statements. All of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation:

•	the satisfaction of the conditions precedent to the consummation of the proposed Transactions, including, without limitation, the receipt of stockholder and regulatory approvals;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	unanticipated difficulties or expenditures relating to the Transactions;

•	the expected timing and likelihood of completion of the Transactions;

•	legal proceedings, judgments or settlements, including those that may be instituted against Vonage, its Board, executive officers and others following the announcement of the Transactions;

•	disruptions of current plans and operations caused by the announcement and pendency of the Transactions;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed Transaction;

•	the response of customers, distributors, suppliers, business partners and regulators to the announcement of the Transactions;

•	our ability to implement our business strategy;

•	developments beyond our control including, but not limited to, changes in domestic or global economic conditions that may affect the timing or success of the Transactions (including the Merger);

•	actions of activist stockholders causing us to incur substantial costs, divert management’s attention and resources, and having an adverse effect on our business;

•	the impact of the COVID-19 pandemic;

•	retaining senior executives and other key employees;

•	risks associated with legislative, regulatory or judicial actions regarding our business products;

•	liability under anti-corruption laws or from governmental export controls or economic sanctions;

•	governmental regulation and taxation of our business;

•	risks associated with the settlement and conditional conversion of our Convertible Notes;

•	potential effects the Capped Call Transactions may have on our stock in connection with our Convertible Notes;

•

the risk that if the Merger is not completed, the market price of our common stock could decline, investor confidence could decline, stockholder litigation could be brought against us, relationships with clients, suppliers and other business partners may be adversely impacted;

•	we may be unable to retain key personnel, and profitability may be adversely impacted due to costs incurred in connection with the Merger; and

•	other risk factors described in Vonage’s annual report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent reports filed with the SEC.

Vonage can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and Vonage undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

PARTIES TO THE MERGER

Vonage

Vonage is a global cloud communications leader, helping businesses accelerate their digital transformation. Vonage’s Communications Platform is fully programmable and allows for the integration of Video, Voice, Chat, Messaging and Verification into existing products, workflows and systems. Vonage’s fully programmable unified communications and contact center applications are built from the Vonage platform and enable companies to transform how they communicate and operate from the office or anywhere, providing enormous flexibility and ensuring business continuity. Our business is organized under two reportable operating segments: Vonage Communications Platform segment (“VCP Segment”) and Consumer segment (“Consumer Segment”). The VCP Segment includes our Application Program Interfaces (“API”), Unified Communications (“UC”), Contact Center (“CC”) service offerings and products. The VCP Segment represents our strategic business as the source of future growth. Our Consumer Segment includes our communications solutions for residential customers based on our roots in providing voice over internet protocol communication services. Vonage’s principal executive offices are located at 23 Main Street, Holmdel, NJ 07733 and our telephone number is 212-871-3927.

Vonage became a publicly traded company in 2006. Shares of Vonage Common Stock are listed on NASDAQ and trade under the symbol “VG.”

Our website address is www.vonage.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about Vonage is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 110, for more information.

Parent

Telefonaktiebolaget LM Ericsson (publ) is an entity organized and existing under the laws of Sweden (“Parent”). Parent and its subsidiaries provide high-performing solutions to enable its customers to capture the full value of connectivity. Parent and its subsidiaries supply communication infrastructure, services and software to the telecom industry and other sectors. Parent and its subsidiaries have approximately 100,000 employees and serves customers in more than 180 countries. Parent is listed on Nasdaq Stockholm AB in Sweden and Parent’s American Depositary Shares trade on the NASDAQ. Parent’s headquarters are located in Stockholm, Sweden. Upon completion of the transactions contemplated thereby, Vonage will be an indirect wholly-owned subsidiary of Parent. Parent’s principal executive offices are located at Torshamnsgatan 21, Kista SE-164 83, Stockholm, Sweden, and its telephone number is +46-10-719-0000.

Merger Sub

Parent formed Ericsson Muon Holding Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent, on November 15, 2021 (“Merger Sub”), solely for the purpose of engaging in the Transactions, including the Merger. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s acquisition of Vonage. Upon completion of the Merger, Merger Sub will merge with and into Vonage, and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Telefonaktiebolaget LM Ericsson (publ) Torshamnsgatan 21, Kista SE-164 83, Stockholm, Sweden, and its telephone number is +46-10-719-0000.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the Special Meeting and at any properly convened meeting following an adjournment or postponement of the Special Meeting.

Date, Time and Place of the Special Meeting

The Special Meeting will be held on [●], at [●] A.M., Eastern Time, via a live webcast at www.virtualshareholdermeeting.com/[TBD]. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/[TBD], where you will be able to listen to the meeting live and vote online. Please note that you will not be able to attend the virtual Special Meeting in person.

Purpose of the Special Meeting

At the Special Meeting, Vonage’s stockholders of record will be asked to consider and vote on:

•

The Merger Agreement Proposal. A proposal to adopt the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into Vonage, with Vonage continuing as the Surviving Corporation;

•

The Non-Binding Compensation Advisory Proposal. A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Vonage’s named executive officers that is based on or otherwise relates to the Merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 54; and

•

The Adjournment Proposal. A proposal to adjourn the Special Meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the Merger Agreement Proposal if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Recommendation of the Board

The Board, after carefully considering the factors more fully described in the proxy statement and the terms and conditions of the Merger Agreement, the Merger and the other Transactions, has unanimously (i) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, upon the terms and conditions set forth therein, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by Vonage of the Transactions, including the Merger, upon the terms and subject to the conditions set forth therein, (iii) determined that the Merger is fair to, and in the best interests of Vonage and its stockholders, (iv) directed that the Merger Agreement be submitted to a vote at a meeting of Vonage stockholders and (v) resolved to recommend to Vonage’s stockholders the adoption of the Merger Agreement.

Accordingly, the Board unanimously recommends a vote “FOR” the Merger Agreement Proposal, “FOR” the Non-Binding Compensation Advisory Proposal, and “FOR” the Adjournment Proposal.

Record Date and Quorum

Each holder of record of shares of Vonage Common Stock as of the close of business on [●], which is the Record Date, is entitled to receive notice of, and to vote at, the Special Meeting. You will be entitled to one vote for each share of Vonage Common Stock that you owned on the Record Date. As of the Record Date, there were [●] shares of Vonage Common Stock issued and outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting, in person virtually via the virtual meeting website or by proxy, of the holders of

[●] shares of Vonage Common Stock (a majority of the shares of Vonage Common Stock issued and outstanding and entitled to vote) constitutes a quorum for the Special Meeting.

If you are a Vonage stockholder of record and you vote by mail, by telephone or through the Internet at the Special Meeting, then your shares of Vonage Common Stock will be counted as part of the quorum. If you are a “street name” holder of shares of Vonage Common Stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares of Vonage Common Stock will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of Vonage Common Stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares of Vonage Common Stock will not be counted in determining the presence of a quorum.

All shares of Vonage Common Stock held by stockholders of record that are present or represented by proxy and entitled to vote at the Special Meeting, regardless of how such shares of Vonage Common Stock are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the Special Meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Vonage Common Stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the Non-Binding Compensation Advisory Proposal requires the affirmative vote of a majority of shares of Vonage Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on Vonage or Parent or any of their respective subsidiaries, and, if the Merger Agreement is adopted by Vonage stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved.

Adjournment Proposal. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Vonage Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter, even if a quorum is not present at the Special Meeting.

Shares of Vonage Common Stock Held by Vonage’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Vonage Common Stock, representing approximately [●]% of the shares of Vonage Common Stock outstanding as of the Record Date.

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Vonage Common Stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Non-Binding Compensation Advisory Proposal; and (3) “FOR” the Adjournment Proposal.

Effect of Abstentions and Broker Non-Votes

The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Vonage Common Stock entitled to vote on such matter. Therefore, the failure to vote, the abstention from voting or “broker non-votes” will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

The approval of the Non-Binding Compensation Advisory Proposal requires the affirmative vote of shares of Vonage Common Stock representing a majority of the shares of Vonage Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter. Consequently, failures to vote and broker non-votes will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the Non-Binding Compensation Advisory Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Vonage Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter, even if a quorum is not present at the Special Meeting. Consequently, failures to vote and broker non-votes will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters, but may not exercise discretion, and therefore will not vote on non-routine matters, if instructions are not given. Accordingly, if your shares of Vonage Common Stock are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares of Vonage Common Stock (referred to as a “broker non-vote”), and your shares of Vonage Common Stock will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the Merger Agreement Proposal requires the affirmative vote of a majority of the outstanding shares of Vonage Common Stock entitled to vote on such proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Because the approval of each of (i) the Non-Binding Compensation Advisory Proposal and (ii) the Adjournment Proposal requires the affirmative vote of a majority of the shares of Vonage Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, or by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 P.M. Eastern Time on the day before the Special Meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Vonage Common Stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares of Vonage Common Stock are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Vonage Common Stock, your bank, broker, trust or other nominee will not be able to vote your shares of Vonage Common Stock on the proposals.

If you do not submit a proxy or otherwise vote your shares of Vonage Common Stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but will have no effect on the approval of the Non-Binding Compensation Advisory Proposal or the approval of the Adjournment Proposal.

If you have any questions about how to vote or direct a vote in respect of your shares of Vonage Common Stock, you may contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 800-322-2885.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of Certificates representing shares of Vonage Common Stock or book-entry shares of Vonage Common Stock will be mailed to stockholders if the Merger is completed.

Revocation of Proxies

Any proxy given by a Vonage stockholder may be revoked at any time before it is voted at the Special Meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•

by delivering a signed written notice of revocation, bearing a date later than the date of the proxy, to Vonage’s Corporate Secretary at 23 Main Street, Holmdel, NJ 07733, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Vonage Common Stock; or

•	by attending the Special Meeting virtually and voting at the meeting (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote virtually at the Special Meeting).

“Street name” holders of shares of Vonage Common Stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the Merger Agreement Proposal. Your shares of Vonage Common Stock will be voted on any Adjournment Proposal in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the Adjournment Proposal.

If a quorum is present at the Special Meeting, the Special Meeting may be adjourned if there is an affirmative vote of shares of Vonage Common Stock representing a majority of the shares of Vonage Common Stock present virtually or represented by proxy at the Special Meeting entitled to vote on such matter. In addition, even if a quorum is not present at the Special Meeting, the Special Meeting may be adjourned to another place, date or time by the affirmative vote of shares of Vonage Common Stock representing a majority of the shares of Vonage Common Stock present virtually or represented by proxy at the Special Meeting entitled to vote on such matter. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the Special Meeting unless the adjournment is for more than thirty (30) days thereafter or, if, after the adjournment, a new Record Date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting. Pursuant to our Amended and Restated By-laws, dated June 13, 2018 and as amended on November 21, 2021 (the “Bylaws”), if no stockholder is present, any officer entitled to preside at or to act as secretary of such meeting may adjourn the meeting to any other time and to any other place at which a meeting of stockholders may be held under the Bylaws. In addition, the Board may, after consultation with Parent, postpone the Special Meeting upon public announcement made prior to the date previously scheduled for the Special Meeting for the purpose of soliciting additional proxies or as otherwise permitted under the Merger Agreement.

Solicitation of Proxies

Vonage is soliciting the enclosed proxy card on behalf of the Board, and Vonage will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, Vonage and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

Vonage has retained MacKenzie Partners, Inc. to assist in the solicitation process. Vonage will pay MacKenzie Partners, Inc. a fee of approximately $50,000 plus reimbursement of certain specified out-of-pocket expenses. Vonage also has agreed to indemnify MacKenzie Partners, Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Vonage will ask banks, brokers, trusts and other nominees to forward Vonage’s proxy solicitation materials to the beneficial owners of shares of Vonage Common Stock held of record by such banks, brokers, trusts or other nominees. Vonage will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of Vonage stockholders entitled to vote at the Special Meeting will be available for examination by any Vonage stockholder at the Special Meeting. At least ten (10) days prior to the date of the Special Meeting, this stockholder list will be available for inspection by Vonage stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at our corporate offices located at 23 Main Street, Holmdel, NJ 07733.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at 800-322-2885.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, Vonage stockholders will consider and vote on the Merger Agreement Proposal. You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, you should read in its entirety the Merger Agreement, which is attached as Annex A to this proxy statement. In addition, see the sections entitled “The Merger,” beginning on page 32, and “The Agreement and Plan of Merger,” beginning on page 68.

The Board unanimously recommends that Vonage stockholders vote “FOR” the Merger Agreement Proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Vonage Common Stock represented by such proxy card will be voted “FOR” the Merger Agreement Proposal.

The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Vonage Common Stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Vonage’s named executive officers that is based on or otherwise relates to the Merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 61, including the table entitled “Golden Parachute Payment” and accompanying footnotes. Accordingly, Vonage stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon Vonage or the Board, and approval of this proposal is not a condition to completion of the Merger. Because the Merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements between Vonage and the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is adopted (subject only to the contractual conditions applicable thereto). However, Vonage seeks your support and believes that your support is appropriate because Vonage has a comprehensive executive compensation program designed to link the compensation of its executives with Vonage’s performance and the interests of Vonage’s stockholders. Accordingly, you are asked to vote on the following resolution:

“RESOLVED, that the stockholders of Vonage Holdings Corp. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Vonage Holdings Corp. that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 61 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that Vonage stockholders vote “FOR” the Non-Binding Compensation Advisory Proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Vonage Common Stock represented by such proxy card will be voted “FOR” the Non-Binding Compensation Advisory Proposal.

The approval of the Non-Binding Compensation Advisory Proposal requires the affirmative vote of shares of Vonage Common Stock representing a majority of the shares of Vonage Common Stock present virtually or represented by proxy at the Special Meeting that are entitled to vote on such matter. The vote is advisory only and, therefore, not binding on Vonage or Parent or any of their respective subsidiaries, and, if the Merger Agreement is adopted by Vonage’s stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

Vonage’s stockholders may be asked to adjourn the Special Meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the Merger Agreement Proposal if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

The Board unanimously recommends that Vonage stockholders vote “FOR” the Adjournment Proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Vonage Common Stock represented by such proxy card will be voted “FOR” the Adjournment Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Vonage Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter, even if a quorum is not present at the Special Meeting. Pursuant to the Bylaws, if no stockholder is present, any officer entitled to preside at or to act as secretary of such meeting may adjourn the meeting to any other time and to any other place at which a meeting of stockholders may be held under the Bylaws.

THE MERGER

Overview

Vonage is seeking the adoption by Vonage stockholders of the Merger Agreement Vonage entered into on November 22, 2021 with Parent and Merger Sub. Under the terms of the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Vonage. Vonage will survive the Merger as an indirect wholly-owned subsidiary of Parent. The Board has approved the Merger Agreement and unanimously recommends that Vonage stockholders vote “FOR” the Merger Agreement Proposal.

Upon completion of the Merger, each share of Vonage Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares), will be cancelled, will cease to exist and will be automatically converted into the right to receive the Merger Consideration.

Following the completion of the Merger, Vonage will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Parent.

Background of the Merger

The Board, together with the Company’s management and the assistance of the Company’s advisors, regularly reviews and assesses the Company’s strategic direction, financial performance and business plans with a view towards strengthening the Company’s business and identifying opportunities to increase stockholder value, taking into account financial, industry, competitive and other considerations. As part of this periodic review and assessment, from time to time during the two-year period prior to the contacts and process resulting in the Company’s entry into the Merger Agreement described below, the Board and the Company’s management considered potential strategic alternatives, including strategic acquisitions and divestitures, and engaged in business development and strategic discussions with other participants in the industry in order to complement and expand the Company’s existing business and operations. None of these prior discussions progressed beyond preliminary phases, including with respect to the Company’s previously announced plans in February 2020 to explore the sale of its Consumer business segment (which plans were subsequently terminated in February 2021), other than as described below.

In connection with the foregoing, on February 11, 2021, the Board approved the formation of a transactions committee (the “Transactions Committee”), to be comprised of three independent members of the Board (Jeffrey Citron, the Chairman of the Board, Hamid Akhavan and Michael McConnell), to assist the Board in its oversight of the Company’s transaction strategies and to review, assess and recommend transactions proposed by the Company’s management in connection with the Company’s growth plan.

On May 6, 2021, a consortium comprised of two financial sponsors (together, “Party A”) delivered to Mr. Citron and Rory Read, the Chief Executive Officer of the Company, an unsolicited proposal for the acquisition of the Company at a price of $16.25 per share of Vonage Common Stock in cash (the “Party A Proposal”), which proposal was based solely on publicly available information about the Company and was subject to Party A’s further due diligence. Representatives of the Company previously had engaged in discussions with representatives of one member of Party A in connection with the Company’s prior exploration of a sale of its Consumer business segment, and subsequently regarding business development and strategic opportunities that were unrelated to the acquisition of the Company. None of these prior discussions progressed beyond preliminary phases.

On May 7, 2021, a representative of the Company contacted a representative of Qatalyst Partners LP (“Qatalyst Partners”) to discuss the Company engaging Qatalyst Partners as its financial advisor in connection with the Party A Proposal.

On May 15, 2021, the Board held a meeting, attended by the Company’s management and representatives of Qatalyst Partners and Weil, Gotshal & Manges LLP (“Weil”), legal counsel to the Company, to review and discuss the Party A Proposal. Representatives of Weil reviewed with the members of the Board their fiduciary duties as directors generally and in connection with their review of the Party A Proposal. Following discussion, the Board determined that the Company should conduct further analyses, with the assistance of its advisors, to assist the Board in reviewing and determining a course of action in connection with the Party A Proposal. The Board, based on Qatalyst Partners’ qualifications, expertise, reputation, and its knowledge of the Company’s business and the industry in which the Company operates, directed the Company’s management to retain Qatalyst Partners as the Company’s financial advisor (subject to negotiating an acceptable engagement letter) and instructed Qatalyst Partners to prepare preliminary financial analyses of the Party A Proposal and of the Company’s standalone value, for review with the Board at a meeting to be scheduled at a later date.

On May 16, 2021, a representative of the Company contacted Party A to convey that the Board was working to retain a financial advisor and that it was evaluating the Party A Proposal.

On May 17, 2021, JANA Partners, LLC (“JANA”) filed with the U.S. Securities and Exchange Commission a Form 13F reflecting an ownership in the Company of 5,803,478 shares of Vonage Common Stock as of March 31, 2021, constituting approximately 2.3% of the then-outstanding shares of Vonage Common Stock. On the same day, the media reported that JANA had acquired such ownership, that it believed the Company to be undervalued and intended to advocate for changes at the Company.

On May 27, 2021, the Company entered into an engagement letter with Qatalyst Partners formalizing the engagement of Qatalyst Partners to act as the Company’s financial advisor to, among other things, assist the Company in evaluating strategic alternatives for the Company, including a possible sale of the Company.

In May 2021 and June 2021, the Transactions Committee and the Board held numerous meetings to discuss the Party A Proposal, at certain of which members of the Company’s management and representatives of Qatalyst Partners and Weil participated.

On June 7, 2021, the Board held a meeting, attended by the Company’s management and representatives of Qatalyst Partners and Weil, at which, among other things, representatives of Qatalyst Partners reviewed with the Board certain preliminary financial considerations with respect to the Party A Proposal. The Board discussed various strategic alternatives that might be available to the Company, including continuing as a standalone public company and pursuing a growth acquisition strategy, a divestiture or spin-off of certain businesses of the Company, a sale of the Company to Party A, following negotiation of the Party A Proposal, and a sale of the Company to another buyer through a formal sale process. Following discussion, the Board determined that it would review and discuss in further detail at its next meeting the preliminary financial analyses presented by Qatalyst Partners, as well as the various strategic alternatives that may be available to the Company.

On June 13, 2021, the Board held a meeting, attended by the Company’s management and representatives of Weil, at which, among other things, the Board and its advisors discussed a potential response to Party A in connection with the Party A Proposal. Following discussion, the Board determined that, based on the Company’s prospects and financial performance, the analyses presented by the Company’s management and its advisors and the Board’s discussions to date, it was in the best interests of the Company and its stockholders not to accept the Party A Proposal. The Board also determined that the Company should continue to engage with Party A and directed Qatalyst Partners to inform Party A that it would consider an offer price above $20.00 per share of Vonage Common Stock and would allow Party A to engage in further due diligence with respect to a potential transaction.

On June 14, 2021, the Company sent Party A a letter responding to the Party A Proposal, noting that the Board had determined that the Company would continue to operate as a stand-alone company and execute on its current strategy and growth plan.

On June 15, 2021, Qatalyst Partners advised Party A that the Board would be willing to engage with Party A with respect to a potential transaction if Party A would consider increasing its offer price above $20.00 per share of Vonage Common Stock. Party A expressed openness to increasing its offer price, subject to receipt of additional information, particularly regarding the Company’s Application Program Interfaces (“API”) business and certain other financial and operational information about the Company, subject to the parties entering into a confidentiality agreement.

On July 2, 2021, the Company entered into a confidentiality agreement with Party A, which included a customary standstill provision (which standstill provision permitted Party A to make non-public proposals to the Company that would not require public disclosure).

On July 8, 2021, members of the Company’s management and representatives of Qatalyst Partners met with representatives of Party A to review certain financial, business and operational information about the Company.

On July 15, 2021, Party A advised Qatalyst Partners that it may be willing to increase its offer price by approximately $1.00 to $2.00 per share of Vonage Common Stock (to a range of between approximately $17.00 to $18.00 per share of Vonage Common Stock) but that it would not increase its offer above that range.

On July 21, 2021, the Transactions Committee held a regularly scheduled meeting attended by members of Company’s management and representatives of Qatalyst Partners and Weil, at which, among other things, the Transactions Committee and its advisors discussed the potential increase in Party A’s offer. It was agreed that the Board should be updated on the potential increase in Party A’s offer at its next meeting.

On July 28, 2021, Mr. Read was contacted on an unsolicited basis by a financial sponsor (“Party B”) to discuss potential partnering and investment opportunities with the Company, including a strategic transaction.

On July 29, 2021, the Board held a regularly scheduled meeting attended by members of the Company’s management and representatives of Qatalyst Partners and Weil, at which, among other things, representatives of Qatalyst Partners updated the Board on the potential increase in Party A’s offer to a range of between approximately $17.00 to $18.00 per share of Vonage Common Stock and Mr. Read updated the Board on the outreach by Party B.

On August 6, 2021, the Company received an unsolicited non-binding proposal from a financial sponsor (“Party C”) for the acquisition of the Company at a price of $18.00 per share of Vonage Common Stock in cash (the “Party C Proposal”), which proposal was based solely on publicly available information about the Company and was subject to Party C’s further due diligence.

On August 8, 2021, representatives of the Company’s management and Qatalyst Partners met to discuss the Party C Proposal and the feedback provided by Party A regarding a potential increase to its offer price. Representatives of the Company directed Qatalyst Partners to instruct Party A that its proposed potential increase to its offer price was still inadequate, and that while the Board remained open to considering an enhanced revised offer from Party A above $20.00 per share of Vonage Common Stock, other parties had also expressed interest in a strategic transaction with the Company. On August 9, 2021, representatives of Qatalyst Partners contacted Party A to convey such message.

On August 15, 2021, representatives of Qatalyst Partners contacted representatives of Party C and confirmed that the Board was reviewing the Party C Proposal. Party C indicated that it planned to partner with two additional financial sponsors to help finance the Party C Proposal (hereinafter, references to “Party C” shall refer collectively to the consortium of the three financial sponsors).

On August 16, 2021, JANA filed with the U.S. Securities and Exchange Commission a Form 13F reflecting that as of June 30, 2021, JANA had increased its ownership in the Company from 5,803,478 shares of Vonage Common Stock to 9,835,964 shares of Vonage Common Stock, constituting approximately 3.9% of the total then-outstanding shares of Vonage Common Stock.

On August 26, 2021, the Board held a meeting attended by members of the Company’s management and representatives of Qatalyst Partners and Weil, at which, among other things, the Board received an update from representatives of Qatalyst Partners on the Company’s recent trading performance and preliminary valuation considerations, and discussed potential strategic alternatives in light of the two unsolicited proposals received from Party A and Party C and the unsolicited inbound inquiry received from Party B. After deliberations and discussions, the Board determined that it was in the best interest of the Company and its stockholders to initiate a process to explore a potential sale of the Company. As part of this process, the Board authorized Qatalyst Partners and the Company’s management to continue discussions with Party A, Party B and Party C and to contact other parties that might be interested in a potential strategic transaction with the Company and able to provide an attractive offer price. The Board also directed Qatalyst Partners to instruct Party C that while the Board was authorizing the Company to engage in further discussions regarding a potential strategic transaction with Party C once it had entered into a confidentiality agreement with the Company, Party C would need to meaningfully improve its proposal for the Board to consider a potential strategic transaction with Party C. The Board further directed Qatalyst Partners to instruct Party C that it could continue to do additional due diligence on the Company, but there was interest from other parties in a potential strategic transaction with the Company.

On August 30, 2021, representatives of Qatalyst Partners spoke with representatives of Party A and informed Party A that the Company had received interest from other parties regarding a possible strategic transaction and that the Board had determined to solicit additional parties regarding a possible strategic transaction with the Company and asked whether Party A was still interested in pursuing a potential transaction with the Company. Representatives of Party A confirmed Party A’s continued interest in a potential transaction with the Company.

Also on August 30, 2021, representatives of Qatalyst Partners spoke with representatives of Party C regarding the Party C Proposal to convey the message provided by the Board at the prior meeting on August 26, 2021.

On August 31, 2021, the Company received a revised, unsolicited non-binding proposal from Party A for the acquisition of the Company at a price of $18.00 per share of Vonage Common Stock in cash, subject to Party A conducting customary due diligence.

Also on August 31, 2021, Bloomberg published an article reporting that JANA was encouraging the Company to explore strategic alternatives, including the sale of all or a portion of the Company’s business.

On September 1, 2021, the Transactions Committee met with the Company’s management and representatives of Qatalyst Partners and Weil to discuss the process to explore a potential sale of the Company. At the conclusion of the meeting, the Transactions Committee authorized Qatalyst Partners to begin contacting parties, including Parent, that might be interested in a potential strategic transaction with the Company and able to provide an attractive offer price. During the month of September 2021, representatives of Qatalyst Partners, on behalf of the Company, conducted a broad outreach to potential parties, which together with inbound contacts, resulted in Qatalyst Partners engaging with 30 parties, including Parent, regarding a potential strategic transaction with the Company. Of the 30 parties, the Company signed confidentiality agreements with a total of 13 parties (including one strategic party that already had a pre-existing confidentiality agreement related to such party’s commercial relationship with the Company), comprised of four strategic companies (including Parent) and nine financial sponsors (including Party A, Party B and Party C), and each confidentiality agreement (other than the pre-existing confidentiality agreement) included a customary standstill provision (which standstill provision permitted the counterparty to make non-public proposals to the Company that would not require public disclosure). Other parties that Qatalyst Partners contacted declined to participate in the process for a variety of reasons, including competing priorities, no interest in certain of the Company’s business segments, the financial profile of certain of the Company’s business segments and/or overlap with existing businesses.

Each party that signed a confidentiality agreement was provided access to certain non-public materials regarding the Company’s business and operations and a call with members of the Company’s management team.

Between September 2021 and November 2021, members of the Company’s management team held management presentations and subsequent diligence sessions with 13 parties, including Parent, at certain of which representatives of Qatalyst Partners participated.

On September 15, 2021, representatives of Qatalyst Partners and Parent had an initial call regarding a potential strategic transaction with the Company.

On September 21, 2021, Parent executed a confidentiality agreement with the Company, which included a customary standstill provision (which standstill provision permitted Parent to make non-public proposals to the Company that would not require public disclosure).

Beginning on September 22, 2021, the Company and Parent engaged in a due diligence process as part of which the Company shared certain non-public information regarding the Company with Parent to assist with Parent’s evaluation and review of a potential transaction. During this process, the Company’s management team and representatives of Parent, Freshfields Bruckhaus Deringer US LLP (“Freshfields”), legal counsel to Parent, and Goldman Sachs International (“Goldman”), financial advisor to Parent, held numerous due diligence meetings on subject areas such as finance, strategy, product and technology, human resources, network, information technology, intellectual property, corporate, regulatory, tax, data privacy, real estate, sanctions and compliance. Also during this period, Mr. Read and Mr. Borje Ekholm, the Chief Executive Officer of Parent, as well as other representatives of the Company, Parent and their respective advisors, had various telephone conferences and meetings to discuss the potential transaction.

Between September 24, 2021 and October 5, 2021, six of the parties that signed confidentiality agreements and participated in management meetings with the Company, including Party C, declined to proceed with a potential transaction with the Company for a variety of reasons, including the margin profile of certain of the Company’s business segments, the Company’s technology and competitive landscape, competing priorities and/or no interest in one or more of the Company’s business segments and the inability to justify valuation levels that would support a proposal consistent with expectations viewed as adequate by the Board to move forward in the process.

On October 5, 2021, representatives of Qatalyst Partners delivered a process letter to the seven remaining parties (comprised of two strategic companies and five financial sponsors) that had signed confidentiality agreements and participated in management meetings with the Company, including Parent, Party A and Party B, requesting that each party submit a non-binding written proposal with respect to a strategic transaction with the Company no later than October 18, 2021.

On October 18, 2021, representatives of each of Parent and Party A indicated to Qatalyst Partners that they would be submitting non-binding proposals but would need an additional day.

On October 19, 2021, Parent submitted a non-binding written proposal to acquire all of the shares of Vonage Common Stock for a purchase price of between $20.50 to $22.00 per share of Vonage Common Stock in cash, subject to Parent’s confirmatory due diligence. Parent’s proposal represented a 52% to 63% premium to the price per share of Vonage Common Stock as of August 30, 2021, the last closing price prior to the Bloomberg article discussed above, of $13.50, and a 34% to 43% premium to the Company’s 52-week high price per share of Vonage Common Stock prior to August 30, 2021, of $15.35. As part of its proposal, Parent indicated that at the appropriate time it would like to discuss with the Company’s management team and other key employees post-closing employment opportunities and arrangements; such discussions did not commence until November 15, 2021, as discussed below. In addition, Parent indicated in its proposal a readiness to work on an accelerated basis to announce a transaction as soon as possible.

Also on October 19, 2021, the Company received a written non-binding proposal from Party A to acquire the Company’s Consumer business segment and UC/CC business segment (i.e., the Company’s business other than the API business segment) for aggregate consideration of between $1.0 billion to $1.5 billion in cash, subject to Party A’s confirmatory due diligence. Party A’s proposal also stated that it would be willing to make a “meaningful” cash investment into the Company’s remaining business following such proposed sale transaction (i.e., the API business segment).

Other than the proposals from Party A and Parent, the strategic review process did not result in any other proposals with respect to a strategic transaction with the Company, including from Party B. The parties that declined to submit a proposal determined to do so for a variety of reasons, including the margin profile of certain of the Company’s business segments, the Company’s technology and competitive landscape, competing priorities and/or no interest in one or more of the Company’s business segments.

On October 20, 2021, the Board held a meeting attended by members of the Company’s management and representatives of Qatalyst Partners and Weil, at which, among other things, the Board received an update on the process to explore strategic alternatives and representatives of Qatalyst Partners reviewed with the Board a financial overview and preliminary valuation considerations with respect to the proposals from Parent and Party A, respectively. After deliberations and discussions, the Board determined that (i) it was in the best interest of the Company and its stockholders to prioritize the evaluation of a potential transaction with Parent as compared to any other potential transaction, including the proposal from Party A, which the Board found unattractive due to the inadequate valuation and the fact that the offer was for less than all of the Company, and (ii) to pursue a potential transaction with Parent. As a result of this determination, the Board directed the Company’s management and its financial and legal advisors to proceed with negotiations with Parent regarding a potential transaction.

On October 21, 2021, representatives of Qatalyst Partners, on behalf of the Company, contacted representatives of Goldman to inform them that the Company would consider transacting at the top end of Parent’s indicated range of $20.50 to $22.00 per share of Vonage Common Stock if a definitive agreement could be finalized expeditiously. Mr. Read also called Mr. Ekholm to convey the same message.

Later in the day on October 21, 2021, representatives of Weil sent an initial draft of the Merger Agreement to representatives of Freshfields.

From October 21, 2021 through November 21, 2021, representatives of the Company, Parent and their respective advisors, had various telephone conferences and meetings to discuss Parent’s continued due diligence of the Company on the topics of, among other things, finance, strategy, product and technology, human resources, network, information technology, intellectual property, corporate, regulatory, tax, data privacy, real estate, sanctions and compliance, as well as the potential transaction in general. During such period, the Company’s management team periodically provided updates to members of the Board regarding the potential transaction with Parent.

On October 27, 2021, representatives of Freshfields provided representatives of Weil with their initial comments to Weil’s draft of the Merger Agreement. From October 27, 2021 through November 21, 2021, the Company, Parent and their respective legal advisors negotiated the Merger Agreement and related transaction documents. Significant areas of discussion and negotiation included: (i) the level of conditionality in the Merger Agreement, including with respect to domestic and foreign regulatory filings; (ii) the treatment and vesting of the Company’s equity awards; (iii) regulatory efforts standards and the standard for possible divestitures or other remedies in connection with applicable antitrust and foreign investment laws; (iv) the termination fees payable by the Company or Parent, as applicable, in certain circumstances; and (v) the scope of the representations and warranties and covenants of the parties.

On October 29, 2021, a representative of Goldman Sachs called a representative of Qatalyst Partners to discuss the potential transaction and indicated that Parent would potentially be in a position to provide an updated indication of price on November 8, 2021 or November 9, 2021.

On November 8, 2021, a representative of Qatalyst Partners had a telephone conversation with a representative of Parent during which Parent stated that Parent would only be in a position to provide an updated indication of price after an upcoming Parent board meeting. On the same date, Mr. Ekholm contacted Mr. Read to state Parent’s position that it would provide an updated indication of price after the upcoming Parent board meeting.

On November 9, 2021, Mr. Ekholm called Mr. Read and reaffirmed Parent’s position that it would provide an updated indication of price after the upcoming Parent board meeting.

On November 11, 2021, Mr. Ekholm had a telephone conversation with Mr. Read during which he stated that Parent would offer to acquire all of the shares of Vonage Common Stock for a purchase price of $20.00 per share of Vonage Common Stock in cash. Mr. Read informed Mr. Ekholm that the Board would need to consider the proposal; however, he indicated that it was likely that the proposal would be deemed inadequate by the Board considering that it was below the purchase price range previously communicated by Parent and inconsistent with the guidance provided by the Company to Parent previously. Later that day, Mr. Ekholm called Mr. Read and increased Parent’s offer to acquire all of the shares of Vonage Common Stock to $20.50 per share of Vonage Common Stock in cash. Mr. Read reiterated that he believed the purchase price would still be deemed inadequate by the Board.

On November 12, 2021, Mr. Ekholm had another telephone conversation with Mr. Read during which he increased Parent’s offer to acquire all of the shares of Vonage Common Stock to $21.00 per share of Vonage Common Stock in cash, which Mr. Ekholm indicated was the “best and final” offer from Parent. Parent’s revised proposal represented a 56% premium to the price per share of Vonage Common Stock as of August 30, 2021, the last closing price prior to the Bloomberg article discussed above, of $13.50, and a 37% premium to the Company’s 52-week high price per share of Vonage Common Stock prior to August 30, 2021, of $15.35.

On November 13, 2021, the Board held a meeting attended by members of the Company’s management and representatives of Qatalyst Partners and Weil, at which the Board received an update on the status of the potential transaction with Parent, including the negotiations and due diligence that had occurred to date, and discussed Parent’s proposal to acquire all of the shares of Vonage Common Stock for $21.00 per share of Vonage Common Stock in cash. At the meeting, representatives of Qatalyst Partners reviewed with the Board a financial overview of Parent’s revised proposal and representatives of Weil reviewed with the Board its fiduciary duties. After deliberations and discussions, the Board determined that it was in the best interest of the Company and its stockholders to continue negotiations with Parent and to submit a counter-proposal for $21.50 per share of Vonage Common Stock in cash, but that ultimately the Board would be willing to accept a purchase price of $21.00 per share of Vonage Common Stock in cash and that the Company’s management was authorized to proceed on that basis.

Following the Board meeting on November 13, 2021, Mr. Read spoke with Mr. Ekholm and conveyed the counter-proposal of $21.50 per share of Vonage Common Stock in cash. Mr. Ekholm rejected the counter-offer and reiterated that $21.00 per share of Vonage Common Stock in cash was Parent’s “best and final” offer. Mr. Read subsequently agreed to the $21.00 per share of Vonage Common Stock in cash purchase price, subject to approval by the Board and satisfactory resolution of the remaining terms of the Merger Agreement, in particular with respect to the regulatory closing conditions and termination fees.

On November 15, 2021, following confirmation by a representative of the Company’s management that Parent was authorized to have employment discussions with Mr. Read, Mr. Ekholm contacted Mr. Read regarding his employment agreement with the Company and transaction-related benefits, including equity awards. During the conversation, Mr. Ekholm requested that Mr. Read amend his employment agreement to, among other things, forego his existing right to resign for “good reason” as a result of his no longer holding the position of Chief Executive Officer of a publicly traded company, which would otherwise entitle him to severance payments under his existing employment agreement and accelerated vesting of his outstanding equity awards.

During the time period between November 15, 2021 and November 17, 2021, Parent, Mr. Read and their respective counsel negotiated the terms of Mr. Read’s post-transaction employment agreement with the Company, the terms of which would initially be memorialized in a letter agreement entered into concurrently with the Merger Agreement.

On November 17, 2021, the Board held a meeting attended by members of the Company’s management and representatives of Qatalyst Partners and Weil, at which the Board discussed the potential transaction with Parent. Representatives of Qatalyst Partners reviewed with the Board its financial analyses of the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon. Further, representatives of Weil reviewed with the directors of the Board their fiduciary duties and the key terms of the Merger Agreement. Representatives of Weil then reviewed with the Board the remaining contractual points in the Merger Agreement that were still open for negotiation with Parent, including with respect to the regulatory closing conditions and termination fees. Representatives of Weil then reviewed with the Board the terms of Mr. Read’s post-transaction employment agreement with the Company. Following the presentations by Qatalyst Partners and Weil, and after further discussing the potential transaction with Parent, the Board approved the potential transaction with Parent, subject to resolution of the remaining open items in the Merger Agreement and Mr. Read’s post-transaction employment agreement.

During the time period between November 17, 2021 and November 21, 2021, representatives of Weil and Freshfields finalized the terms of the Merger Agreement and Mr. Read and Parent reached an agreement on Mr. Read’s post-transaction employment agreement with the Company (for more information, please see below under the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Employment and Related Agreements—Rory Read Letter Agreement”).

On November 21, 2021, the Board held a meeting attended by members of the Company’s management and representatives of Qatalyst Partners and Weil, at which the Board discussed the potential transaction with Parent. Representatives of Qatalyst Partners reviewed with the Board its financial analyses of the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon. At the conclusion of its presentation, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of November 21, 2021, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in such written opinion, the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the draft of the Merger Agreement, as of such date, by the holders of shares of Vonage Common Stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders. For a detailed discussion of Qatalyst Partners’ opinion, please see below under the section entitled “The Merger—Opinion of Qatalyst Partners LP.” Further, representatives of Weil reviewed with the directors of the Board their fiduciary duties and a summary of the key terms of the Merger Agreement, as of such date. Following the presentations by Qatalyst Partners and Weil, and after further discussing Parent’s proposal, the Board discussed the potential reasons for and against the potential transaction (see below under the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement”). At the conclusion of the discussions, the Board unanimously (i) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, upon the terms and conditions set forth in the Merger Agreement (ii) determined that the Merger is fair to, and in the best interests of, the Company and the Company’s stockholders, and (iii) resolved to recommend to the Company’s stockholders the adoption of the Merger Agreement.

On November 22, 2021, the Company and Parent executed the Merger Agreement and Mr. Read and Parent executed a letter agreement regarding Mr. Read’s post-transaction employment agreement with the Company. Early that morning, prior to the opening of trading of the Company’s common stock on the NASDAQ, the Company and Parent issued press releases announcing the transaction and the execution of the Merger Agreement.

Recommendation of the Board

At a meeting of the Board on November 21, 2021, after careful consideration, including detailed discussions with Vonage’s management and its legal and financial advisors, the Board unanimously:

•	approved and declared advisable the Merger Agreement and the Transactions, including the Merger, upon the terms and conditions set forth therein;

•

authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by Vonage of the Transactions, including the Merger, upon the terms and subject to the conditions set forth therein;

•	determined that the Merger is fair to, and in the best interests of Vonage and its stockholders;

•	directed the Merger Agreement be submitted to a vote at a meeting of Vonage stockholders; and

•	resolved to recommend to Vonage’s stockholders the adoption of the Merger Agreement.

Accordingly, the Board unanimously recommends that, at the Special Meeting, you vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Non-Binding Advisory Compensation Proposal, and (iii) “FOR” the Adjournment Proposal if necessary or appropriate, including to solicit additional proxies.

Reasons for Recommending the Adoption of the Merger Agreement

In arriving at its unanimous determination and recommendation at the November 21, 2021 meeting (please see above under the section entitled “The Merger—Recommendation of the Board”), the Board reviewed and discussed a significant amount of information and consulted with the Company’s management, legal advisors and financial advisors. The following are some of the significant factors that supported its decision to approve the Merger Agreement (not necessarily in order of relative importance) and the Transactions, including the Merger:

•

Cash Consideration; Certainty of Value. The Board considered the fact that, the Merger Consideration is all cash, which provides the Company’s stockholders immediate certainty of value and liquidity for their shares of Vonage Common Stock and enables the Company’s stockholders to realize value that has been created at the Company while eliminating long-term business and execution risk. Specifically, among other things, the Board considered:

•	The fact that the Merger Consideration represents a premium value for the Company’s stockholders, including:

•

a premium of 56% to the Company’s closing price per share of Vonage Common Stock on August 30, 2021 (the last trading day prior to the Bloomberg article reporting that JANA was encouraging the Company to explore strategic alternatives) of $13.50 per share of Vonage Common Stock, and a premium of 37% to the Company’s 52-week high closing price per share of Vonage Common Stock prior to August 30, 2021 of $15.35 per share of Vonage Common Stock;

•

a premium of 28% to the Company’s closing price per share of Vonage Common Stock on November 19, 2021 (the last trading day prior to the Board’s approval of the Merger Agreement) of $16.37 per share of Vonage Common Stock, and a premium of 34% to the volume-weighted average price per share of Vonage Common Stock over the three-month period ended November 19, 2021 of $15.71 per share of Vonage Common Stock; and

•	a premium of 21% to the Company’s all-time high closing price per share of Vonage Common Stock on November 5, 2021 of $17.35 per share of Vonage Common Stock.

•	The trading history of the Company and the Merger Consideration relative to such history.

•	The belief that the Merger Consideration represents the highest price that Parent was willing to pay considering the negotiations between the parties.

•	Prospects of the Company.

•

The Board considered the fact that the Merger Consideration compares favorably to the potential long-term value of the Company if the Company were to remain as a stand-alone entity after taking into account the risks and uncertainties associated with this alternative, including the Company’s historical and projected business, competitive position within the industry and current market and financial conditions.

•

The Board considered the possibility of continuing to operate the Company as a stand-alone entity and the desirability and perceived risks of continuing to execute on its business plan, the potential benefits to the Company’s stockholders of this alternative and the time horizon required for the business plan to yield improved financial and market performance by the Company.

•

The Board considered the Company’s standalone business plan, financial forecasts and the risks associated with the Company’s ability to execute on and achieve such business plan and forecasts, including execution risks associated with implementing planned-on initiatives across new partnerships and product introductions, sales efforts and business transformations.

•	The Board considered the significant financial investments that would be required to execute on its business plan, including the timing thereof.

•

The Board considered the fact that pursuing a strategic process whereby the different business segments of the Company are sold in separate transactions would not be reasonably likely to create greater value for the Company’s stockholders than the Merger after taking into account (i) the Board’s view of the separate value of the businesses of the Company as compared to the value of the combined Company, (ii) the execution risk, business, competitive, industry and market risk, tax implications and transaction costs associated with pursuing such a process, and (iii) the substantial time and effort required of the Company’s management to complete multiple sale transactions, which could divert management’s attention and resources from the operation of the Company’s business, including other strategic opportunities and operational matters.

•	The Board considered certain industry trends and the potential risks and volatility associated with these developments, including companies increasing competition in the market.

•

The Board considered the fact that certain investments in and acquisitions of unaffiliated third parties were contemplated as part of the business plan and in that regard considered the potential of limited opportunities on financially attractive terms.

•	The Sale Process:

•

The Board considered that after receiving unsolicited indications of interest from three parties, the Board commenced a sale process and, together with the assistance of Qatalyst Partners, communicated with 30 potential strategic and financial sponsor parties it believed most likely and capable of acquiring the Company (as described above in “The Merger—Background of the Merger”).

•	The Board considered that of the 30 parties contacted, 13 entered into confidentiality agreements with the Company (including one party that already had a pre-existing confidentiality agreement).

•

The Board considered that Parent’s offer of $21.00 per share of Vonage Common Stock was the only final offer received to acquire the entire Company at the conclusion of the Company’s process of exploring strategic alternatives.

•

Negotiation Process. The Board considered the fact that the terms of the Merger Agreement, including the Merger Consideration, were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Board, and with the assistance of an independent financial advisor and outside legal counsel.

•

Opinion of Financial Advisors. The Board considered the oral opinion of Qatalyst Partners, subsequently confirmed in writing, to the effect that, as of November 21, 2021, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the Merger Agreement by the holders of shares of Vonage Common Stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders, as more fully described below under the section of this proxy statement entitled “The Merger—Opinion of Qatalyst Partners LP,” which full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

•	Non-Price Terms of the Merger Agreement. The Board considered the non-price terms and conditions of the Merger Agreement, including:

•

the provision allowing the Board to make a Change in Recommendation prior to obtaining the Company Requisite Vote in specified circumstances relating to a Superior Proposal or Intervening Event, subject to Parent’s right to terminate the Merger Agreement and receive payment of a termination fee in the amount of $200 million;

•

the provision allowing the Board to terminate the Merger Agreement to substantially concurrently enter into a definitive written Alternative Acquisition Agreement that constitutes a Superior Proposal, subject to certain conditions (including certain rights of Parent to match the Superior Proposal and the prior or concurrent payment to Parent of a termination fee of $200 million) if Parent is unable to or declines to match the terms of a Superior Proposal;

•

the provision requiring Parent to pay the Company a termination fee of $200 million, if the Company or Parent terminate the Merger Agreement under specified circumstances in connection with a failure to obtain CFIUS Clearance;

•	the absence of any financing condition to the consummation of the Merger;

•	the fact that the Merger is not subject to approval of Parent’s stockholders;

•

Parent’s obligation under the Merger Agreement to use its best efforts (as defined below in “The Agreement and Plan of Merger—Efforts to Complete the Merger”) to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under the Merger Agreement and applicable laws and orders to consummate and make effective the Merger and the other Transactions as expeditiously as possible, and in no event later than the Termination Date; provided, that Parent will not have any obligation to propose, undertake or agree to any such actions if such actions would reasonably be expected to, individually or in the aggregate with all such other actions, result in a Substantial Detriment (as defined below in “The Agreement and Plan of Merger—Efforts to Complete the Merger”); and

•	the Company’s entitlement to specific performance to prevent breaches of the Merger Agreement.

•

Opportunity for the Company’s Stockholders to Vote. The Board considered the fact that the Merger would be subject to the approval of the Company’s stockholders, and the Company’s stockholders would be free to evaluate the Merger and vote for or against the adoption of the Merger Agreement at the Special Meeting.

•

Timing of Completion. The Board considered the anticipated timing of the consummation of the Transactions, including the Merger, and the structure of the Merger and concluded that the Transactions, including the Merger, could be completed in a reasonable timeframe and in an orderly manner. The Board also considered that the potential for closing the Merger in a reasonable timeframe could reduce the period during which the Company’s business would be subject to the potential uncertainty of closing and related disruption.

•

Availability of Appraisal Rights. The Board considered the availability of appraisal rights under Section 262 of the DGCL to the Company’s stockholders who do not vote in favor of the adoption of the Merger Agreement and who otherwise comply with all of the required procedures under Section 262 of the DGCL, which provides those eligible stockholders with an opportunity to have the Court of Chancery of the State of Delaware determine the fair value of their shares of Vonage Common Stock, which may be more than, the same as or less than the Merger Consideration.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the Transactions, including:

•

No Stockholder Participation in Future Growth or Earnings. The Board considered the fact that the nature of the Merger as an all cash transaction means that the Company would no longer exist as an independent public company following the consummation of the Merger and that the Company’s stockholders will not participate in future earnings or growth of Parent and will not benefit from any appreciation in value of the Surviving Corporation.

•

Closing Conditions. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied even if the Merger Agreement is approved by the Company’s stockholders.

•

Risk Associated with Failure to Consummate the Merger. The Board considered the possibility that the Transactions, including the Merger, might not be consummated, and the fact that if the Merger is not consummated:

•

the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Transactions;

•	the Company will have incurred significant transaction costs;

•	the Company’s continuing business relationships with customers, suppliers, business partners and employees may be adversely affected;

•	the trading price of shares of Vonage Common Stock could be materially and adversely affected; and

•	the market’s perceptions of the Company’s prospects could be adversely affected.

•

No Solicitation and Termination Fee. The Board considered the fact that subject to certain exceptions, the Merger Agreement precludes the Company from soliciting or entertaining alternative acquisition proposals and requires the Company to pay Parent a termination fee of $200 million in certain circumstances, including if the Board terminates the Merger Agreement to enter into an Alternative Acquisition Agreement in accordance with the terms of the Merger Agreement.

•

Effects of Transaction Announcement. The Board considered the effect of the public announcement of the Merger Agreement, including effects on the Company’s stock price, and the Company’s ability to attract and retain key personnel during the pendency of the Transactions, as well as the potential for legal proceedings, judgments or settlements following the announcement of the Transactions and the associated costs, burden and inconvenience involved in defending those proceedings, judgments and settlements.

•

Timing Risks. The Board considered the amount of time it could take to complete the Merger, including that completion of the Merger depends on factors outside of the Company’s or Parent’s control (including the approval of the Merger Agreement by the Company’s stockholders), and the risk that the pendency of the Merger for an extended period of time following the announcement of the execution of the Merger Agreement could divert the Company’s management’s attention and have an adverse impact on the Company, including its customer, supplier and other business relationships.

•	Taxable Consideration. The Board considered the fact that the exchange of Vonage Common Stock for cash in the Merger generally will be a taxable transaction for U.S. federal income tax purposes.

•

Other Risks. The Board considered the other risks described in and incorporated by reference in this proxy statement, see “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2020 incorporated by reference herein and the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In addition to considering the factors described above, the Board also considered that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them at the time it approved the Merger Agreement and made its recommendation to the Company’s stockholders. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the consummation of the Transactions, including the Merger, and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above.

Certain Financial Projections Utilized in Connection with the Merger

In the course of due diligence, Vonage provided Parent in September 2021 with non-public financial information relating to Vonage, including certain internal financial forecasts, estimates and other financial and operating data relating to Vonage prepared in the ordinary course by the management of Vonage for fiscal years 2021 through 2023 only (and excluding the Non-GAAP Operating Income, Unlevered Free Cash Flow and Free Cash Flow—Consumer forecasts set forth below). In November 2021, Vonage management updated these internal financial forecasts: (i) to reflect Vonage’s actual third quarter 2021 performance and (ii) to extrapolate them through fiscal year 2026, which updated forecasts are referred to herein as the “Forecasts,” and such Forecasts were made available to the Board for use in its evaluation of the Merger and also were provided to Qatalyst Partners which was directed to use and rely upon the Forecasts for purposes of its financial analyses and opinion as described in the section entitled “The Merger—Opinion of Qatalyst Partners LP,” beginning on page 47, but which were not provided to Parent prior to entering into the Merger Agreement.

The Forecasts are based on numerous variables and assumptions made by Vonage management at the time prepared, including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Vonage. Vonage management believes that these assumptions are both reasonable and supportable. The management of Vonage believes that the Forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Vonage of the future financial performance of Vonage.

The Forecasts include Adjusted EBITDA, Non-GAAP Operating Income, Unlevered Free Cash Flow and Free Cash Flow, which are defined as non-GAAP financial measures by Regulation G adopted by the Securities and Exchange Commission. Vonage uses Adjusted EBITDA as a principal indicator of the operating performance of its business. Vonage believes that Adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its U.S. General Accepted Accounting Principles (“GAAP”) results, while isolating the effects of: interest, tax, depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance; of share-based expense, which is a non-cash expense that also varies from period to period; of one-time acquisition related transaction and integration costs, organizational transformation costs, restructuring activities and other non-recurring items. Organizational transformation costs consist principally of costs in connection with exits of employees and facilities, system migration costs and certain professional related fees. Restructuring activities relate to Vonage’s business-wide optimization and alignment project initiated in 2020 which included employee related exits and further facility exit costs executed upon as part of the overall project. Other non-recurring items principally include certain litigation charges, including defense costs, acquisition related expenses, gain on sale of intangible assets, and other non-recurring project costs such as the Consumer business review and the business optimization project, both of which were initiated in 2020. The items excluded from Adjusted EBITDA are not separately evaluated for each reportable operating segment. Vonage provides information relating to its Adjusted EBITDA so that investors have the same data that Vonage employs in assessing its overall operations. Vonage believes that trends in its Adjusted EBITDA are valuable indicators of the operating performance of Vonage on a consolidated basis. Vonage did not reconcile its forward-looking Adjusted EBITDA, Non-GAAP Operating Income, Unlevered Free Cash Flow and Free Cash Flow to the corresponding GAAP measure because due to the forward-looking nature of these projections they could be significantly impacted by future events, the timing and nature of which cannot be reasonably calculated or predicted at this time. Accordingly, a reconciliation is not available without unreasonable effort.

The following table presents a summary of the Forecasts:(1)

	Calendar Year Ending December 31,
$ in millions	2021	2022	2023	2024	2025	2026
Revenue
VCP	$1,113	$1,356	$1,723	$2,188	$2,769	$3,486
Consumer	289	248	216	188	163	142

Total	$1,402	$1,604	$1,938	$2,375	$2,932	$3,628

Gross Profit(2)
VCP	$507	$607	$770	$981	$1,242	$1,566
Consumer	213	178	155	135	117	102

Total	$720	$785	$925	$1,116	$1,359	$1,669

Adjusted EBITDA(3)
VCP	$9	$22	$92	$138	$205	$297
Consumer	186	151	131	114	100	87

Total	$196	$174	$223	$253	$304	$384

		Calendar Year Ending December 31,
$ in millions	Q4 2021	2022	2023	2024	2025	2026
Non-GAAP Operating Income(4)	$26	$81	$129	$153	$192	$258
Unlevered Free Cash Flow(5)	$11	$78	$117	$126	$160	$164
Free Cash Flow—Consumer(6)	$32	$109	$96	$83	$72	$63

(1)	Vonage’s business is organized under two reportable operating segments: Vonage Communications Platform segment (“VCP”) and Consumer segment (“Consumer”).
(2)	Gross Profit is defined as revenues less service, access and product cost of revenues (excluding depreciation and amortization expense) and Federal Universal Service Fund cost of revenues.
(3)

Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and is calculated to exclude share-based compensation expense, amortization of costs to implement cloud computing arrangements, acquisition related transaction and integration costs, organizational transformation costs, restructuring activities, and other non-recurring items.

(4)	Non-GAAP Operating Income is defined as Adjusted EBITDA less depreciation and amortization expense.

(5)

Unlevered Free Cash Flow is defined as Non-GAAP Operating Income (i) less cash taxes (including utilization of federal net operating losses and R&D tax credits to offset cash taxes through CY2025 and assumes an estimated long-term cash tax rate of 26% for CY2026), (ii) less capital expenditures, (iii) plus depreciation and amortization expense, (iv) less investment in working capital and (v) less other cash flow adjustments, including ongoing cash restructuring, VCP Cloud-based Software and Jumper.ai acquisition payment.

(6)

Free Cash Flow—Consumer is defined as Adjusted EBITDA (i) less cash taxes (assumes an estimated long-term cash tax rate of 26%) and (ii) less capital expenditures, in each case, for the Consumer operating segment.

The inclusion of information about the Forecasts in this proxy statement should not be regarded as an indication that any of Vonage, Parent or any other recipient of this information considered, or now considers, them necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such forecasts. The Forecasts are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Forecasts reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Vonage’s businesses, including the factors listed under “Risk Factors” in Vonage’s annual report on Form 10-K for the fiscal year ended December 31, 2020, all of which are difficult to predict and many of which are beyond Vonage’s or Parent’s control. Vonage cannot provide any assurance that the assumptions underlying the Forecasts will be realized.

Many of the assumptions reflected in the Forecasts are subject to change and the Forecasts do not reflect revised prospects for Vonage’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that Vonage did not anticipate at the time such financial information was prepared. Vonage has not updated and does not intend to update or otherwise revise the Forecasts. There can be no assurance that the results reflected in the Forecasts will be realized or that actual results will not materially vary from the Forecasts. In addition, the Forecasts cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the Forecasts included in this proxy statement should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

Vonage stockholders are urged to review Vonage’s SEC filings for a description of risk factors with respect to Vonage’s business. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 21 for additional information regarding the risks inherent in forward-looking information such as the Forecasts and the section entitled “Where You Can Find More Information,” beginning on page 110.

The Forecasts were not prepared with a view toward complying with GAAP (including because certain metrics are non-GAAP measures, and the forecasts contained therein do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Vonage’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Forecasts, nor have they expressed any opinion or any other form of assurance on the Forecasts or the achievability of the results reflected in the Forecasts, and they assume no responsibility for, and disclaim any association with, the Forecasts. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Forecasts may not be comparable to similarly titled amounts used by other companies or persons.

For the reasons described above, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Forecasts. Vonage has not made any representation to Parent in the Merger Agreement concerning any of the Forecasts.

The information about the Forecasts set forth above does not give effect to the Merger and also does not take into account the effect of any failure of the Merger to be consummated.

VONAGE DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.

Opinion of Qatalyst Partners LP

Vonage retained Qatalyst Partners to act as financial advisor to the Board in connection with a potential transaction such as the Merger and to evaluate whether the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Vonage Common Stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders. Vonage selected Qatalyst Partners to act as Vonage’s financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation, its knowledge of Vonage’s business and the industry in which Vonage operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board on November 21, 2021, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of November 21, 2021 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Vonage Common Stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders. Following the meeting, Qatalyst Partners delivered its written opinion, dated November 21, 2021, to the Board.

The full text of Qatalyst Partners’ written opinion, dated as of November 21, 2021, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Vonage Common Stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation to any Vonage stockholder as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of Vonage Common Stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.

For purposes of its opinion, Qatalyst Partners reviewed a draft, dated as of November 21, 2021, of the Merger Agreement (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of Vonage. Qatalyst Partners also reviewed certain forward-looking information relating to Vonage prepared by senior management of Vonage, including the Forecasts, described more fully in the section entitled “The Merger—Certain Financial Projections Utilized in Connection with the Merger.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Vonage with senior management of Vonage. Qatalyst Partners also reviewed the historical market prices and trading activity for Vonage Common Stock and compared the financial performance of Vonage and the prices and trading activity of Vonage Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as it deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Vonage. With respect to the Forecasts, Qatalyst Partners was advised by Vonage’s management, and Qatalyst Partners assumed, that the Forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Vonage of the future financial performance of Vonage and other matters covered thereby. Qatalyst Partners assumed that the Merger will be consummated in accordance with the terms set forth in the Draft Merger Agreement, without any modification, waiver or delay. Qatalyst Partners also assumed that the final executed Merger Agreement would not differ in any material respect from the Draft Merger Agreement reviewed by Qatalyst Partners. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Vonage or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vonage or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Vonage as to the existing and future technology and products of Vonage and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice. Qatalyst Partners’ opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of Vonage Common Stock will trade at any time.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion did not address the underlying business decision of Vonage to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Vonage. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Vonage Common Stock (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Vonage or any of its affiliates, or any class of such persons, relative to such consideration at any time.

The following is a summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated November 21, 2021. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections of the future financial performance of Vonage as of November 19, 2021 (the “Analyst Projections”) and the Forecasts. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Vonage Common Stock as of September 30, 2021 (which is the end of Vonage’s most recent completed fiscal quarter and most recent balance sheet date) by:

•	adding:

(a)

the implied net present value of the estimated future unlevered free cash flows of Vonage, based on the Forecasts, for the fourth quarter of calendar year 2021 through calendar year 2025 (which implied present value was calculated by using a range of discount rates of 6.5% to 11.5%, based on an estimated weighted average cost of capital for Vonage);

(b)

the implied net present value of a corresponding terminal value of Vonage, calculated by multiplying Vonage’s estimated Adjusted EBITDA in calendar year 2026 based on the Forecasts by a range of multiples of fully diluted enterprise value to next-twelve-months estimated EBITDA of 20.0x to 25.0x (which was chosen based on Qatalyst Partners’ professional judgment), and discounted to present value using the same range of discount rates used in item (a) above; and

(c)	Vonage’s cash and cash equivalents of approximately $48 million as of September 30, 2021, as provided in Vonage’s Form 10-Q filed on November 4, 2021; and

•

subtracting the face value of Vonage’s outstanding convertible debt and the principal amount of Vonage’s outstanding revolving credit facility, of approximately $496 million in the aggregate, each as of September 30, 2021, as provided in Vonage’s Form 10-Q filed on November 4, 2021; and

•

dividing the resulting amount by the number of fully-diluted shares of Vonage Common Stock (calculated utilizing the treasury stock method), which takes into account Restricted Stock Units, Performance Restricted Stock Units and Company Options as of November 19, 2021, all of which amounts were provided by Vonage’s management, and assuming net share settlement of in-the-money convertible debt (excluding any make-whole or other change of control adjustments), with each of the above-referenced estimated future unlevered free cash flows and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (approximately 2% annually throughout the projection period) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by Vonage management.

Based on the calculations set forth above, this analysis implied a range of per share values for Vonage Common Stock of approximately $15.98 to $24.51.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for Vonage with publicly available information and public market multiples for selected companies, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Vonage, have a similar business model, have similar financial performance or have other relevant or similar characteristics. The companies used in this comparison are listed below.

Selected Companies	CY2022E Revenue Multiples
Selected UCaaS & CCaaS Companies
8x8, Inc.	4.0x
Avaya Holdings Corp.	1.3x
Five9, Inc.	14.7x
NICE Ltd.	8.7x
RingCentral, Inc.	12.0x
Zoom Video Communications, Inc.	15.4x

Selected API Companies
Agora, Inc.	11.5x
Bandwidth Inc.	3.7x
CM.com Netherlands B.V.	2.8x
Kaleyra, Inc.	1.8x
LINK Mobility Group AS	1.7x
Sinch AB (publ)(1)	3.9x
Twilio Inc.	13.5x

Selected SMB/Consumer Companies
Dropbox, Inc.	4.4x
Intuit Inc.	15.9x
GoDaddy Inc.	3.6x
NortonLifeLock Inc.	5.8x
Sage Group Plc	4.4x
TeamViewer AG	5.1x

(1)	Sinch AB financials for 2021 onwards pro forma for acquisitions per Dun & Bradstreet research report as of November 2, 2021.

Based upon the Analyst Projections as of November 19, 2021 for calendar year 2022, and using the closing trading prices as of November 19, 2021 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully-diluted enterprise value divided by the estimated consensus revenue for calendar year 2022 (the “CY2022E Revenue Multiples”) for each of the selected companies.

The CY2022E Revenue Multiple for Vonage was 3.2x based on the Analyst Projections, and the fully-diluted enterprise value of Vonage was calculated using the closing price of Vonage Common Stock as of November 19, 2021.

Based on an analysis of the CY2022E Revenue Multiples for each of the selected companies, Qatalyst Partners selected a representative range of 2.5x to 4.5x (which was chosen based on Qatalyst Partners’ professional judgment) and applied this range to Vonage’s estimated calendar year 2022 revenue based on each of the Analyst Projections and the Forecasts. In addition, for the purpose of this analysis, Qatalyst Partners calculated Vonage’s enterprise value assuming Vonage’s net debt of approximately $448 million as of September 30, 2021, as provided in Vonage’s Form 10-Q filed on November 4, 2021. Based on the calculations set forth above and the number of fully-diluted shares of Vonage Common Stock (calculated using the treasury stock method), which takes into account Restricted Stock Units, Performance Restricted Stock Units and Company Options as of November 19, 2021, all of which amounts were provided by Vonage’s management, and assuming net share settlement of in-the-money convertible debt (excluding any make-whole or other change of control adjustments), this analysis implied a range of per share values for Vonage Common Stock of approximately $12.65 to $24.03 based on the Analyst Projections and approximately $13.07 to $24.74 based on the Forecasts.

No company included in the selected companies analysis is identical to Vonage. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Vonage, such as the impact of competition on Vonage’s business and the industry in general, industry growth and the absence of any material adverse change in Vonage’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 23 selected communications transactions announced since 2010 that had an announced deal value of greater than $200 million. These transactions are listed below:

Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple
10/15/18	SendGrid, Inc.	Twilio, Inc.	14.3x	11.5x
09/30/21	Pathwire	Sinch AB (publ)	14.3x	—
06/09/21	MessageMedia, Inc.	Sinch AB (publ)	8.6x	—
05/17/21	Zipwhip, Inc.	Twilio, Inc.	7.7x	4.9x
10/12/20	Voxbone S.A.	Bandwidth Inc.	6.2x	5.2x
04/28/21	Sparkpost Inc.	Messagebird	6.0x	—
10/23/17	BroadSoft, Inc.	Cisco Systems, Inc.	5.3x	4.6x
09/20/18	NewVoiceMedia Limited	Vonage Holdings Corp.	5.0x	3.8x
10/28/10	Syniverse Technologies Inc.	Carlyle Group	4.6x	4.0x
05/18/16	inContact, Inc.	NICE Ltd.	4.2x	3.6x
03/02/15	Mavenir, Inc.	Mitel Networks Corp.	3.5x	2.9x
08/31/16	Interactive Intelligence, Inc.	Genesys (Permira)	3.4x	3.2x
12/07/20	IMImobile PLC	Cisco Systems, Inc.	3.3x	2.8x
10/19/11	Genesys	Permira I.P. Limited	3.0x	—
05/05/16	Nexmo, Inc.	Vonage Holdings Corp.	3.0x	—
05/23/16	Xura, Inc.	Siris Capital	2.5x	2.0x
05/09/17	West Corporation	Apollo Global Management	2.2x	2.2x
02/17/21	Inteliquent Inc.	Sinch AB (publ)	2.1x	—
04/24/18	Mitel Networks Corp.	Searchlight Capital Partners, L.P.	1.9x	1.6x
02/19/21	mGage LLC	Kaleyra, Inc.	1.5x	1.2x
07/27/17	ShoreTel, Inc.	Mitel Networks Corp.	1.2x	1.2x
07/08/16	Polycom Inc.	Siris Capital	1.1x	1.1x
11/11/13	Aastra Technologies Ltd.	Mitel Networks Corp.	0.5x	0.5x

Note: “-” means not publicly available or not meaningful. Multiples greater than 50.0x or negative are considered not meaningful.

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, (i) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the last-twelve-months revenue of the target company (the “LTM Revenue Multiple”) and (ii) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months revenue of the target company (the “NTM Revenue Multiple”).

Based on the analysis of the LTM Revenue Multiple for each of the selected transactions, Qatalyst Partners selected a representative multiple range of 3.0x to 5.5x (which was chosen based on Qatalyst Partners’ professional judgment) and applied this range to Vonage’s revenue for the twelve-month period ending on September 30, 2021, of $1,366 million as provided in Vonage’s Form 10-Q filed on November 4, 2021. Based on the number of fully diluted shares of Vonage Common Stock (calculated utilizing the treasury stock method), which takes into account Restricted Stock Units, Performance Restricted Stock Units and Company Options as of November 19, 2021, all of which amounts were provided by Vonage’s management, and assuming cash settlement of Vonage’s convertible debt, including the value of additional make-whole shares and cash settlement of the capped call transactions entered into by Vonage with respect to its convertible debt based on a Black-Scholes option valuation model, each based on an assumed transaction close date of March 31, 2022, this analysis implied a range of per share values for Vonage Common Stock of approximately $13.42 to $25.46.

Based on the analysis of the NTM Revenue Multiple for each of the selected transactions, Qatalyst Partners selected a representative multiple range of 2.5x to 5.0x (which was chosen based on Qatalyst Partners’ professional judgment) and applied this range to Vonage’s estimated revenue for the twelve-month period ending on September 30, 2022, of $1,508 million based on the Analyst Forecasts. Based on the number of fully diluted shares of Vonage Common Stock (calculated utilizing the treasury stock method), which takes into account Restricted Stock Units, Performance Restricted Stock Units and Company Options as of November 19, 2021, all of which amounts were provided by Vonage’s management, and assuming cash settlement of Vonage’s convertible debt, including the value of additional make-whole shares and cash settlement of the capped call transactions entered into by Vonage with respect to its convertible debt based on a Black-Scholes option valuation model, each based on an assumed transaction close date of March 31, 2022, this analysis implied a range of per share values for Vonage Common Stock of approximately $12.24 to $25.56.

No company or transaction utilized in the selected transactions analysis is identical to Vonage or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond Vonage’s control, such as the impact of competition on Vonage’s business or the industry generally, industry growth and the absence of any material adverse change in Vonage’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Sum of the Parts Analysis

Qatalyst Partners conducted a sum of the parts valuation analysis to calculate the enterprise value of each of the three segments of Vonage’s business (its application programming interface segment (the “API Segment”), its unified communications and contact center segment (the “UC/CC Segment”) and its consumer segment (the “Consumer Segment”)) on a stand-alone basis based on the Forecasts. In its analysis, as discussed with Vonage’s management, Qatalyst Partners assumed no transactional costs or tax leakage costs in the separation of Vonage into its three segments.

For each of the API Segment and the UC/CC Segment, Qatalyst Partners compared selected financial information for each such segment with publicly available information and public market multiples for certain of the selected companies set forth above in the section entitled “—Selected Companies Analysis”, which were selected by Qatalyst Partners in its professional judgement.

Based upon the Analyst Projections as of November 19, 2021 for calendar year 2022, and using the closing trading prices as of November 19, 2021 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully-diluted enterprise value divided by the estimated consensus gross profit for calendar year 2022 (the “CY2022E Gross Profit Multiples”) for each of the selected API companies.

Based on an analysis of the CY2022E Gross Profit Multiples for each of the selected API companies, Qatalyst Partners selected a representative range of 10.0x to 20.0x (which was chosen based on Qatalyst Partners’ professional judgment) and applied this range to the API Segment’s estimated calendar year 2022 gross profit of $179 million as provided by the Company as part of the Forecasts. This analysis implied a range of enterprise values for the API Segment of approximately $1,792 million to $3,584 million.

Based on an analysis of the CY2022E Revenue Multiples for each of the selected UCaaS & CCaaS companies, Qatalyst Partners selected a representative range of 2.5x to 4.5x (which was chosen based on Qatalyst Partners’ professional judgment) and applied this range to the UC/CC Segment’s estimated calendar year 2022 revenue of $580 million as provided by the Company as part of the Forecasts. This analysis implied a range of enterprise values for the UC/CC Segment of approximately $1,451 million to $2,612 million.

For the Consumer Segment, Qatalyst Partners performed an illustrative discounted cash flow analysis to estimate the implied enterprise value of the Consumer Segment as of September 30, 2021 by adding (a) the implied net present value of the estimated future free cash flows of the Consumer Segment, based on the Forecasts, for the fourth quarter of calendar year 2021 through calendar year 2025 (which implied present value was calculated by using a range of discount rates of 6.5% to 11.5%, based on an estimated weighted average cost of capital for Vonage and (b) the implied net present value of a corresponding terminal value of the Consumer Segment, calculated by applying to the Consumer Segment’s free cash flows for the calendar year ended December 31, 2026 a perpetuity growth rate of negative 13% consistent with expected growth through 2026 based on the Forecasts, and discounted to present value using the same range of discount rates used in item (a) above. This analysis implied a range of enterprise values for the Consumer Segment of approximately $505 million to $578 million.

Qatalyst Partners then took the aggregate implied range of enterprise values of the three combined segments, netted their value against the amount of Vonage’s projected net debt as of September 30, 2021, as provided in Vonage’s Form 10-Q filed on November 4, 2021, and divided the resulting amount by the number of fully-diluted shares of Vonage Common Stock (calculated using the treasury stock method), which takes into account Restricted Stock Units, Performance Restricted Stock Units and Company Options as of November 19, 2021, all of which amounts were provided by Vonage’s management, and assuming net share settlement of in-the-money convertible debt (excluding any make-whole or other change of control adjustments), to imply a range of per share values for Vonage Common Stock of approximately $12.11 to $23.20.

Miscellaneous

In connection with the review of the Merger by the Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Vonage. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Vonage’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Vonage Common Stock (other than Parent or any affiliate of Parent), to such holders. This analysis does not purport to be an appraisal or to reflect the price at which Vonage Common Stock might actually trade at any time.

Qatalyst Partners’ opinion and its presentation to the Board was one of many factors considered by the Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Vonage Common Stock (other than Parent or any affiliate of Parent), or of whether the Board would have been willing to agree to different consideration. The merger consideration of $21.00 per share of Vonage Common Stock in cash, without interest thereon, payable in the Merger was determined through arm’s-length negotiations between Vonage and Parent and was unanimously approved by the Board. Qatalyst Partners provided advice to Vonage during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Vonage or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Vonage, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Vonage or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Vonage or Parent and their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Qatalyst Partners provided Vonage with financial advisory services in connection with the proposed Merger for which it will be paid approximately $73 million, $250,000 of which was payable upon the execution of the engagement letter and $5 million of which was payable upon the delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the consummation of the Merger. Vonage has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Vonage has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under federal securities law, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the Merger described in this section that may be in addition to, or different from, the interests of Vonage stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the Merger Agreement. The members of the Board were aware of these interests, among other matters, and considered them at the time they approved the Merger Agreement and in making their recommendation that Vonage stockholders adopt the Merger Agreement. These interests are described below.

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The assumed relevant price per share of Vonage Common Stock is $21.00, which is the price per share of Vonage Common Stock to be paid in connection with the Merger;

•

The assumed effective date of the Merger is December 31, 2021, which is also the assumed date of the closing of the Merger solely for purposes of the disclosure in this section, unless noted otherwise; and

•

The employment of each executive officer of Vonage is assumed to have been terminated without cause or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed effective date of the Merger on December 31, 2021. “Good reason” generally includes (i) a failure by the Company to timely pay material compensation due and payable to the executive in connection with his or her employment; (ii) a diminution in the executive’s base salary or target bonus opportunity; (iii) for Mr. Read, a material diminution of his authority, duties or responsibilities from those established by Parent immediately following the Merger and substantially consistent with those customarily held by the most senior executive responsible for a business area or division of a publicly-traded company organized under the laws of Sweden, and for the other executives, a material diminution of his or her authority, duties or responsibilities; (iv) a relocation of the executive’s primary place of business by more than thirty (30) miles (or fifty (50) miles for Mr. Read) from the Holmdel, New Jersey area; or (v) for Mr. Read, a material breach by the Company of its obligations under its agreements with the executive.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced. Therefore, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Outstanding Equity Awards

The Merger Agreement provides that unless otherwise mutually agreed by the parties, or by Parent and the applicable holder, in consultation with the Company, at the Effective Time each outstanding Equity Award (as defined below) will be treated as follows:

•

Each Company Option that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, (i) if the per share of Vonage Common Stock exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option will terminate and be cancelled, without any consideration being payable for such Company Option, and have no further force or effect and (ii) if the per share of Vonage Common Stock exercise price of such Company Option is less than the Merger Consideration, such Company Option will terminate and be cancelled in exchange for the right to receive a lump sum cash payment, payable shortly following the Effective Time, in the amount equal to (x) the number of shares of Vonage Common Stock underlying the Company Option immediately prior to the Effective Time, multiplied by (y) an amount equal to the Merger Consideration minus the applicable exercise price.

•

Each Restricted Stock Unit that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled in exchange for: (i) with respect to Restricted Stock Units that become vested in accordance with their terms on or prior to the Effective Time but have not yet been paid, the right to receive a lump sum cash payment, payable shortly following the Effective Time, in the amount equal to (A) the number of shares of Vonage Common Stock underlying such Restricted Stock Unit, multiplied by (B) the Merger Consideration and (ii) with respect to all other Restricted Stock Units, a new cash-based award representing the right to receive an unvested amount in cash equal to (A) the number of shares of

Vonage Common Stock underlying such Restricted Stock Unit, multiplied by (B) the Merger Consideration, which vesting will be subject to the continued employment of the former holder of such Restricted Stock Unit with Parent and its affiliates (including the Surviving Corporation), on the same vesting schedule (including with respect to any terms providing for acceleration of vesting, such as upon certain terminations of employment prior to the scheduled vesting date, as described below) and otherwise on substantially the same terms as the corresponding Restricted Stock Unit.

•

Each Performance Restricted Stock Unit that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled in exchange for: (i) with respect to Performance Restricted Stock Units with a performance period that ends on or prior to the Effective Time, the right to receive a lump sum cash payment, payable shortly following the Effective Time, in the amount equal to (A) the number of shares of Vonage Common Stock subject to such Performance Restricted Stock Unit that vested based on the actual level of achievement under the awards, multiplied by (B) the Merger Consideration and (ii) with respect to all other Performance Restricted Stock Units, a new cash-based award representing the right to receive an unvested amount in cash equal to (A) the number of shares of Vonage Common Stock subject to such Performance Restricted Stock Unit that would vest based on the actual level of achievement as of the Effective Time compared against pro-rated performance measures as of the Effective Time, multiplied by (B) the Merger Consideration, which vesting will be subject to the continued employment of the former holder of such Performance Restricted Stock Unit with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule (including with respect to any terms providing for acceleration of vesting, such as upon certain terminations of employment prior to the scheduled vesting date, as described below) and otherwise on substantially the same terms as the corresponding Performance Restricted Stock Unit.

“Equity Award” is defined to mean Company Option, a Restricted Stock Unit or Performance Restricted Stock Unit.

As of the date of this proxy statement, and except for the Rory Read Letter Agreement (described below), none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates (including the Surviving Corporation). Following the date of this proxy statement, however, certain of our executive officers may have discussions with, and may enter into agreements with, Parent or its affiliates regarding employment with Parent, or one or more of its affiliates (including the Surviving Corporation).

2021 Executive Severance Policy

For executive terminations in 2021 and thereafter, the Company has adopted an executive severance policy which provides that if an executive officer is terminated without cause, or by that executive for “good reason”, the executive shall receive (i) 12 months of base salary payable by us during our regular payroll cycle over the twelve month period following termination of employment, (ii) a pro-rated bonus paid in the following year based on actual Company performance, (iii) six (6) months’ vesting for all equity awards (although under each executive officers’ equity award agreements, all-then unvested equity awards will accelerate and vest if the executive officer is terminated without cause or by the executive for “good reason”, in each case within 12 months of the Closing, as described below), and (iv) an amount of up to 12 months of COBRA payments.

Equity Award Agreements

Pursuant to the Company’s forms of Restricted Stock Unit award agreement and Performance Restricted Stock Unit award agreement (under which all outstanding Restricted Stock Units and Performance Restricted Units were granted), all award holders, including our named executive officers, are entitled to the acceleration of all unvested Restricted Stock Units and Performance Restricted Stock Units following a termination without cause or a resignation for “good reason”, in each case on or within one year following the consummation of a change in control.

The Company and Parent have agreed that, in the event that Closing occurs after March 15, 2022, pursuant to the terms of the Merger Agreement, the Company may make grants of new long term cash-based incentive awards, subject to terms mutually agreed with Parent. None of such awards will accelerate at or prior to the Closing.

Employment and Related Agreements

Rory Read Employment Agreement

Vonage entered into an employment agreement with Mr. Read on June 5, 2020. The employment agreement provides for Mr. Read’s employment for a three-year term commencing July 1, 2020 to serve as President and Chief Executive Officer of the Company, reporting directly to the Board. The agreement provides that Mr. Read was paid an initial annual base salary of $850,000, which is to be reviewed annually by the compensation committee of the Board and may be increased but may not be decreased, without Mr. Read’s consent, during the term.

In the event Mr. Read’s employment is terminated by the Company without cause or he resigns with “good reason”, he is entitled to the following severance benefits, subject to his execution and non-revocation of a general release of claims: (i) 12 months base salary plus his target bonus amount for the year in which his employment terminates, payable over the 12 month period following termination of employment, (ii) an annual bonus for the year of termination, based on actual performance for such year and pro-rated for the period he is employed during such year, (iii) any earned but unpaid bonus for a previously completed fiscal year, and (iv) continued participation in medical, dental and vision plans at the same cost to Mr. Read as other executives of the Company until he is eligible for COBRA coverage.

If Mr. Read’s employment is terminated due to his death or disability, he (or his estate) is entitled to (i) an annual bonus for the year of termination, based on actual performance for such year and pro-rated for the period he is employed during such year and (ii) any earned but unpaid bonus for a previously completed fiscal year.

If Mr. Read’s employment is terminated for cause or he resigns without “good reason”, he will be entitled only to accrued but unpaid compensation and benefits due to him in accordance with the Company’s benefit plans (“Accrued Rights”). Mr. Read will also be entitled to the Accrued Rights in the event of a termination of employment for any other reason.

Mr. Read is subject to non-solicitation and non-hire restrictions, which will be in effect during his employment and for 12 months thereafter. Mr. Read will be subject to non-disparagement and confidentiality restrictions during his employment and perpetually thereafter. Additionally, Mr. Read has executed the Company’s employment covenants agreement, non-compete agreement and indemnification agreement, which includes a one (1) year post-termination non-compete.

The severance provisions of the employment agreement and restrictive covenants will continue in effect in the event Mr. Read’s employment continues after the term.

Rory Read Letter Agreement

On November 21, 2021 Mr. Read entered into a letter agreement with Parent (the “Letter Agreement”) setting forth certain understandings with respect to Mr. Read’s Employment Agreement with the Company dated June 5, 2020 and his outstanding Restricted Stock Units and Performance Restricted Stock Units, to be effective on, and subject to the occurrence of, the closing of the Merger.

Pursuant to the Letter Agreement, Mr. Read has agreed that his Employment Agreement will be amended to remove his existing right to resign for “good reason” as a result of his no longer holding the position of Chief Executive Officer of a publicly traded company or the Company not nominating him for election to the Board or removing him from the Board, in each case which would otherwise entitle him to severance payments under his Employment Agreement and accelerated vesting of his outstanding Restricted Stock Units and Performance Restricted Stock Units. The parties have also agreed to certain other changes to the definitions of termination for “good reason” (which are reflected in the summary of “good reason” above) and termination for cause for such purposes.

The Letter Agreement provides that Mr. Read’s Restricted Stock Units that are scheduled to vest in 2022 (506,666 units), which would otherwise be converted to a cash-based award as provided in the Merger Agreement, will become vested and payable in cash (in the amount of $10,639,986) upon the closing of the Merger. The amounts so paid will be subject to clawback in the event that Mr. Read voluntarily resigns his employment without “good reason” (as amended by the Letter Agreement) prior to the originally scheduled vesting dates. In addition, 50% of Mr. Read’s Performance Restricted Stock Units (390,000 units, assuming target performance and 780,000, assuming maximum performance) that would otherwise be converted to a cash-based award as provided in the Merger Agreement will instead become vested and payable in cash (in the amount of $8,190,000, assuming target performance and $16,380,000, assuming maximum performance) upon the closing of the Merger. The amounts so paid will be subject to clawback in the event that Mr. Read voluntarily resigns without “good reason” (as amended) prior to the originally scheduled vesting dates. The remainder of Mr. Read’s outstanding Restricted Stock Units and Performance Restricted Stock Units (506,668 units and 390,000 units, assuming target performance, or 780,000 units, assuming maximum performance, respectively), as converted into cash-based awards as provided in the Merger Agreement (in the amounts of $10,640,028 and $8,190,000, assuming target performance and $16,380,000, assuming maximum performance, respectively), will continue to become vested and payable in accordance with their original vesting schedule, subject to Mr. Read’s continued employment following the Merger (subject to acceleration upon termination without cause or resignation for “good reason”). Parent has agreed to establish a rabbi trust to hold such cash amounts.

The Letter Agreement provides Mr. Read the opportunity to receive a “performance retention incentive payment” from Parent following the closing of the Merger with a targeted value of $12 million. The amount payable (if any) will be determined based on performance metrics tied to the Company’s business, 50% with respect to 2022 performance and 50% with respect to 2023 performance. The performance retention incentive payment will be payable on the Company’s first normal payroll payment date following July 1, 2024, subject to Mr. Read’s continued employment through such date, subject to proration upon termination without cause or resignation for “good reason”, based on actual performance as of the date of termination. The Letter Agreement also provides for certain tax indemnification payments up to a maximum amount of $4 million.

Rodolpho Cardenuto

The Company and Mr. Cardenuto entered into a letter agreement, dated November 19, 2019, at the commencement of his employment with the Company. Pursuant to the letter agreement, in the event that Mr. Cardenuto’s employment is terminated by the Company without cause or by him for “good reason”, he is entitled to nine (9) months of base salary payable by the Company during the Company’s regular payroll cycle over the nine (9) month period following termination of employment. However, in lieu of the severance entitlements in his offer letter, Mr. Cardenuto would be entitled to greater severance under the Executive Severance Policy, totaling twelve (12) months of base salary instead, as described above. Mr. Cardenuto has also executed the Company’s employment covenants agreement, which provides for a one (1)-year post-termination non-compete.

Summary Tables

The following table sets forth the number of shares of Vonage Common Stock underlying outstanding vested Company Options by our non-employee directors and the cash proceeds that each of our non-employee directors would receive as a result of the Merger in respect of vested Company Options, held by such non-employee director as of December 15, 2021. No non-employee director held any unvested Company Options as of December 15, 2021.

Director Equity Summary Table
Director	Vested Stock Options (#)(1)	Vested Stock Options ($)(1)
Hamid Akhavan	0	$0.00
Jeff Citron	0	$0.00
Jan Hauser	0	$0.00
Steve Fisher	0	$0.00
Jan Hauser	0	$0.00
Priscilla Hung	0	$0.00
Carolyn Katz	150,000	$2,440,500.00
Mike McConnell	0	$0.00
John Roberts	40,000	$750,000.00
Tien Tzuo	0	$0.00

(1)

At the Effective Time, each Company Option that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, (i) if the per share of Vonage Common Stock exercise price of such Company Option is equal to or greater than $21.00, such Company Option will terminate and be cancelled, without any consideration being payable for such Company Option, and have no further force or effect and (ii) if the per share of Vonage Common Stock exercise price of such Company Option is less than $21.00, such Company Option will terminate and be cancelled in exchange for the right to receive a lump sum cash payment in the amount equal to (x) the number of shares of Vonage Common Stock underlying the Company Option immediately prior to the Effective Time, multiplied by (y) an amount equal to $21.00 minus the applicable exercise price.

The following table sets forth the number of shares of Vonage Common Stock underlying outstanding unvested Restricted Stock Units and Performance Restricted Stock Units held by our executive officers as of December 15, 2021 and the unvested cash proceeds that such unvested Restricted Stock Units and Performance Restricted Stock Units will be converted into in connection with the Merger. In addition, in the event any executive officer of Vonage is terminated without cause or due to the executive officer’s resignation for “good reason” within twelve months of Closing, all such cash amounts converted from the unvested Restricted Stock Units and Performance Restricted Stock Units held by such executive officer will accelerate and vest upon such qualifying termination.

No executive officer held any Company Options as of December 15, 2021. All share numbers have been rounded to the nearest whole number.

Executive Officer Unvested Equity Awards Summary Table
Executive Officers	Unvested RSU Awards (#)(1)	Unvested RSU Awards ($)(1)	Unvested PRSU Awards (#)(2)	Unvested PRSU Awards ($)(2)	Estimated Total Cash Consideration
Rory Read	1,013,334	$21,280,014	780,000	$16,380,000	$37,660,014
Alan Masarek	0	$0	265,339	$5,572,119	$5,572,119
Tim Shaughnessy	0	$0	0	$0	$0
David Pearson	0	$0	0	$0	0
Rodolpho Cardenuto	119,112	$2,501,352	290,297	$6,096,237	$8,597,589
Omar Javaid	0	$0	0	$0	0
Sagi Dudai	0	$0	49,950	$1,048,950	$1,048,950
Jay Bellissimo	340,264	$7,145,544	113,421	$2,381,841	$9,527,385
Savinay Berry	446,375	$9,373,875	174,425	$3,662,925	$13,036,800
Joy Corso	219,252	$4,604,292	124,698	$2,618,658	$7,222,950
Vinod Lala	61,834	$1,298,514	130,972	$2,750,412	$4,048,926
Stephen Lasher	382,509	$8,032,689	113,421	$2,381,841	$10,414,530
David Levi	51,265	$1,076,565	63,754	$1,338,834	$2,415,399
Sue Quackenbush	124,101	$2,606,121	130,972	$2,750,412	$5,356,533
Randy Rutherford	144,400	$3,032,400	154,296	$3,240,216	$6,272,616

(1)

At the Effective Time, each Restricted Stock Unit that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled in exchange for: (i) with respect to Restricted Stock Units that become vested in accordance with their terms on or prior to the Effective Time but have not yet been paid, the right to receive a lump sum cash payment shortly following the Effective Time, in the amount equal to (A) the number of shares of Vonage Common Stock underlying such Restricted Stock Unit, multiplied by (B) $21.00 and (ii) with respect to all other Restricted Stock Units, a new cash-based award representing the right to receive an unvested amount in cash equal to (A) the number of shares of Vonage Common Stock underlying such Restricted Stock Unit, multiplied by (B) $21.00, which vesting will be subject to the continued employment of the former holder of such Restricted Stock Unit with Parent and its affiliates (including the Surviving Corporation), on the same vesting schedule and otherwise on substantially the same terms as the corresponding Restricted Stock Unit, including, without limitation, the acceleration of vesting on termination of employment under certain circumstances prior to the scheduled vesting date.

(2)

At the Effective Time, each Performance Restricted Stock Unit that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled in exchange for: (i) with respect to Performance Restricted Stock Units with a performance period that ends on or prior to the Effective Time, the right to receive a lump sum cash payment in the amount equal to (A) the number of shares of Vonage Common Stock subject to such Performance Restricted Stock Unit that vested based on the actual level of achievement under the awards, multiplied by (B) $21.00 and (ii) with respect to all other Performance Restricted Stock Units, a new cash-based award representing the right to receive an unvested amount in cash, shortly following the Effective Date, equal to (A) the number of shares of Vonage Common Stock subject to such Performance Restricted Stock Unit that would vest based on the actual level of achievement as of the Effective Time compared against pro-rated performance measures as of the Effective Time, multiplied by (B) $21.00, which vesting will be subject to the continued employment of the former holder of such Performance Restricted Stock Unit with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Performance Restricted Stock Unit, including, without limitation, the acceleration of vesting on termination of employment under certain circumstances prior to the scheduled vesting date. The table shows the numbers of Performance Restricted

Stock Units that would vest based on target performance; up to 200% of the target numbers may vest based on actual performance as of the Effective Time.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise related to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section, we use such term to describe the merger-related compensation payable to Vonage’s named executive officers. This Merger-related compensation is subject to a non-binding advisory vote of Vonage’s stockholders. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” on page 30.

The amounts set forth below have been calculated assuming the Merger is consummated on March 1, 2022, and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of March 1, 2022. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Payment(1)
Name	Cash(2)	Equity(3)	Perquisites / Benefits(4)	Tax Reimbursement(5)	Total
Rory Read Chief Executive Officer and Director	$2,087,158	$37,660,014	$63,222	4,000,000	$43,810,394
Alan Masarek(6) Former Chief Executive Officer	—	$5,572,119	—	—	$5,572,119
Rodolpho Cardenuto President, Applications Group	$582,192	$8,597,589	$39,846	—	$9,219,627
Sagi Dudai(7) Chief Technology Officer	—	$1,048,950	—	—	$1,048,950

(1)

The Golden Parachute table does not include information for Timothy Shaughnessy, former Interim Chief Financial Officer, whose employment with the Company terminated effective February 28, 2021; David T. Pearson, former Chief Financial Officer, whose employment with the Company terminated effective August 15, 2020; and Omar Javaid, former President, API Platform Group, whose employment with the Company terminated effective May 31, 2021. Mr. Shaughnessy, Mr. Pearson, and Mr. Javaid will not receive any compensation based on or related to the Merger.

(2)

For Mr. Read, reflects a $1,912,500 severance payment and $174,658 representing a pro-rata annual bonus assuming a qualifying termination on March 1, 2022; the severance payment and the termination payment are payable only if a double-trigger termination event occurs. For Mr. Cardenuto, reflects a $500,000 severance payment and $82,192 representing a pro-rata annual bonus assuming a qualifying termination on March 1, 2022; the severance payment and the termination payment are payable only if a double-trigger termination event occurs.

(3)

Represents the value of the unvested Restricted Stock Units and Performance Restricted Stock Units held by each named executive officer that will be converted to cash in connection with the Merger. The amounts payable to named executive officers in respect of the Restricted Stock Units and Performance Restricted Stock Units will be paid to the named executive officers as a result of the Merger even if the named executive officer’s employment is not terminated, but in the case of the executive officers other than Mr. Read, will be paid following the Merger in accordance with the existing vesting schedule, subject to the named executive officer’s continued employment, with potential acceleration upon a double-trigger termination event. With respect to the amounts payable to Mr. Read, $18,829,986 will be payable immediate at the Closing, subject to clawback in the event of a voluntary resignation, and $18,830,028 will be payable following the Merger in accordance with the existing vesting schedule, subject to Mr. Read’s continued employment, with potential acceleration upon a double-trigger termination event. The table shows the numbers of Performance Restricted Stock Units that would vest based on target performance; up to 200% of the target numbers may vest based on actual performance as of the Effective Time. For further details regarding the treatment of Vonage Equity Awards in connection with the Merger, see “The Merger—Interests of Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards,” as well as “The Merger—Interests of Directors and Executive Officers in the Merger—Employment and Related Agreements”.
(4)	Health benefits and outplacement services.
(5)	Reflects maximum tax indemnification payment.
(6)	Mr. Masarek’s employment with the Company terminated effective July 1, 2020.
(7)	Mr. Dudai’s employment with the Company terminated effective June 30, 2021.

Director and Officer Indemnification and Insurance

Pursuant to the Merger Agreement, from and after the Effective Time, Surviving Corporation will and Parent will cause the Surviving Corporation to, indemnify, defend and hold harmless each present and former director and officer of Vonage or any of its subsidiaries, determined as of the Effective Time (“Indemnified Party” or, collectively, “Indemnified Parties”), against any and all costs or expenses, including with respect to matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the Transactions), arising out of or based on, in whole or in part, the fact that such Indemnified Party is or was a director, officer, employee or agent of Vonage, or was serving at the request of Vonage as a director, officer, employee or agent of another person prior to the Effective Time. The Surviving Corporation will and Parent will cause the Surviving Corporation to also advance expenses as incurred to any such Indemnified Party as long as such Indemnified Party undertakes to repay such advances if it is ultimately determined by final adjudication that such Indemnified Party is not entitled to indemnification.

Prior to the Effective Time, Vonage will, and if Vonage is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as Vonage’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Vonage’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the Transactions). In no event will Vonage be required to pay an annual premium for such policies in excess of 300% of the annual premium paid as of the date of the Merger Agreement by Vonage for such insurance. If Vonage for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time Vonage’s existing policies, or the Surviving Corporation will, and Parent will cause the Surviving Corporation to, purchase a comparable policy for such six-year period with such benefits and levels of coverage at least as favorable as Vonage’s existing policies as of the date of the Merger Agreement. In no event will Vonage be required to pay, or Parent or the Surviving Corporation be required to pay for such policies, an annual premium in excess of 300% of the annual premium paid as of the date of the Merger Agreement by Vonage for such insurance. If the premium for such insurance coverage exceeds such amount, the Surviving Corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

In addition, for not less than six years from and after the Effective Time, Parent will, and Parent will cause the Surviving Corporation to, ensure that the Surviving Corporation maintains provisions in the organizational documents of the Surviving Corporation with respect to indemnification, advancement of expenses and exculpation of Indemnified Parties that are no less favorable than the analogous provisions contained in the organizational documents of Vonage and its subsidiaries immediately prior to the Effective Time.

For additional information, see the section entitled “The Agreement and Plan of Merger—Interests of Directors and Executive Officers in the Merger—Director and Officer Indemnification and Insurance,” beginning on page 89.

Certain Effects of the Merger

If the Merger Agreement Proposal is approved by the holders of a majority of the outstanding shares of Vonage Common Stock entitled to vote on such matter and the other conditions to the closing of the Merger are either satisfied or (to the extent permitted by applicable law) waived, Merger Sub will be merged with and into Vonage upon the terms set forth in the Merger Agreement. As the Surviving Corporation in the Merger, Vonage will continue to exist following the Merger as an indirect wholly-owned subsidiary of Parent.

Following the Merger, all of Vonage’s equity interests will be legally and beneficially owned by Parent, and none of Vonage’s current stockholders will, by virtue of the Merger, have any ownership interest in, or be a stockholder of, Vonage, the Surviving Corporation or Parent after the completion of the Merger. As a result, Vonage’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Vonage Common Stock. Following the Merger, Parent will benefit from any increase in Vonage’s enterprise value and also will bear the risk of any decrease in Vonage’s enterprise value.

Upon completion of the Merger, each share of Vonage Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be cancelled, will cease to exist and will be automatically converted into the right to receive the Merger Consideration, net of any applicable withholding taxes and without interest. See the section of entitled “The Agreement and Plan of Merger—Merger Consideration and Effect of the Merger on Certain Securities,” beginning on page 69.

For information regarding the effects of the Merger on Vonage’s outstanding Equity Awards, please see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 54, and the section entitled “The Agreement and Plan of Merger—Treatment of Equity Awards,” beginning on page 70.

Vonage Common Stock is currently registered under the Exchange Act and trades on NASDAQ under the symbol “VG.” Following the completion of the Merger, shares of Vonage Common Stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of Vonage Common Stock under the Exchange Act will be terminated, and Vonage will no longer be required to file periodic and other reports with the SEC with respect to Vonage Common Stock. Termination of registration of Vonage Common Stock under the Exchange Act will reduce the information required to be furnished by Vonage to Vonage’s stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Vonage to the extent that they apply solely as a result of the registration of Vonage Common Stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the Merger Agreement Proposal is not approved by the holders of shares of Vonage Common Stock representing a majority of the outstanding shares of Vonage Common Stock entitled to vote on such matter or if the Merger is not completed for any other reason, you will not receive the Merger Consideration or any other consideration from Parent or Merger Sub for your shares of Vonage Common Stock. Instead, Vonage will remain a public company, and Vonage Common Stock will continue to be listed and traded on NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Vonage Common Stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Vonage Common Stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Vonage Common Stock, including the risk that the market price of Vonage Common Stock may decline to the extent that the current market price of Vonage Common Stock reflects a market assumption that the Merger will be completed. If the Merger Agreement Proposal is not approved by the holders of shares of Vonage Common Stock representing a majority of the outstanding shares of Vonage Common Stock entitled to vote on such matter or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the Merger Agreement under specified circumstances, Vonage will be required to pay Parent a termination fee of $200,000,000. The Merger Agreement also provides that Parent may be required to pay Vonage a termination fee of $200,000,000 if the Merger Agreement is terminated due to failure to obtain CFIUS Clearance (as defined in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger”). If the Merger Agreement is terminated by Parent or the Company for failure to obtain the Company Requisite Vote, then the Company will be required to pay Parent a termination fee of $61,000,000.

Financing of the Merger

We anticipate that the total funds needed to complete the Merger, including the funds needed to pay Vonage stockholders and holders of other equity-based interests the amounts due to them under the Merger Agreement, which would be approximately $6.2 billion based upon the number of shares of Vonage Common Stock (and other equity-based interests) outstanding as of the Record Date, will be funded through Parent’s cash on-hand.

The completion of the Merger is not conditioned upon Parent’s receipt of financing.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger to holders of Vonage Common Stock who receive cash for their shares of Vonage Common Stock in the Merger. This summary is general in nature, for information purposes only, and does not purport to discuss all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder in light of such holder’s particular circumstances. In addition, this summary does not address the Medicare tax on net investment income or describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation.

This summary only addresses shares of Vonage Common Stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), generally, property held for investment. This summary does not address the U.S. federal income tax consequences to U.S. Holders who demand appraisal rights under Delaware law. This summary also does not address tax considerations applicable to any U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entities for U.S. federal income tax purposes (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a taxpayer subject to Section 1061 of the Code;

•	a holder of shares of Vonage Common Stock subject to the alternative minimum tax provisions of the Code;

•

a holder of shares of Vonage Common Stock that received the shares of Vonage Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. Holder that has a functional currency other than the U.S. dollar;

•	a holder that holds shares of Vonage Common Stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

For purposes of this discussion, we use the term “U.S. Holder” to mean a beneficial owner of shares of Vonage Common Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Vonage Common Stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Vonage Common Stock should consult such partner’s tax advisor.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS AND NON-U.S. HOLDERS. WE URGE U.S. HOLDERS, NON-U.S. HOLDERS AND OTHER BENEFICIAL OWNERS OF SHARES OF VONAGE COMMON STOCK TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

U.S. Holders

General. A U.S. Holder’s receipt of cash in exchange for shares of Vonage Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and such U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Vonage Common Stock converted into the right to receive cash in the Merger. Gain or loss will be determined separately for each block of shares of Vonage Common Stock (that is, shares of Vonage Common Stock acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Vonage Common Stock is more than one year at the Effective Time. Long-term capital gain recognized by a non-corporate U.S. Holder generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding. A U.S. Holder may be subject to information reporting. In addition, all payments to which a U.S. Holder would be entitled pursuant to the Merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact), or (ii) provides a taxpayer identification number (a “TIN”) and certifies, under penalty of perjury, that the U.S. Holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not otherwise establish exemption should complete and sign the IRS Form W-9, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. Holder does not provide a correct TIN, such U.S. Holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. Holder may obtain a refund by filing a U.S. federal income tax return in a timely manner.

Non-U.S. Holders

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of shares of Vonage Common Stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Generally, the exchange of shares of Vonage Common Stock for cash pursuant to the Merger will not be a taxable transaction to Non-U.S. Holders for U.S. federal income tax purposes, unless: (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Merger and certain other conditions are met; (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or (iii) Vonage is or has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the Non-U.S. Holder’s holding period and the five-year period preceding the Merger, the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the shares of Vonage Common Stock at any time within such period, and certain other conditions are satisfied.

In the case of clause (i) of the preceding paragraph, gain generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States). In the case of clause (ii) of the preceding paragraph, unless a tax treaty provides otherwise, gain will be subject to U.S. federal income tax at the rates generally applicable to a U.S. Holder (and such Non-U.S. Holder should generally provide an IRS Form W-8ECI). A Non-U.S. Holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate) with respect to gain recognized under clause (ii). In the case of clause (iii) of the preceding paragraph, Non-U.S. Holders that have actually or constructively owned more than 5% of the shares of Vonage Common Stock should consult their tax advisors regarding the process for requesting documentation from Vonage to establish whether the Company is a USRPHC for U.S. federal income tax purposes and any consequences with respect thereto. Non-U.S. Holders are urged to consult their tax advisors with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Merger and the effect of any applicable tax treaties.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the respective obligations of Vonage, Parent and Merger Sub to effect the Merger are subject to (i) the waiting period under the HSR Act having expired or been earlier terminated, (ii) regulatory clearances having been obtained under certain foreign Antitrust Laws and (iii) having obtained CFIUS Clearance (as defined in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger”). On December 3, 2021, Vonage and Parent filed their respective notification and report forms under the HSR Act with the DOJ, which triggered the start of the HSR Act waiting period. Unless the DOJ grants early termination of the HSR Act review period (subject to the lifting of the current suspension of review period early terminations by the DOJ and FTC), the DOJ issues a Second Request, or the parties agree that Parent will pull and refile its notification and report form in order to allow the DOJ additional time to review the transaction and thereby reduce the risk of a Second Request being issued the waiting period will expire on January 3, 2022.

At any time before or after the Effective Time, the FTC, the DOJ, antitrust authorities outside the United States or U.S. state attorneys general or the Committee on Foreign Investment in the United States (“CFIUS”) could take action under applicable Antitrust Laws (as defined in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger”), including seeking to enjoin the completion of the Merger, conditionally approving the Merger upon the divestiture of Vonage’s or Parent’s assets, subjecting the completion of the Merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the Antitrust Laws under certain circumstances.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully in its entirety.

The Merger Agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Vonage, Parent or Merger Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of Vonage, in the public filings that Vonage makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” beginning on page 110.

The representations, warranties and covenants made in the Merger Agreement by Vonage, Parent and Merger Sub are qualified and subject to important limitations agreed to by Vonage, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by Vonage, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Date of the Merger Agreement

The Merger Agreement was executed by Vonage, Parent and Merger Sub on November 22, 2021 (“date of the Merger Agreement”).

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into Vonage and the separate corporate existence of Merger Sub will thereupon cease. Vonage will be the Surviving Corporation in the Merger, and the separate corporate existence of Vonage with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, except as set forth in the section entitled “The Agreement and Plan of Merger—Organizational Documents; Directors and Officers” below. The Merger will have the effects specified in the DGCL.

Closing; Effective Time

The closing of the Merger (“Closing”) will take place as soon as reasonably practicable, and in no event later than five (5) business days, following the day on which the last to be satisfied or waived of each of the conditions set forth in the Merger Agreement is satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) (the date on which the Closing occurs is the “Closing Date”).

Concurrently with the Closing, Vonage and Parent will cause a certificate of merger with respect to the Merger (“Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Effective Time of the Merger will be 11:59:59 P.M., Eastern Time, on the Closing Date, as set forth in the Certificate of Merger in accordance with the DGCL, unless otherwise agreed by the parties.

Organizational Documents; Directors and Officers

At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit A of the Merger Agreement. Additionally, at the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation until thereafter amended, except (i) that references to the name of Merger Sub will be replaced by the name of the Surviving Corporation and (ii) for such changes as are agreed by the parties and necessary to comply with the director and officer indemnification and insurance obligations described in “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance,” beginning on page 89.

The Merger Agreement provides that, at the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the Surviving Corporation from and after the Effective Time and (ii) the officers of Merger Sub immediately prior to the Effective Time will become the initial officers of the Surviving Corporation from and after the Effective Time.

The Merger Agreement provides that, the Surviving Corporation will not have the power or authority, and will be unable and not permitted (whether by operation of law, as a result of or in connection with a transaction or otherwise) (a) to grant or release (on behalf of itself, any direct or indirect holder or beneficial owner of any equity or other securities of the Surviving Corporation, or any affiliate of the Surviving Corporation or of any such holder or beneficial owner) any rights, property, assets or claims of any kind, (b) to bind any person or entity (including itself, any direct or indirect holder or beneficial owner of any equity or other securities of the Surviving Corporation, or any affiliate of the Surviving Corporation or of any such holder or beneficial owner) to any liabilities or obligations of any kind or (c) to assume (on behalf of itself, any direct or indirect holder or beneficial owner of any equity or other securities of the Surviving Corporation, or any affiliate of the Surviving Corporation or of any such holder or beneficial owner) any liabilities or obligations of any kind, in each case, under clauses (a), (b) and (c), that relate to or involve in any way any intellectual property rights of any kind, including any rights relating to patents or patent applications, of any direct or indirect holder or beneficial owner of any of equity or other securities of the Surviving Corporation or any affiliate of the Surviving Corporation or of any such holder or beneficial owner (in all cases other than to the extent solely relating to or involving such intellectual property rights of the Surviving Corporation and its subsidiaries), for any reason or in any way and whether or not by virtue of, in connection with or as a result of the status of such holder, beneficial owner or affiliate as an affiliate of the Surviving Corporation or otherwise; provided, that the foregoing shall not restrict the power, authority, ability and right of the Surviving Corporation to (i) grant or release rights, property, assets or claims that are owned or held directly by the Surviving Corporation or its subsidiaries (and not by any of its affiliates other than its subsidiaries) or (ii) bind or assume liabilities or obligations on behalf of itself and its subsidiaries (and not any of its affiliates other than its subsidiaries).

Merger Consideration and Effect of the Merger on Certain Securities

At the Effective Time, each share of Vonage Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will cease to be outstanding, will be cancelled and will cease to exist, and each Certificate formerly representing any shares of Vonage Common Stock (other than Excluded Shares and Dissenting Shares) and each Uncertificated Share (other than Excluded Shares and Dissenting Shares) will thereafter represent only the right to receive the Merger Consideration. Each Certificate formerly representing shares of Vonage Common Stock and each Uncertificated Share of Vonage Common Stock owned by stockholders who will not have voted in favor of the Merger Agreement Proposal and who will have properly exercised appraisal rights in respect of such shares of Vonage Common Stock in accordance with Section 262 of the DGCL will thereafter represent only the right to receive the payment described in the section below entitled “—Dissenting Shares.”

Merger Sub Common Stock

Each share of common stock, par value $0.001, of Merger Sub that is issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.001, of the Surviving Corporation.

Company Rights

At the Effective Time, all Company Rights (as defined in the Merger Agreement), together with the associated Series A Participating Preferred Shares (as defined in the Merger Agreement), will expire in their entirety without any payment being made in respect thereof in accordance with the Preservation Plan Amendment (as defined in the section entitled “The Agreement and Plan of Merger—Preservation Plan Amendment”).

Dissenting Shares

All shares of Vonage Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Vonage stockholders who do not vote in favor of the Merger Agreement Proposal and who properly exercise appraisal rights in respect of such shares of Vonage Common Stock in accordance with Section 262 of the DGCL will not be converted into the right to receive, the Merger Consideration. Instead, at the Effective Time, the Dissenting Shares will thereafter represent only the right to receive the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL. Any Dissenting Shares held by Vonage stockholders who fail to properly perfect or who have effectively withdrawn or lost the right to appraisal under Section 262 of the DGCL or who a court of competent jurisdiction has finally determined is not entitled to relief provided by Section 262 of the DGCL with respect to any shares of Vonage Common Stock, will no longer be considered Dissenting Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, net of any applicable withholding taxes and without interest and less any required tax withholding upon surrender of the Certificate or Uncertificated Shares that formerly evidenced such shares of Vonage Common Stock pursuant to the applicable exchange procedures under the Merger Agreement.

Vonage is required to provide Parent with (i) written notice as promptly as practicable of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to Delaware law and received by Vonage relating to Dissenting Shares, and (ii) the opportunity to participate in any proposed strategy, decision, negotiation and proceedings with respect to demands for appraisal under Delaware law. Parent has the right to direct and control all negotiations and proceedings with respect to such demands or attempted withdrawals of such demands and any other actions with respect to Vonage stockholders’ rights for appraisal. Absent the prior written consent of Parent, Vonage is prohibited from voluntarily making any payment with respect to any demand for appraisal, from settling or offering to settle any such demands for payment in respect of Dissenting Shares, from approving any withdrawal of any such demand or from waiving any failure to timely deliver a written demand of appraisal under Section 262 of the DGCL. Any amounts required to be paid to a holder in respect of any Dissenting Shares will be paid by the Surviving Corporation.

Treatment of Equity Awards

The Merger Agreement provides that unless otherwise mutually agreed by the parties, or by Parent and the applicable holder, in consultation with the Company, at the Effective Time each outstanding equity award will be treated as follows:

Company Options

Each Company Option that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, (i) if the per share of Vonage Common Stock exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option will terminate and be cancelled, without any consideration being payable for such Company Option, and have no further force or effect and (ii) if the per share of Vonage Common Stock exercise price of such Company Option is less than the Merger Consideration, such Company Option will terminate and be cancelled in exchange for the right to receive a lump sum cash payment in the amount equal to (A) the number of shares of Vonage Common Stock underlying the Company Option immediately prior to the Effective Time, multiplied by (B) an amount equal to the Merger Consideration minus the applicable exercise price (the product of (A) and (B), the “Option Payment”). The Option Payment (if any) payable to each former holder of a Company Option that was outstanding immediately prior to the Effective Time will be paid through the Surviving Corporation’s payroll to such former holder without interest and net of any withholding taxes, as soon as practicable following the Effective Date, but in any event not later than the first (1st) regular payroll date of the Surviving Corporation following the Effective Time; provided that if such first (1st) payroll date occurs fewer than five (5) business days following the Effective Time, the Option Payment will be paid no later than the second (2nd) regular payroll date of the Surviving Corporation following the Effective Time.

Company Restricted Stock Units

Each Restricted Stock Unit that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled in exchange for: (i) with respect to Restricted Stock Units that become vested in accordance with their terms on or prior to the Effective Time but have not yet been paid, the right to receive a lump sum cash payment in the amount equal to (A) the number of shares of Vonage Common Stock underlying such Restricted Stock Unit, multiplied by (B) the Merger Consideration (each such payment, a “RSU Payment”); and (ii) with respect to all other Restricted Stock Units, a new cash-based award representing the right to receive an unvested amount in cash equal to (A) the number of shares of Vonage Common Stock underlying such Restricted Stock Unit, multiplied by (B) the Merger Consideration, which vesting will be subject to the continued employment of the former holder of such Restricted Stock Unit with Parent and its Affiliates (including the Surviving Corporation), on the same vesting schedule (including with respect to any terms providing for acceleration of vesting) and otherwise on substantially the same terms as the corresponding Restricted Stock Unit, except as otherwise provided for in the Merger Agreement (each such award, a “Parent RSU Cash Award”).

Following the Effective Time, no Restricted Stock Unit that was outstanding immediately prior to the Effective Time will remain outstanding and each former holder of any such Restricted Stock Unit will cease to have any rights with respect thereto, except the right to receive an RSU Payment or a Parent RSU Cash Award in exchange for such Restricted Stock Unit. The vested cash amounts payable with respect to each portion of any RSU Payment or Parent RSU Cash Award will be paid through the Surviving Corporation’s payroll to the former holder of the corresponding Restricted Stock Unit without interest and net of any withholding taxes, as soon as practicable following the applicable vesting date, but in any event not later than the first (1st) regular payroll date of the Surviving Corporation following the applicable vesting date; provided that if such first (1st) payroll date occurs fewer than five (5) business days following the applicable vesting date for any portion of an RSU Payment or a Parent RSU Cash Award, the vested cash amounts with respect to such portion will be paid no later than the second (2nd) regular payroll date of the Surviving Corporation following the applicable vesting date. For purposes of the immediately preceding sentence, with respect to any RSU Payments, the Closing Date will be treated as the vesting date.

Company Performance Restricted Stock Units

Each Performance Restricted Stock Unit that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled in exchange for: (i) with respect to Performance Restricted Stock Units with a performance period that ends on or prior to the Effective Time, the right to receive a lump sum cash payment in the amount equal to (A) the number of shares of Vonage Common Stock subject to such Performance Restricted Stock Unit that vested based on the actual level of achievement under the awards, multiplied by (B) the Merger Consideration (a “PRSU Payment”); and (ii) with respect to all other Performance Restricted Stock Units, a new cash-based award representing the right to receive an unvested amount in cash equal to (A) the number of shares of Vonage Common Stock subject to such Performance Restricted Stock Unit that would vest based on the actual level of achievement as of the Effective Time compared against pro-rated performance measures as of the Effective Time, multiplied by (B) the Merger Consideration, which vesting will be subject to the continued employment of the former holder of such Performance Restricted Stock Unit with Parent and its Affiliates (including the Surviving Corporation), on the same time-based vesting schedule (including with respect to any terms providing for acceleration of vesting) and otherwise on substantially the same terms as the corresponding Performance Restricted Stock Unit, except as otherwise provided for in the Merger Agreement (each such award, a “Parent PRSU Cash Award”).

Following the Effective Time, no such Performance Restricted Stock Unit that was outstanding immediately prior to the Effective Time will remain outstanding and each former holder of any such Performance Restricted Stock Unit will cease to have any rights with respect to such Company Performance Restricted Stock Unit, except the right to receive a PRSU Payment or a Parent PRSU Cash Award in exchange for such Performance Restricted Stock Unit. The vested cash amounts payable with respect to each portion of any PRSU Payment or Parent PRSU Cash Award will be paid through the Surviving Corporation’s payroll to the former holder of the corresponding Performance Restricted Stock Unit without interest and net of any withholding taxes, as soon as practicable following the applicable vesting date, but in any event not later than the first (1st) regular payroll date of the Surviving Corporation following the applicable vesting date; provided that if such first (1st) payroll date occurs fewer than five (5) business days following the applicable vesting date for any portion of a PRSU Payment or Parent PRSU Cash Award, the vested cash amounts with respect to such portion will be paid no later than the second (2nd) regular payroll date of the Surviving Corporation following the applicable vesting date. For purposes of the immediately preceding sentence, with respect to any PRSU Payment, the Closing Date will be treated as the vesting date.

Treatment of Convertible Notes

At or after the Effective Time, each holder of the Convertible Notes subject to the terms and conditions of the Convertible Notes Indenture will be entitled to: (i) convert such holder’s Convertible Notes into a right to receive from the Surviving Corporation an amount in cash for each $1,000 principal amount of such Convertible Notes held by such holder equal to the Merger Consideration multiplied by the Conversion Rate (as defined in the Convertible Notes Indenture and as may be adjusted for any Additional Shares (as defined in the Convertible Notes Indenture)) in effect on the applicable Conversion Date (as defined in the Convertible Notes Indenture); (ii) require the Surviving Corporation to repurchase such holder’s Convertible Notes (or any portion of principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof), for cash on a date specified by the Company in accordance with the Convertible Notes Indenture at the Fundamental Change Repurchase Price (as defined in the Convertible Notes Indenture); or (iii) continue to hold such holder’s Convertible Notes, which, following the Effective Time will only be convertible or exchangeable into the Merger Consideration in accordance with the provisions of the Merger Agreement related to the Convertible Notes.

Exchange of Certificates

Exchange Procedures

At or immediately prior to the Effective Time, Parent will deposit, or cause to be deposited, with a paying agent selected by Parent and reasonably acceptable to Vonage (the “Paying Agent”), for payment to the holders of shares of Vonage Common Stock, an aggregate amount of cash comprising the aggregate Merger Consideration to which holders of Vonage Common Stock will become entitled in connection with the Merger.

Promptly after the Effective Time (and in any event within three (3) business days after the Effective Time), Parent will cause the Paying Agent to mail to each holder of record of Certificates formerly representing any of the shares of Vonage Common Stock (other than Excluded Shares and Dissenting Shares): (i) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its shares of Vonage Common Stock into the right to receive the Merger Consideration, and specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates). Upon the surrender of a Certificate (or affidavit of loss in lieu of the Certificate) to the Paying Agent in accordance with the terms of such transmittal materials, the holder of such Certificate will be entitled to receive in exchange for such Certificate an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required tax withholding) equal to the cash amount that such holder is entitled to receive as the Merger Consideration, and the Certificate so surrendered will be cancelled. No interest will be paid or accrued on any amount payable to holders of Certificates. In the event of a transfer of ownership of shares of Vonage Common Stock represented by a Certificate that is not registered in the transfer records of Vonage, a check for any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such a transferee if the Certificate formerly representing such shares of Vonage Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, reasonably acceptable to the Paying Agent.

You should not send in your Certificate(s) with your proxy card. A letter of transmittal with instructions for the surrender of Certificates will be mailed to stockholders if the Merger is completed.

Lost, Stolen and Destroyed Certificates

In the event that any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed to the Paying Agent or the Surviving Corporation, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash that would have been issuable or payable (after giving effect to any required tax withholdings) had such lost, stolen or destroyed Certificate been surrendered. Additionally, Parent or Paying Agent, in its discretion and as a condition precedent to payment of the Merger Consideration, may require owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Uncertificated Shares

Promptly after the Effective Time (and in any event within three (3) business days after the Effective Time), Parent will cause the Paying Agent to (i) mail to each registered holder of Uncertificated Shares (other than Excluded Shares and Dissenting Shares) materials advising such holder of the effectiveness of the Merger and the conversion of its shares of Vonage Common Stock into the right to receive the Merger Consideration and (ii) deliver the cash that such holder is entitled to receive in respect of its shares of Vonage Common Stock (after giving effect to any tax withholdings), without interest thereon.

Representations and Warranties

Vonage, on the one hand, and Parent and Merger Sub, on the other hand, have each made representations and warranties to each other in the Merger Agreement.

The representations and warranties referenced below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures filed with or furnished to the SEC and confidential disclosures made by the parties to each other (including in the disclosure letter delivered by Vonage in connection with the Merger Agreement (the “Company Disclosure Letter”). The representations and warranties contained in the Merger Agreement should not be relied upon as characterizations of the actual state of facts or condition of Vonage, Parent, Merger Sub, or any of their respective subsidiaries, affiliates or businesses. The representations and warranties of each of the parties to the Merger Agreement will expire at the Effective Time.

Representations and Warranties of Vonage

Vonage has made customary representations and warranties to Parent and Merger Sub in the Merger Agreement regarding aspects of Vonage’s business and various other matters pertinent to the Merger. The topics covered by its representations and warranties include the following:

•	the organization, good standing and qualification to do business of Vonage;

•	the capital structure of, and the absence of restrictions with respect to the capital stock of, Vonage and its subsidiaries;

•

Vonage’s authority to enter into, and, subject to the Company Requisite Vote, consummate the Transactions, the recommendation of the Board to approve the Merger Agreement and the opinion of Vonage’s financial advisor;

•

the governmental and regulatory approvals required to complete the Merger, and the absence of conflicts with, or violations of, laws, organizational documents or certain Material Contracts (as defined below) and instruments to which Vonage is a party, in each case as a result of Vonage’s execution or delivery of the Merger Agreement or the performance by Vonage of its covenants under the Merger Agreement, or the consummation by Vonage of the Transactions;

•	Vonage’s SEC filings since December 31, 2019 and the financial statements contained in those filings;

•	the absence of certain changes or events since January 1, 2021 and that Vonage conducted its business in the ordinary course from June 30, 2021 to November 22, 2021;

•	the absence of pending or threatened material litigation, material liabilities or outstanding orders and judgments;

•	employee benefits matters;

•	labor matters;

•	Vonage’s compliance with laws, possession of licenses;

•	the existence of and compliance with contracts that are described in the material contracts representation and warranty in the Merger Agreement (“Material Contracts”);

•

the inapplicability to the Transactions of takeover laws and of the Tax Benefits Preservation Plan between the Company and American Stock Transfer & Trust Company, LLC, dated June 7, 2012 (as amended from time to time, the “Preservation Plan”);

•	environmental matters;

•	tax matters;

•	Vonage’s intellectual property, information technology, data security and data privacy;

•	Vonage’s real property;

•	Vonage’s relationships with its top suppliers and its top customers for the API business, Vonage Business Communications, Vonage Business Enterprise and Vonage Contact Center businesses;

•	the absence of affiliate transactions;

•	insurance coverage; and

•	the absence of broker’s or finder’s fees in connection with the Transactions.

Some of Vonage’s representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the Merger Agreement, a “Company Material Adverse Effect” on Vonage means any change, event, development, circumstance or effect that, individually or taken together with any other change, event development, circumstance or effect: (a) has had or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition, operations or results of operations of the Company and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay, materially impair or materially interfere with, or materially adversely affect the ability of the Company or its subsidiaries to consummate the Merger and the other Transactions on or before May 22, 2022 (the “Termination Date”); provided, that in the case of clause (a) above, none of the following will be deemed, either alone or in combination, to constitute, and there will not be taken into account in determining whether there has been a Company Material Adverse Effect any adverse effect to the extent arising from or attributable or relating to:

•	changes in, or events generally affecting, the U.S. or global financial, securities or capital markets;

•

general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation;

•	changes in, or events generally affecting, the industries in which the Company or any of its subsidiaries operate;

•

any natural or man-made disaster or acts of God, including earthquakes, floods, hurricanes, tornados, volcanic eruptions, epidemics, pandemics or disease outbreak (including COVID-19) or any COVID-19 Measures (as defined in the Merger Agreement) or any change in such COVID-19 Measures or official interpretations thereof following the date of the Merger Agreement or any acts of terrorism, sabotage, riots, demonstrations, public disorders, military action or war or any escalation or worsening thereof;

•	any failure by the Company or any of its subsidiaries to meet any internal or published budgets, projections, estimates, forecasts or predictions in respect of financial performance;

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a decline in the price of the shares of Vonage Common Stock, or a change in the trading volume of the shares of Vonage Common Stock, on the NASDAQ, provided that the exceptions in this bullet and the one above will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect;

•	changes in applicable law;

•	changes in GAAP (or authoritative interpretation thereof);

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the taking of any specific action expressly required by the Merger Agreement or taken with Parent’s written consent, or the announcement or pendency of the Merger Agreement and the Merger, including the impact thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom the Company has a relationship or employees (including, but not limited to, any cancellation of or delays in customer orders, any reduction in sales, any disruption in or loss of customer, supplier, distributor, partner or similar relationships, or any loss of employees, but, in each case, excluding the Company’s compliance with its obligations pursuant to the interim operations covenant (described in the section entitled “The Agreement and Plan of Merger—Covenants Regarding Conduct of Business by Vonage Prior to the Merger”), provided that this clause will not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of the Merger Agreement or the consummation of the Transactions;

•	cybersecurity attacks that are not specific to the Company;

•	any litigation brought by stockholders of the Company or Parent alleging breach of fiduciary duty or inadequate disclosure in connection with the Merger Agreement or any of the Transactions; or

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any matter disclosed in the Company Disclosure Letter that, on and subject to the terms of clause (a) of the opening paragraph of Article IV of the Merger Agreement, qualifies the first sentence of the section of the Merger Agreement relating to the Company’s representations and warranties on absence of certain changes.

The changes, effects, circumstances or developments set forth in bullets one, two, three, four, six, seven, eight, and eleven will be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub made customary representations and warranties to Vonage in the Merger Agreement, including representations and warranties relating to the following:

•	the organization, good standing and qualification to do business of Parent and Merger Sub;

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Parent’s ownership of Merger Sub’s capital stock prior to and at the Effective Time, and Merger Sub’s lack of operating activities and assets and liabilities other than those incident to its formation and pursuant to the Merger Agreement and the Merger and other Transactions;

•	each of Parent’s and Merger Sub’s authority to enter into, and consummate the Transactions;

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the governmental and regulatory approvals required to complete the Merger, and the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments to which Parent or Merger Sub is a party, in each case as a result of Parent’s and Merger Sub’s execution or delivery of the Merger Agreement or the performance by Parent and Merger Sub of their respective covenants under the Merger Agreement, or the consummation by Parent and Merger Sub of the Transactions;

•	the absence of pending or threatened litigation and outstanding judgments which would prevent the Merger;

•	the financial ability of Parent to consummate the Merger; and

•	the solvency of Parent and Merger Sub.

Covenants Regarding Conduct of Business by Vonage Prior to the Merger

Under the Merger Agreement, Vonage agreed as to itself and its subsidiaries that, from and after the execution of the Merger Agreement and prior to the Effective Time, except (i) as required by applicable law, (ii) as Parent otherwise approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), (iii) as expressly set forth in the Company Disclosure Letter, or (iv) expressly required by the Merger Agreement, Vonage will use commercially reasonable efforts to conduct its business and the business of its subsidiaries in the ordinary course of business and to (A) preserve substantially intact its and its subsidiaries’ business organizations, goodwill, assets, properties and contracts, (B) maintain its existence in good standing under the laws of its incorporation or formation, (C) keep available the services of its current officers and employees, and (D) preserve its existing relationships with its material customers, suppliers, licensors, licensees, distributors, lessors and other persons with which the Company and its subsidiaries have business relations. In addition, Vonage agrees as to itself and its subsidiaries that, from and after the date of the Merger Agreement and prior to the Effective Time, except as (1) required by applicable law, (2) Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (3) expressly disclosed in the Company Disclosure Letter, or (4) expressly provided for in the Merger Agreement, Vonage will not and will not permit any of its subsidiaries to:

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(i) amend, supplement or otherwise modify its certificate of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents of any wholly owned subsidiary of the Company that would not prevent, delay or impair the Merger or the other Transactions), (ii) adjust, split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction), (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise (or any combination thereof) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock (except for any dividends or distributions paid by a direct or indirect wholly owned subsidiary of the Company to another direct or indirect wholly owned subsidiary of the Company or to the Company), or (iv) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (A) the exercise of Company Options or the forfeiture of, or withholding of taxes with respect to, Company Options, Restricted Stock Units or Performance Restricted Stock Units or (B) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned subsidiary of the Company by the Company or any other wholly owned subsidiary of the Company);

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merge or consolidate with any other person, or restructure, recapitalize, dissolve, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of any wholly owned subsidiaries of the Company that would not prevent, delay or impair the Merger or the other Transactions), or adopt or effect a plan of complete or partial liquidation or dissolution;

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except as required by the terms of any Company Plan (as defined in the Merger Agreement), (i) increase the compensation or benefits payable to any participant, other than (A) de minimis increases in benefits, (B) increases of cash compensation for employees whose annual base salary is less than $220,000 in the ordinary course of business consistent with past practice not to exceed an aggregate increase of three percent (3%) for all such employees or (C) increases of cash compensation for any employee in connection with a promotion based on job performance or workplace requirements not to exceed a per-employee increase of fifteen percent (15%), (ii) grant any new extraordinary bonus, severance, change of control, retention, termination or similar compensation or benefits to any participant, (iii) adopt, establish or make any change to any Company Plan or any collective bargaining agreement, other than changes to Company Plans that are intended to be qualified under Section 401(a) of the Code, or Company Plans that provide health or welfare benefits, in each case, which are made in the ordinary course of business and do not materially increase such Company Plans’ cost to the Company, (iv) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Company Plan, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan, (vi) hire or terminate the employment of (other than termination for cause) any participant with annual base salary or fees in excess of $220,000 per year, (vii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or any other restrictive covenant obligation of any participant, (viii) forgive any loans to any participant, or (ix) effectuate a “plant closing,” “mass layoff” (each as defined in the Workers Adjustment Retraining Notification Act) or other employee mass layoff event affecting in whole or in part any site of employment, facility or operating unit;

•	incur any indebtedness or issue any rights to acquire any indebtedness, or assume, guarantee or otherwise become liable for any indebtedness for any person, except (i) in the ordinary course of business, borrowings under the Company’s Existing Credit Agreement (as defined in the Merger Agreement) (provided that the Company will not be permitted to increase the borrowing capacity existing as of the date hereof under the Existing Credit Agreement), or (ii) inter-company indebtedness among the Company and its wholly owned subsidiaries, or (iii)(A) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (B) overdraft facilities or cash management programs, in the case of clauses (A) and (B) above, issued, made or entered into in the ordinary course of business;

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make or commit to make any capital expenditures, or any obligations or liabilities in connection therewith, greater than the amounts set forth on the Company Disclosure Letter, except for any capital expenditures, or any obligations or liabilities in connection therewith which otherwise do not exceed $1,000,000 individually, or $2,500,000 in the aggregate;

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transfer, lease, license, sell, assign, mortgage, pledge, place a lien upon, surrender, divest, cancel, abandon, allow to lapse or otherwise dispose of any properties or assets (including capital stock of any of its subsidiaries but not including any Intellectual Property), with a fair market value in excess of $1,000,000 individually or $2,500,000 in the aggregate (other than (i) transactions among the Company and its wholly owned subsidiaries, (ii) sales of inventory or obsolete or worthless equipment, in each case, in the ordinary course of business, or (iii) leases of equipment to customers in the ordinary course of business);

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issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or other Company Securities, except (i) for any shares of Vonage Common Stock issued pursuant to Company Options, Restricted Stock Units and Performance Restricted Stock Units outstanding on the date of the Merger Agreement in accordance with the existing terms of such awards and the Company Stock Plans, and (ii) for any shares of Vonage Common Stock issued in connection with conversions of the Convertible Notes in accordance with and pursuant to the Convertible Notes Indenture, but subject to the terms of the Merger Agreement, or disposition of the Capped Call Transactions (as defined in the section entitled “The Agreement and Plan of Merger—Convertible Notes; Capped Call Transactions”) upon exercise and settlement or termination thereof in accordance with and pursuant to the Capped Call Documentation (as defined in the section entitled “The Agreement and Plan of Merger—Convertible Notes; Capped Call Transactions”), but subject to the terms of the Merger Agreement, in each case, that are outstanding on the date of the Merger Agreement, and (iii) for any issuances, sales or transfers of securities of wholly owned subsidiaries to the Company or to any other wholly owned subsidiary of the Company (in each case other than shares of Vonage Common Stock);

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acquire or commit to acquire any business, whether by merger, purchase of property or assets, consolidation or otherwise or spend or commit to spend in excess of $1,000,000 individually or $2,500,000 in the aggregate to acquire assets or other property (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition);

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make any material change with respect to its financial accounting policies or procedures, or revalue in any material respect any of its properties or assets, including writing off notes or accounts receivables, in each case, except as required by changes in GAAP or by applicable law;

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(i) enter into any new line of business, or (ii) start to conduct a line of business of the Company or any of its subsidiaries in any geographic area where it is not conducted as of the date of the Merger Agreement;

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make any loans, advances or capital contributions to, or investments in, any person (other than extensions of credit to customers in the ordinary course of business, advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto, or loans, advances or capital contributions to the Company or any direct or indirect wholly owned subsidiary of the Company);

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(i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any Material Contract or (ii) other than in the ordinary course of business and after consultation with Parent, enter into any contract that would have been a Material Contract had it been entered into prior to the date of the Merger Agreement; provided, that for the avoidance of doubt this covenant will not prohibit or restrict any Company Plans;

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without limiting the rights of Parent under the Merger Agreement regarding stockholder litigation, (i) settle, waive, release compromise or otherwise resolve any proceeding in a manner resulting in liability for, or restrictions on the conduct of the business by, the Company or any of its subsidiaries, other than settlements, waivers or releases of, or compromises for or resolutions of any proceeding unrelated to Intellectual Property (as defined below) if the amount of any such settlement is not in excess of $1,000,000 individually or $2,500,000 in the aggregate; provided, that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company and its subsidiaries or Parent and its subsidiaries; or (ii) waive any material right with respect to any material claim held by the Company or any of its subsidiaries;

•	fail to maintain, cancel, terminate or allow to lapse without a commercially reasonable substitute therefor, any material license;

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(i) other than in the ordinary course of business, terminate, fail to renew, abandon, cancel, let lapse, fail to continue to prosecute or defend, encumber, license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing), sell, transfer or otherwise dispose of any and all Intellectual Property (as defined below) used in or necessary for the business of the Company or its subsidiaries (“Company IP”); (ii) issue, bring, commence, threaten or settle any litigation or other proceedings with respect to any Patent (as defined below) comprised in the Company IP; or (iii) become a member or promoter of, or a contributor to, or make any material commitments or material agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates, or could require or obligate, the Company or any of its affiliates (including future affiliates) to grant or offer to any other person any license or other right to any Intellectual Property;

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(i) enter into, or agree to enter into, any contract that could directly or indirectly obligate or purport to obligate (A) Parent or its affiliates (other than the Company and its subsidiaries) or (B) the Company or any of its subsidiaries to cause or require, or purport to cause or require, Parent or its affiliates (other than the Company and its subsidiaries), in any such case, to (x) grant to any other person (including the counterparty to such contract and/or its affiliates) any right to or with respect to any Intellectual Property or (y) be bound by, or subject to, any license or covenant (including any covenant not to sue, assert rights or offer fixed or reasonable royalties) with respect to any Intellectual Property;

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(i) settle any material tax claim, audit, or assessment for an amount materially in excess (other than by a de minimis amount) of the amount reserved or accrued on the Company balance sheet (or most recent consolidated balance sheet included in the Company reports), (ii) change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) make any material amendment to any tax returns, (iv) surrender or waive any right to claim a material tax refund, or (v) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

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terminate, cancel, make any material changes to the structure or terms, or materially reduce the limits or conditions of any of the insurance policies, including allowing the policies to expire without renewing such policies or obtaining comparable replacement coverage, or prejudicing rights to insurance payments or coverage; or

•	agree, resolve or commit to do any of the foregoing.

“Intellectual Property” means, collectively, any and all intellectual property, proprietary or similar rights, throughout the world, including rights in and to (i) Patents (as defined below), (ii) trademarks, service marks, logos and all related goodwill, (iii) domain names, web addresses, social media accounts (iv) works of authorship and copyrights, regardless of the medium of fixation or means of expression, (v) data, databases, software and computer programs, (vi) know-how, trade secrets, and all confidential and proprietary information, and (vii) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations in part, renewals, reissuances, re-examinations and extensions of any of the foregoing (as applicable).

“Patents” means all rights in and to patents and patent applications, inventions and invention disclosures (whether or not patentable), and any provisionals, divisionals, continuations, continuations in part, renewals, reissuances, re-examinations and extensions of any of the foregoing.

Restriction on Solicitation of Competing Proposals

Subject to certain exceptions described below, Vonage has agreed that it will not and will cause each of its subsidiaries and its and its subsidiaries’ respective directors, officers, and employees, and will instruct and use its commercially reasonable efforts to cause its and its subsidiaries’ respective Representatives, not to, directly or indirectly:

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solicit, initiate, or knowingly encourage or knowingly facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•	participate or engage in any discussions or negotiations with any person regarding any Acquisition Proposal;

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provide any non-public information concerning the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, record or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to knowingly induce the making, submission or announcement of, or knowingly encourage or knowingly facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

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approve, adopt, endorse, declare advisable or recommend (or publicly propose to do any of the foregoing with respect to) any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal; or

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other than an Acceptable Confidentiality Agreement (as defined below), enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other contract (whether binding or non-binding, oral or written, preliminary or definitive) relating to an Acquisition Transaction (as defined below) (any such letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other contract, an “Alternative Acquisition Agreement”).

The Company will, and the Company will cause its subsidiaries and Representatives to, (i) immediately cease and cause to be terminated any discussions and negotiations with any person (other than Parent, Merger Sub and their Representatives) conducted prior and up to the date of the Merger Agreement with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal, (ii) promptly (and, in any event, within four (4) business days) terminate all access granted to any person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom, in each case with respect to an Acquisition Proposal and (iii) promptly (and, in any event, within four (4) business days) deliver written notice to each such person requesting that such person (other than Parent, Merger Sub and their Representatives) promptly return or destroy all confidential information regarding the Company and its subsidiaries furnished to any such person in accordance with the applicable confidentiality agreement between the Company and such person; provided that the foregoing will not restrict the Company from permitting a person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent both (A) permitting such request or granting such waiver is necessary for the Board to comply with fiduciary duties under applicable law and (B) such standstill or similar obligation prevents a confidential proposal from being made to the Board.

The Company will not (i) except as otherwise provided in the Merger Agreement, terminate (or permit the termination of), waive or amend, or grant any exemptions under, the Preservation Plan, (ii) redeem any Company Rights (as defined in the Merger Agreement) under the Preservation Plan or (iii) take any action with respect to, or make any determination under, the Preservation Plan that would interfere with the consummation of the Transactions, in each case of clauses (i) through (iii) above, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

“Acquisition Proposal” is defined in the Merger Agreement to mean any proposal, offer, inquiry or indication of interest (other than by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” is defined in the Merger Agreement to mean any transaction or series of transactions involving (i) any merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction involving the Company or any of its subsidiaries which is structured to permit any person or “group” (as defined in or under Section 13(d) of the Exchange Act) of persons to, directly or indirectly, hold securities representing twenty percent (20%) or more of the outstanding shares of Vonage Common Stock after giving effect to the consummation of such transaction or series of transactions, (ii) any direct or indirect purchase, license or other acquisition by any person or group of persons of assets constituting or accounting for twenty percent (20%) or more of the consolidated net revenues, net income or total assets (measured by the fair market value thereof as of the date of such purchase, license or other acquisition) of the Company and its subsidiaries, taken as a whole, and (iii) any direct or indirect acquisition by any person or group of persons, whether from the Company or any other persons, of securities representing twenty percent (20%) or more of the outstanding shares of Vonage Common Stock after giving effect to the consummation of such acquisition, including pursuant to a tender offer or exchange offer by such person or group of persons, in each case, other than the Transactions.

Notwithstanding anything to the contrary in the non-solicitation provision described above, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation provision in any material respect, (i) provide access to non-public information regarding the Company or any of its subsidiaries to the person who made such Acquisition Proposal; provided that such information has previously been made available to Parent or is provided to Parent promptly (and in any event within twenty-four (24) hours) following the time such information is made available to such person and that, prior to furnishing any such non-public information, the Company receives from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person (including its affiliates and Representatives) as the terms of the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal confidentially made to the Board) (an “Acceptable Confidentiality Agreement”); provided further, that competitively sensitive information provided to any such person who is a competitor of the Company or any of its subsidiaries will only be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information, and (ii) engage or participate in any discussions or negotiations with any such person regarding such Acquisition Proposal, if, and only if, prior to taking any action described in clause (i) or (ii) above, the Board determines in good faith after consultation with its outside legal counsel that (A) based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or would reasonably be expected to lead to a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law.

The Merger Agreement provides that the Company will promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing if the Company receives, or, to the knowledge of the Company, its Representatives receive: (i) any Acquisition Proposal, (ii) any request by any person for information or access concerning the Company or any of its subsidiaries in connection with any Acquisition Proposal, or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with the Company, and, in each instance, the Company will indicate in such notice the identity of such person(s) making such Acquisition Proposal, copies of any such Acquisition Proposal, Alternative Acquisition Agreement, request made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives, and a written summary of the material terms and conditions of any such Acquisition Proposal not made in writing. The foregoing obligations on the part of the Company will apply with respect to any and all amended, revised or subsequent Acquisition Proposals and requests. Additionally, the Company will keep Parent reasonably informed, on a prompt basis and in any event within twenty-four (24) hours of any material development, of the status and terms of any proposals, offers or requests and the status of any such discussions or negotiations (including any material amendments or proposed amendments as to the price, form of consideration, and other material terms of any such Acquisition Proposal).

The Company will not, and will cause its subsidiaries not to enter into any contract with any person that prohibits or otherwise limits the Company from complying with its obligations described above or providing any information required by the Merger Agreement to Parent or its Representatives.

“Superior Proposal” is defined in the Merger Agreement to mean any bona fide written Acquisition Proposal made by a third party that did not result from any breach of the Merger Agreement (except that for purposes of this definition the references to “twenty percent (20%) or more” in the definition of Acquisition Transaction will be deemed to be references to “more than fifty percent (50%)” in each place it appears), after the date of the Merger Agreement that the Board determines in good faith (after consultation with its outside legal counsel and financial advisor) (i) is more favorable to the holders of shares of Vonage Common Stock from a financial point of view than the Transactions (taking into account (A) all financial considerations; (B) the identity of the third party making such Acquisition Proposal; (C) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (D) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by the Board; and (E) any revisions to the terms of the Merger Agreement and the Merger proposed by Parent during any notice period set forth in the Merger Agreement provisions related to Acquisition Proposals); (ii) is reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal.

Obligation of the Board with Respect to Its Recommendation

The Merger Agreement provides that, except as described below, the Board will not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (as defined in the Merger Agreement and discussed in the section entitled “The Merger—Recommendation of the Board”), (ii) adopt, approve, endorse, publicly propose, recommend or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the Company Recommendation in this proxy statement or in any other material press release or written communication to the Company’s stockholders in connection with the Special Meeting, (iv) in the event that (A) there is a publicly announced Acquisition Proposal, or (B) there is a public statement not in favor of the Merger made by a then-current stockholder of the Company, fail to publicly reaffirm the Company Recommendation within ten (10) business days following each written request by Parent to the Company’s Board to do so (provided that Parent may make such a request no more than once in response to each publicly announced Acquisition Proposal (it being understood that the amendment of the form or amount of consideration or any material term of an Acquisition Proposal will comprise a new Acquisition Proposal for this purpose) and no more than once in response to each such public statement by such then-current stockholder), (v) fail to recommend against acceptance of any tender or exchange offer for the shares of Vonage Common Stock within ten (10) business days after the commencement of such offer or fail to maintain at any time such a recommendation against such offer at any time before the expiration or withdrawal of such offer, or (vi) resolve, propose or agree, or propose to resolve or agree, to take any of the foregoing actions (any of the actions described in clauses (i) through (vi) above a “Change in Recommendation”).

Following receipt of a written Acquisition Proposal by the Company after the date of the Merger Agreement that did not result from a breach of the Merger Agreement, in any material respect, and that the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, the Board may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case, only if all of the following conditions are met:

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the Company will have (i) as promptly as practicable, provided to Parent at least four (4) business days’ prior written notice before taking such action, which notice will state expressly (A) that it has received a written Acquisition Proposal that has not been withdrawn and that the Board has concluded in good faith (after consultation with its outside legal counsel and financial advisor) constitutes a Superior Proposal, (B) to the extent not previously provided to Parent pursuant to the Merger Agreement (and without limiting the obligations under the Merger Agreement), the material terms and conditions of such Acquisition Proposal (including the consideration offered therein and the identity of the person or group making the Acquisition Proposal) and will have contemporaneously provided unredacted copies of all Alternative Acquisition Agreements, proposals and other documents (including financing commitments) related to such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Acquisition Proposal will require a new notice and an additional two (2) business day period) and (C) that, subject to the bullet point directly below, the Board has determined to make a Change in Recommendation or to terminate the Merger Agreement in order to enter into the Alternative Acquisition Agreement with respect to such Acquisition Proposal absent revisions to the terms of the Merger Agreement, as applicable, (ii) prior to effecting such Change in Recommendation or such termination, as applicable, engaged in good faith with Parent (to the extent Parent wishes to engage) during such four (4) business day notice period (as it may be extended), which may be on a non-exclusive basis, to consider any adjustments proposed by Parent to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any revision to the amount or form of consideration or any other material term or condition of such Acquisition Proposal will extend such four (4) business day notice period for an additional two (2) business days (it being further understood and agreed that there may be multiple extensions and that all notice obligations of the Company set forth in the Merger Agreement will apply with respect to each such revision of the amount or form of consideration or other material terms of such Acquisition Proposal)), and (iii) complied in all material respects with its obligations under the Merger Agreement provisions related to Acquisition Proposals; and

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after the expiration of the notice period or periods in the bullet point directly above, the Company’s Board will have determined, in good faith, after consultation with its financial advisor and outside legal counsel, that, after taking into account any revised terms proposed by Parent, such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make such Change in Recommendation or to so terminate the Merger Agreement to enter into an Alternative Acquisition

Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Neither the Company nor any of its subsidiaries will enter into an Alternative Acquisition Agreement before the Merger Agreement has been validly terminated in accordance with its terms, including payment of the Company Termination Fee (as defined in the section entitled “The Agreement and Plan of Merger—Termination Fees”).

Notwithstanding anything to the contrary set forth in the Merger Agreement, upon the occurrence of any Intervening Event (as defined below), the Board may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation, only if all of the following conditions are met:

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the Company will have (i) promptly provided to Parent at least four (4) business days’ prior written notice before taking such action, which notice will (A) set forth in reasonable detail information describing the underlying material facts giving rise to the Intervening Event and the rationale for the Change in Recommendation and (B) state expressly that, subject to the bullet point directly below, the Board has determined to make a Change in Recommendation absent revisions to the terms of the Merger Agreement, (ii) prior to effecting such a Change in Recommendation, engaged in good faith with Parent (to the extent Parent wishes to engage) during such four (4) business day notice period to consider any adjustments proposed by Parent to the terms and conditions of the Merger Agreement such that the failure of the Board to make a Change in Recommendation in response to the Intervening Event in accordance with the bullet point directly below would no longer be inconsistent with the directors’ fiduciary duties under applicable law and (iii) complied in all material respects with its obligations under the Merger Agreement provisions related to Acquisition Proposals; and

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after the expiration of the notice period or periods in the bullet point directly above, the Board will have determined in good faith, after consultation with its outside legal counsel and financial advisor, that in light of such Intervening Event and after taking into account any revised terms proposed by Parent, the failure to make a Change in Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

“Intervening Event” means a material effect that (i) was not known to, or reasonably foreseeable by, the Board prior to the execution of the Merger Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Board prior to the receipt of the Company Requisite Vote and (ii) does not relate to an Acquisition Proposal (which, for purposes of the Intervening Event definition, will be read without reference to the percentage thresholds set forth in the definition of Acquisition Transaction); provided, that “Intervening Event” will exclude any event, circumstance, change or development related to (A) any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) consisting of or resulting from a breach of the Merger Agreement by the Company or any of its subsidiaries, (C) changes in the price of the shares of Vonage Common Stock, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition), (D) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition) and (E) any event, fact or circumstance that relates solely to Parent or its affiliates.

Obligations with Respect to this Proxy Statement and the Special Meeting

As promptly as reasonably practicable following the date of the Merger Agreement (and in any event within thirty (30) calendar days after the date of the Merger Agreement), Vonage was required to prepare and file the proxy statement in preliminary form. The definitive proxy statement is required to be mailed to the Vonage stockholders as promptly as possible following its filing and in any event with seven (7) business days of the first to occur of (x) ten (10) calendar days following the filing of the preliminary proxy statement if the staff of the SEC (the “Staff”) had not informed the Company that it will review the proxy statement, or (y) the date the Staff advised that it had no further comments thereon or that the Company could commence mailing the proxy statement, as the case may be, and the Company was required to take all necessary actions to set a Record Date promptly (including conducting broker searches in accordance with Rule 14a-13 of the Exchange Act, and setting a preliminary Record Date) to accommodate such a mailing date.

Vonage is required, as promptly as reasonably practicable in accordance with applicable law and the Company’s Certificate of Incorporation and Bylaws, and the rules of the NASDAQ, to take all action necessary to duly call, give notice of, convene and hold a meeting of holders of shares of Vonage Common Stock to consider and vote upon the adoption of the Merger Agreement as promptly as reasonably practicable following mailing of the proxy statement to Vonage stockholders for the purpose of obtaining the Company Requisite Vote. Vonage’s obligations to call, give notice of, convene and hold the Special Meeting will apply notwithstanding any Change in Recommendation by the Board or commencement, disclosure, announcement or submission of any Acquisition Proposal.

Efforts to Complete the Merger

Vonage and Parent will, subject to the receipt of any Acquisition Proposals described above, cooperate with each other and use, and will cause their respective subsidiaries and affiliates to use, their respective best efforts (as defined below) to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under the Merger Agreement and applicable laws and orders to consummate and make effective the Merger and the other Transactions as expeditiously as possible, and in no event later than the Termination Date including (i) preparing and filing all documentation to effect all necessary notices, reports and other filings (and in any event, by filing within ten (10) business days after the date of the Merger Agreement the pre-merger notification and report forms required to be filed under the HSR Act with respect to the Merger, and as promptly as practicable in the case of all other filings required under any Antitrust Laws (as defined below) with respect to the Transactions) and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the Merger or any of the other Transactions, (ii) satisfying the conditions to consummating the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger, (iv) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger and (v) executing and delivering any reasonable additional instruments necessary to consummate the Transactions contemplated hereby and to fully carry out the purposes of the Merger Agreement. Vonage and Parent will submit a declaration to CFIUS under 31 CFR § 800.402 and, only if requested by CFIUS under 31 CFR § 800.407, a joint voluntary notice.

Subject to the following paragraph, in the event that Vonage and Parent receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws, Vonage and Parent will use their respective best efforts to submit as promptly as practicable, any additional information and documentary material pursuant to such request and counsel for both parties will closely cooperate in connection with such response. None of the parties, including their respective subsidiaries and affiliates, will knowingly take, cause or permit to be taken, or omit to take, any action which such party reasonably expects is likely to materially delay or prevent consummation of the Transactions, unless otherwise agreed to by the parties. Parent will not, without giving the Company a reasonable opportunity to participate and make any suggestions (to the extent reasonably practicable and permitted by applicable law), and the Company will not, without Parent’s prior written consent, (i) enter into any timing or settlement or similar agreement, or otherwise knowingly agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated Transactions under the HSR Act or any Antitrust Laws, or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement that would bind or commit the parties not to consummate the contemplated Transactions (or that would otherwise prevent or prohibit the parties from consummating the contemplated Transaction).

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other laws and orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition, as well as all laws and orders relating to foreign investment and national security, including the laws relating to CFIUS.

Parent and Vonage will cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions, and any other actions pursuant to the Merger Agreement. Neither party nor its counsel will independently participate in any substantive call or meeting relating to the Antitrust Laws with any governmental entity in respect of such filings, investigation, or other inquiry without first giving the other party or its counsel prior notice of such call or meeting and, to the extent permitted by such governmental entity, the opportunity to attend and participate. To the extent permitted by applicable law:

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each party will notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its subsidiaries intends to make with any governmental entity related to antitrust matters or CFIUS;

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prior to submitting any such filing or making any such communication or inquiry, such party will provide the other party and its counsel a reasonable opportunity to review, and will consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry;

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promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, except to the extent the other party has access to such filing, communication or inquiry, and

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consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any governmental entity relating to the Merger, including the scheduling of, and strategic planning for, any meetings with any governmental entity relating thereto. In exercising the foregoing cooperation rights, the Company and Parent each will act reasonably and as promptly as reasonably practicable.

Each of Vonage and Parent, including their respective subsidiaries and affiliates, will use its respective best efforts to resolve any objections that may be asserted by any governmental entity in connection with the HSR Act, any other applicable Antitrust Laws with respect to the Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Transactions.

Subject to certain restrictions with respect to the occurrence of a Substantial Detriment, if any administrative or judicial proceeding (including any such proceeding by a private party) is instituted (or threatened to be instituted) challenging the Merger or any other Transaction as violative of any Antitrust Law, each of Vonage and Parent has agreed to use its best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Merger; provided, that Parent will bear fifty percent (50%) of all reasonable and documented out-of-pocket third party litigation fees and expenses associated directly with contesting or resisting any such formal action or proceeding once instituted.

Parent has no obligation to litigate in any court to seek to vacate or terminate or avoid the entry of, any decree, order or judgement under Section 721 of the Defense Production Act of 1950, as amended (the “DPA”), and the regulations related thereto.

Additionally, Parent’s obligations to take or cause to take any actions described below, will be subject, in each case, to the right of Parent, in Parent’s good faith reasonable discretion, to take reasonable periods of time in order to advocate and negotiate with third parties and governmental entities with respect to such actions.

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Subject to terms of the Merger Agreement, Parent will, on behalf of the parties, control and lead all communications, meetings, negotiations and strategy in connection with obtaining consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the Merger or any of the other Transactions, and Parent will, on behalf of the parties, control and lead the defense strategy for dealing with any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging the Merger Agreement or the consummation of the Transactions that are brought by any governmental entity or relate to any Antitrust Laws; provided, that Parent will consult in good faith with the Company in connection with and throughout all such controlling and leading.

•	Without the prior consent of Parent, the Company will not undertake, or agree with or propose to any governmental entity or third party to undertake, any Regulatory Actions (as defined below).

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Without the prior consent of Parent, the Company will not undertake, or agree with or propose to any non-governmental third party, any action (including payments or entrance into or modification of contracts) in connection with obtaining any consent or approval of, or waiver or any exemption by, any non-governmental third party in connection with the Merger.

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Parent will not have any obligation to propose, undertake, or agree to any Regulatory Action if such Regulatory Action would reasonably be expected to, individually or in the aggregate with all other Regulatory Actions, result in a Substantial Detriment (as defined below) or if the effectiveness of any Regulatory Action is not conditioned upon the Closing.

“best efforts” means taking any and all actions (together with actions related to contesting any action set forth above, the “Regulatory Actions”) necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any governmental entity required to consummate the Merger and Transactions as expeditiously as possible, and in no event later than the Termination Date, including (i)(A) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or any of Parent’s other businesses, assets, products or equity interests now owned or hereafter acquired by Parent, (B) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Parent, the Company or their respective subsidiaries, (C) otherwise taking or committing to any action that would limit the freedom of action of Parent, the Company or any of their respective subsidiaries with respect to the operation of, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent, the Company or their respective subsidiaries, as applicable; provided, that such Regulatory Actions shall be conditioned upon and become effective only from and after the Effective Time; and (ii) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Termination Date; provided further, that such litigation in no way limits the obligation of Parent to, and to cause its controlled affiliates to, use its best efforts, and to take any and all steps necessary, to eliminate each and every such impediment so as to be able to close the Transactions prior to the Termination Date. Notwithstanding anything in the Merger Agreement to the contrary, Parent has no obligation to litigate in any court to seek to vacate or terminate or avoid the entry of, any decree, order or judgement under Section 721 of the DPA, and the regulations related thereto.

“Substantial Detriment” means (i) in the case of Regulatory Actions necessary to obtain the CFIUS Clearance (as defined below), a material adverse impact on the Company (or the Surviving Corporation) and its subsidiaries taken as a whole, Parent, or the pro forma Parent (together with the Company and its subsidiaries) (but assuming for this purpose that Parent or the pro forma Parent is the size, and has the aggregate financial and operating metrics, of the Company and its subsidiaries, taken as a whole), including taking into account, for the avoidance of doubt, any material impairment of the prospects or loss of the benefits and/or advantages reasonably expected to be received by Parent from the Transactions; and (ii) in the case of all other Regulatory Actions, a material adverse impact on the combined business of the Company (or the Surviving Corporation) and its subsidiaries, Parent, or the pro forma Parent (together with the Company and its subsidiaries), taken as a whole.

“CFIUS Clearance” means any of the following: (i) if a joint voluntary notification is submitted to CFIUS that (A) the parties hereto will have received written notice from CFIUS that it has concluded its review, or, if applicable, investigation of the Transactions, and has determined that there are no unresolved national security concerns with respect to the Transactions and that action under Section 721 of the DPA, and the regulations related thereto is concluded; or (B) the parties hereto will have received written notice from CFIUS that the Transactions do not constitute a Covered Transaction (as such term is defined in 31 C.F.R. §800.213); (ii) if CFIUS has sent a report to the President requesting the President’s decision with respect to the Transactions, that either (A) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions or (B) the time permitted under the DPA for the President to take action to suspend or prohibit the Transactions will have lapsed without any such action being threatened, announced or taken; or (iii) if a declaration is submitted to CFIUS pursuant to 31 C.F.R. §800.402, that the parties hereto will have received written notice from CFIUS that (A) CFIUS has concluded its assessment of the Transactions and determined there are no unresolved national security concerns related thereto, or (B) CFIUS is not able to conclude its assessment of the Transactions but CFIUS has not requested that the parties hereto submit a joint voluntary notice to CFIUS in connection thereto or initiated a unilateral review thereof.

Access to Information

Upon reasonable advance notice (and in any event not less than twenty-four (24) hours’ notice), and except as may otherwise be required by applicable law, (x) Vonage will, and will cause its subsidiaries, and will direct its and their Representatives to, afford Parent, its subsidiaries and the Financing Parties (as defined in the Merger Agreement) reasonable access, during normal business hours during the period prior to the Effective Time, to Vonage’s and its subsidiaries’ employees, properties, assets, books, records, tax returns and contracts and, (y) during such period, the Company will, and will cause its subsidiaries to, (i) furnish promptly to Parent, its subsidiaries and the Financing Parties all information concerning its or any of its subsidiaries’ capital stock, business and personnel as may reasonably be requested by Parent or the Financing Parties in connection with the Merger or the Financing (as defined in the Merger Agreement) and (ii) cooperate reasonably with Parent in preparing for the transition and integration of the financial reporting systems of the Company and its subsidiaries to and with the financial reporting systems of Parent or its subsidiaries following the Effective Time, including by considering in good faith any comments of Parent with respect to the Company’s preparation of financial statements; provided, that no investigation or information provided, made available or delivered to Parent, its Representatives or the Financing Parties pursuant to the Merger Agreement will affect or be deemed to modify any representation or warranty made by the Company; provided further, that the foregoing will not require the Company to permit any invasive environmental sampling or similar invasive environmental inspection or to disclose any information, to the extent that (A) in the reasonable and good faith judgment of the Company, any applicable law or order requires the Company or its subsidiaries to restrict or prohibit access to any such information or disclosure thereof would expose the Company to an unreasonable risk of liability for disclosure of sensitive or personal information, (B) the information is subject to confidentiality obligations to a third party or its disclosure would violate the terms of any confidentiality agreement or other contract that is binding on the Company or any of its subsidiaries, or (C) disclosure of any such information or document would result in the waiver or loss of attorney-client privilege, work product doctrine or any other legal privilege; provided further, that with respect to the foregoing clauses (A) through (C), the Company will use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company and (3) in the case of clauses (A) and (C), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction (solely to the extent necessary) or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable law or jeopardizing such privilege. Any investigation or cooperation pursuant to this paragraph will be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company. All requests for information or cooperation made pursuant to the Merger Agreement will be directed to an executive officer of the Company or such person as may be designated by any such executive officer.

To the extent Parent requests further information or investigation of the basis of any potential violations of laws relating to Sanctions and Export Controls (as defined below), the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to cooperate with such request, make available any personnel or experts engaged by the Company or its subsidiaries necessary to accommodate such request, and, if reasonably requested by Parent, make submissions as promptly as practicable thereafter to governmental entities concerning such potential violations or to satisfy obligations under laws relating to Sanctions and Export Controls (including, for the avoidance of doubt, self-classification reports to the U.S. Commerce Department’s Bureau of Industry and Security), consistent with law, in consultation with Parent. Nothing in the Merger Agreement section pertaining to access and consultation requires such cooperation to the extent it would, or would be likely to, (i) interfere unreasonably with the business or operations of the Company or any of its subsidiaries, (ii) require the Company or any of its subsidiaries to take any action that will conflict with or violate the Company’s or any such subsidiary’s constitutional documents or any applicable law, or (iii) require the Company or any of its subsidiaries to bear any out-of-pocket third party cost or expense or pay any fee (other than those costs and fees that Parent commits to reimburse).

“Sanctions and Export Controls” means any applicable economic or financial sanctions or export controls administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Commerce Department’s Bureau of Industry and Security, the U.S. State Department, or any other governmental agency of the U.S. government, the United Nations, the European Union or any member state thereof, the United Kingdom or any other Governmental Entity having jurisdiction over the Company or its subsidiaries.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, indemnify, defend and hold harmless the Indemnified Parties, against any and all costs (including settlement costs) or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the Transactions)), arising out of or based on, in whole or in part, the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another person prior to the Effective Time, in each case, whether threatened, pending or completed and whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the laws of the State of Delaware, any applicable indemnification agreement to which such person is a party, the Company’s Certificate of Incorporation or Bylaws in effect on the date of the Merger Agreement to indemnify such person (and the Surviving Corporation will, and Parent will cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced will provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification). Parent will, and will cause the Surviving Corporation to, ensure that the organizational documents of the Surviving Corporation and its subsidiaries, will, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnified Parties than are presently set forth in the Company’s Certificate of Incorporation and Bylaws (or equivalent organizational and governing documents of any subsidiary). Any right of indemnification of an Indemnified Party pursuant to the Merger Agreement will not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party.

Prior to the Effective Time, the Company will and, if the Company is unable to, Parent will cause the Surviving Corporation at the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the Transactions) (the “D&O Tail Policy”); provided, however that in no event will the cost of the D&O Tail Policy exceed three-hundred percent (300%) of the annual premiums paid by the Company prior to the date hereof in respect of the D&O Insurance. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of the Merger Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation will, and Parent will cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of the Merger Agreement; provided, however that in no event will the Company expend, or Parent or the Surviving Corporation be required to expend for such policies, an annual premium amount in excess of three-hundred percent (300%) of the annual premiums paid by the Company prior to the date hereof in respect of the D&O Insurance; and, provided, further that if the premium for such insurance coverage exceeds such amount, the Surviving Corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Employee Benefits

Each employee of the Company or its subsidiaries who continues to remain employed with the Company or its subsidiaries following the Closing (a “Continuing Employee”) will, during the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Effective Time, be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company and its subsidiaries immediately prior to the Effective Time, (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities that are no less favorable in the aggregate than the target annual cash bonus opportunities provided to such Continuing Employee by the Company and its subsidiaries for the year in which the Effective Time occurs and the target long-term incentive compensation opportunities awarded to such Continuing Employee by the Company and its subsidiaries in the March annual grant period immediately prior to the Effective Time (based on the closing price of a share of Vonage Common Stock on the date of grant of such long-term incentive compensation opportunities), and (iii) employee benefits (excluding severance) that are substantially comparable in the aggregate to those provided by the Company and its subsidiaries to such Continuing Employees as of immediately prior to the Effective Time; provided that (A) Parent may provide any long-term incentive compensation opportunities in the form of cash rather than equity and (B) no defined benefit pension, post-retirement welfare (other than any obligations to reimburse for COBRA continuation coverage) or change in control or other non-recurring compensation or benefits provided prior to the Effective Time will be taken into account. Additionally, each Continuing Employee will, during the period commencing at the Effective Time and ending on the eighteen (18) month anniversary of the Effective Time, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its subsidiaries to such Continuing Employee immediately prior to the Effective Time. The foregoing will not apply to any Continuing Employee who agrees in writing to a transfer of his or her employment to Parent or one of Parent’s subsidiaries (other than the Company or any of its subsidiaries) and agrees to be brought onto Parent’s or the applicable subsidiary’s compensation and benefits offerings. Parent will or will cause the Surviving Corporation to honor and assume all obligations under certain employment agreements and severance plans in effect immediately prior to the Effective Time.

Convertible Notes; Capped Call Transactions

In furtherance of the Transactions, on the Closing Date, Parent and Company will execute any supplemental indenture(s) and deliver any certificates and other documents required by the Convertible Notes Indenture. The Company, Parent and Merger Sub have agreed to use commercially reasonable efforts to reasonably cooperate with one another in good faith, and to cause their respective affiliates and Representatives (including, with respect to the Company, the trustee under the Convertible Notes Indenture), to effect any repurchase of the Convertible Notes on such terms, conditions and timing as reasonably requested by, in accordance with the Merger Agreement, Parent (a “Repurchase Transaction”).

The Company has agreed to (i) use its commercially reasonable efforts to cooperate with Parent, at Parent’s written request, to enter into arrangements with each counterparty to any Capped Call Transaction (as defined below) to cause such Capped Call Transaction to be exercised, settled, terminated and/or cancelled as of the Effective Time, it being understood that the settlement of any amounts payable thereunder will be payable only in cash, and such amounts will be subject to the mutual agreement of Parent, the Company and the terms of the respective Capped Call Documentation (as defined below), as such terms may be amended or modified from time to time, or pursuant to such other written agreement relating to the termination of such Capped Calls Transactions as agreed between the Company and such counterparty and (ii) not amend, modify, transfer or terminate the Capped Call Documentation or any Capped Call Transaction, in each case without the prior written consent of Parent (it being understood, for the avoidance of doubt, that such limitations will not apply to any modification, adjustment or termination made unilaterally by any counterparty to a Capped Call Transaction pursuant to the terms of the applicable Capped Call Documentation or conditioned on termination or abandonment of the Merger Agreement). The Company has granted Parent and its Representatives permission in accordance with the Merger Agreement to, at any time, initiate and engage in discussions and negotiations with each counterparty to any Capped Call Transaction regarding the settlement of such Capped Call Transaction at or promptly following the Effective Time and the terms of such settlement, provided that the Company and its counsel will, to the extent reasonably practicable, have a reasonable opportunity to participate in such discussions and negotiations.

“Capped Call Documentation” means the agreements entered into by the Company with each of Bank of America, N.A., Morgan Stanley & Co. LLC and Deutsche Bank AG, London Branch on June 11, 2019 and June 14, 2019 in connection with the offering of the Convertible Notes, which solely consist of the following: (i) Base Capped Call Confirmation, dated June 11, 2019, by and between the Company and Bank of America, N.A.; (ii) Base Side Letter, dated June 11, 2019, by and between the Company and Bank of America, N.A.; (iii) Additional Capped Call Confirmation, dated June 14, 2019, by and between the Company and Bank of America, N.A.; (iv) Additional Side Letter, dated June 14, 2019, by and between the Company and Bank of America, N.A.; (v) Base Capped Call Confirmation, dated June 11, 2019, by and between the Company and Morgan Stanley & Co. LLC; (vi) Base Side Letter, dated June 11, 2019, by and between the Company and Morgan Stanley & Co. LLC; (vii) Additional Capped Call Confirmation, dated June 14, 2019, by and between the Company and Morgan Stanley & Co. LLC; (viii) Additional Side Letter, dated June 14, 2019, by and between the Company and Morgan Stanley & Co. LLC; (ix) Base Capped Call Confirmation, dated June 11, 2019, by and between the Company and Deutsche Bank AG, London Branch; (x) Base Side Letter, dated June 11, 2019, by and between the Company and Deutsche Bank AG, London Branch; (xi) Additional Capped Call Confirmation, dated June 14, 2019, by and between the Company and Deutsche Bank AG, London Branch; and (xii) Additional Side Letter, dated June 14, 2019, by and between the Company and Deutsche Bank AG, London Branch, in each case, as amended, restated, supplemented, or otherwise modified on or after the date hereof.

“Capped Call Transactions” means the transactions documented under the Capped Call Documentation.

Preservation Plan Amendment

As required under the Merger Agreement, on November 22, 2021, in connection with the execution of the Merger Agreement, Vonage entered into an amendment to the Preservation Plan (the “Preservation Plan Amendment”) with American Stock Transfer & Trust Company, LLC in order to, among other things, (i) provide that the Company Rights (as defined in the Merger Agreement) will expire and cease to be exercisable effective as of immediately prior to the Effective Time and (ii) render the Preservation Plan inapplicable to the Transactions.

The foregoing summary of the Preservation Plan Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Preservation Plan Amendment filed with the SEC on Form 8-K on November 22, 2021 and incorporated herein by reference.

Other Covenants and Agreements

Vonage and Parent have made certain other covenants to and agreements with each other regarding various other matters including:

•	cooperation of Vonage in connection with Parent’s financing arrangements for the Transactions;

•	preparation of this proxy statement;

•	public statements and disclosure concerning the Merger Agreement and the Transactions;

•	anti-takeover or other similar laws;

•	notification by Vonage to Parent of any stockholder litigation;

•	the conducting of a scan of all of Vonage’s and its subsidiaries’ material source code and the remediation of any material issues identified thereby;

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cooperation of Vonage at Parent’s reasonable request in connection with any reorganization of Vonage’s or any of its subsidiaries’ corporate structure, capital structure, business or operations or any sale, transfer, assignment, abandonment or other disposition of securities, assets, rights or businesses of the Company or any of its subsidiaries;

•

Vonage’s ability to take all actions reasonably necessary or advisable to cause the Transactions and any other dispositions of equity securities of Vonage (including derivative securities) in connection with the Transactions by each individual who is a director or executive officer of Vonage to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	cooperation to delist Vonage Common Stock from NASDAQ and deregister such Vonage Common Stock under the Exchange Act as soon as practicable following the Effective Time.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligations to effect the Merger are subject to the satisfaction (or mutual waiver if permitted by law) at or prior to the Closing of the following conditions:

•	adoption of the Merger Agreement by the Company Requisite Vote in accordance with applicable law and the Company’s Certificate of Incorporation and Bylaws (the “Stockholder Approval Condition”);

•	the waiting period applicable to the Merger under the HSR Act having expired or been earlier terminated;

•

the consents, approvals, clearances and other authorizations to be obtained for certain governmental entities as required by the Merger Agreement having been obtained and any applicable waiting periods with respect thereto having expired or been terminated;

•	CFIUS Clearance having been obtained (the “CFIUS Condition”); and

•

no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced, adopted or entered any law or order (whether temporary, preliminary or permanent) that is in effect and prevents, makes illegal, restrains, enjoins or otherwise prohibits consummation of the Merger or the other Transactions (the “No Order Condition”).

Conditions to Parent’s and Merger Sub’s Obligations

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

•

each of Vonage’s representations and warranties contained in the Merger Agreement related to Vonage’s capital structure (other than with respect to the vesting schedule of Vonage equity awards and representations regarding the validity of the Company Options, Restricted Stock Units and Performance Restricted Stock Units), must be true and correct in all respects, subject only to de minimis inaccuracies, as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty must be true and correct as of such particular date);

•

each of Vonage’s representations and warranties contained in the Merger Agreement related to: (i) the vesting schedule of the Company’s equity awards, (ii) the validity of the Company Options, Restricted Stock Units and Performance Restricted Stock Units, (iii) the Company having all corporate power and having taken all corporate action necessary in order to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger, (iv) the absence of certain changes, (v) takeover statutes and the Preservation Plan and (vi) brokers and finders that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications must be true and correct in all material respects, in each case, as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty will be true and correct in all material respects as of such particular date) and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications must be true and correct in all respects as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty must be true and correct in all respects as of such earlier date);

•

each of Vonage’s other representations and warranties contained in the Merger Agreement must be true and correct in all respects as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty must be true and correct as of such particular date) (without regard to materiality, Company Material Adverse Effect or similar qualifications contained within such representations and warranties), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

•	Vonage must have performed and complied with in all material respects all obligations required to be performed by or complied with by it under the Merger Agreement at or prior to the Closing;

•	Since the date of the Merger Agreement there must not have occurred a Company Material Adverse Effect;

•

Parent must have received a signed certificate by a senior executive officer of Vonage at the Closing stating that the conditions set forth in the five bullets immediately above have been satisfied; and

•

None of the consents, approvals, clearances, and other authorizations or expirations referenced in the Merger Agreement or the CFIUS Clearance will have resulted in the imposition of a Substantial Detriment, and no order arising under any of the Antitrust Laws and no Antitrust Laws will have been issued, enacted, rendered, promulgated, enforced or deemed applicable by any governmental entity that would expressly impose a Substantial Detriment if the Effective Time were to occur (the “No Substantial Detriment Condition”).

Conditions to Vonage’s Obligations

Vonage’s obligations to effect the Merger are also subject to the satisfaction or waiver by Vonage at or prior to the Closing of the following additional conditions:

•

each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement related to (i) ownership of Merger Sub and (ii) Parent and Merger Sub having all corporate power and having taken all corporate action necessary in order to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger, must be true and correct in all material respects as of the Closing Date (in each case, except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty will be true and correct in all material respects as of such particular date);

•

each of Parent and Merger Sub’s other representations and warranties contained in the Merger Agreement must be true and correct in all respects as of the Closing Date (in each case, except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty will be true and correct in all material respects as of such particular date), except where the failure of such representations and warranties to be true and correct (without regard to materiality, “Parent Material Adverse Effect” or similar qualifications contained within such representations and warranties), individually or in the aggregate, has not and would not reasonably be expected to have a Parent Material Adverse Effect (as defined in the Merger Agreement);

•

Each of Parent and Merger Sub must have performed and complied with in all material respects all obligations required to be performed by or complied with by it under the Merger Agreement at or prior to the Closing; and

•	Vonage must have received a signed certificate by an officer of Parent at the Closing stating that the conditions set forth in the three bullets immediately above have been satisfied.

Each of Parent and Merger Sub, on the one hand, and Vonage, on the other hand, may waive the conditions to the performance of its respective obligations under the Merger Agreement and effect the Merger even though one or more of these conditions has not been met. Vonage cannot give any assurance that all of the conditions of the Merger will be either satisfied or waived or that the Merger will occur.

Termination of the Merger Agreement

Termination Rights Exercisable by Either Parent or Vonage

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained, by the mutual written consent of Parent and Vonage. In addition, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or Vonage if:

•

the Closing has not occurred by the Termination Date, whether such date is before or after the date the Company Requisite Vote is obtained, provided that if at the Termination Date all conditions to the Merger described above, except conditions related to Antitrust Laws or CFIUS, have been satisfied or waived or are capable of being satisfied at such time, either Vonage or Parent may, in its respective sole discretion, elect to extend the Termination Date for a period of three (3) months by delivering written notice to the other party no later than such then-scheduled Termination Date. There will be no more than two (2) such extensions of the Termination Date (not to exceed twelve (12) months after the date of the Merger Agreement). However, a party will not be entitled to extend the Termination Date if such party’s breach of or failure to perform its obligations under the Merger Agreement materially contributed to, or resulted in, the failure to consummate the Transactions by the Termination Date (the “Termination Date Termination Right”);

•

the adoption of the Merger Agreement by the stockholders of Vonage pursuant to the Company Requisite Vote has not occurred at the Special Meeting or at any adjournment or postponement thereof at which a vote upon the adoption of the Merger Agreement was taken (the “Stockholder No Vote Termination Right”); or

•

any law or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or the other Transactions has become final and non-appealable, whether before or after the adoption of the Merger Agreement by the stockholders of Vonage pursuant to the Company Requisite Vote (the “Legal Restraints Termination Right”).

The right to terminate the Merger Agreement pursuant to the above circumstances will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that has proximately caused or resulted in the failure of the Merger and other Transactions to be consummated.

Vonage Termination Rights

Vonage may also terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time:

•

if, whether or not the Company Requisite Vote has been obtained, there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement, or any representation and warranty becomes untrue after the date of the Merger Agreement, such that the obligations of Parent and Merger Sub described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to Vonage’s Obligations” above would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from Vonage of such breach or failure and (ii) the Termination Date; provided that Vonage will not have the right to terminate the Merger Agreement if Vonage is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that the obligations of Vonage described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger–Conditions to Parent’s and Merger Sub’s Obligations” above would not be satisfied (the “Company Breach Termination Right”); or

•

at any time prior to the Company Requisite Vote being obtained, in order to concurrently enter into a definitive written Alternative Acquisition Agreement for a transaction that constitutes a Superior Proposal if (i) the Company has complied in all material respects with the Merger Agreement’s provisions related to Acquisition Proposals with respect to such Superior Proposal, (see the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals” above), (ii) prior to or concurrently with such termination, the Company pays to Parent (or its designee) the Company Termination Fee (see the section entitled “The Agreement and Plan of Merger—Termination Fees” above), and (iii) substantially concurrently with such termination, the Company enters into such definitive written Alternative Acquisition Agreement for such transaction that constitutes a Superior Proposal (the “Superior Proposal Termination Right”).

Parent Termination Rights

Parent may also terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time if:

•	there has been a breach of any representation, warranty, covenant or agreement made by Vonage in the Merger Agreement, or any representation and warranty becomes untrue after the date of the Merger

Agreement, such that the obligations of Parent or Merger Sub described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to Parent’s and Merger Sub’s Obligations” above would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to Vonage from Parent of such breach or failure and (ii) the Termination Date; provided that Parent will not have the right to terminate the Merger Agreement if Parent is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that the obligations of Parent described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to Vonage’s Obligations” above would not be satisfied (the “Parent Breach Termination Right”);

•	the Board has made a Change in Recommendation (the “Change in Recommendation Termination Right”); or

•

the Company has committed a Willful Breach (as defined below) of the Merger Agreement provisions related to Acquisition Proposals as described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals” (the “Willful Breach Termination Right”).

“Willful Breach” is defined in the Merger Agreement to mean (i) a material breach by a party of any of its obligations under the Merger Agreement that is a consequence of an act or omission undertaken or omitted by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of the Merger Agreement (and which results in a material breach) or (ii) subject to the satisfaction or waiver (by the party for whom such condition may be waived) of the conditions to Closing set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at Closing, provided that those conditions would have been satisfied if the Closing were to occur on such date), the intentional failure of the breaching party to promptly consummate the Merger and the other Transactions to be consummated at the Closing in accordance with the terms and conditions of the Merger Agreement when such party knows that such failure constitutes a breach of the obligation to consummate the Merger and other Transactions in accordance with the Merger Agreement.

Effect of Termination

If the Merger Agreement is terminated and the Merger is abandoned, the Merger Agreement will become void and of no effect with no liability on the part of any party to the Merger Agreement (or any of its respective related parties); provided, however, that no termination will relieve any party from liability for:

•	damages resulting from the Willful Breach prior to such termination by any party to the Merger Agreement; or

•	the parties’ respective obligations in respect of the termination fees, as described below.

Termination Fees

Vonage has agreed to pay Parent a termination fee of $200,000,000 (“Company Termination Fee”) if:

•	Parent terminates the Merger Agreement pursuant to the Change in Recommendation Termination Right;

•	Parent terminates the Merger Agreement pursuant to the Willful Breach Termination Right;

•	Vonage terminates the Merger Agreement pursuant to the Superior Proposal Termination Right; and

•

(i) the Merger Agreement is terminated (A) by Parent or Vonage pursuant to the Termination Date Termination Right or the Stockholder No Vote Termination Right or (B) by Parent pursuant to the Parent Breach Termination Right, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of the Merger Agreement, a bona fide Acquisition Proposal will have been publicly disclosed by the Company or publicly made to Vonage or will have been made directly to Vonage’s stockholders generally and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) above, Vonage enters into a definitive agreement with respect to any Acquisition Transaction or consummates any Acquisition Transaction; provided that solely for purposes of this bullet, all reference in the definition of “Acquisition Transaction” to “twenty percent (20%) or more” will instead be deemed to be references to “fifty percent (50%) or more”.

Additionally, Vonage has agreed to pay Parent a termination fee of $61,000,000 if Parent or Vonage terminates the Merger Agreement pursuant to the Stockholder No Vote Termination Right (the “No Vote Fee”); provided, that if the No Vote Fee is paid to Parent (or its designee), it will be credited toward, and will reduce on a dollar for dollar basis the amount of, the Company Termination Fee; provided, further, that Parent will not have the right to the No Vote Fee if Parent at the time of such termination is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement and such material breach was the primary cause of the failure to obtain the Company Requisite Vote. Notwithstanding anything in the Merger Agreement to the contrary, the Company Termination Fee will be payable by the Company in lieu of a No Vote Fee if the Merger Agreement is terminated by the Company pursuant to the Stockholder No Vote Termination Right and as of prior to such termination by the Company, Parent would have been entitled to terminate the Merger Agreement pursuant to the Change in Recommendation Termination Right or the Willful Breach Termination Right.

Parent has agreed to pay Vonage a termination fee of $200,000,000 if the Merger Agreement is terminated:

•

by Parent or Vonage pursuant to the Termination Date Termination Right and, as of the time of such termination, (A) at least one of the CFIUS Condition, the No Order Condition (as a result of a law or order relating to CFIUS) or the No Substantial Detriment Condition (as a result of the imposition of a Substantial Detriment relating to CFIUS) (collectively, the “CFIUS Closing Conditions”) will not have been satisfied or waived, (B) a material breach by Vonage of the Merger Agreement is not the primary cause of one or more of the CFIUS Closing Conditions to not be satisfied, and (C) all other conditions and obligations of Parent and Merger Sub to effect the Merger will have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur);

•

by Parent or Vonage pursuant to the Legal Restraints Termination Right (as a result of a law or order relating to CFIUS) and, as of the time of such termination, (i) a material breach by Vonage of the Merger Agreement is not the primary cause of such law or order and (ii) all conditions and obligations of Parent and Merger Sub to consummate the Merger (other than the CFIUS Closing Conditions and, if the Merger Agreement is not yet eligible to be terminated pursuant to the Stockholder No Vote Termination Right, the Stockholder Approval Condition) will have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur); and

•

by the Company pursuant to the Company Breach Termination Right due to a breach or failure to perform by Parent of its regulatory efforts covenants being the primary cause of one or more of the CFIUS Closing Conditions not being satisfied, and as of the time of such termination, (i) the CFIUS Closing Conditions will not have all been satisfied or waived and (ii) all conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than the CFIUS Closing Conditions and, if the Merger Agreement is not yet eligible to be terminated pursuant to the Stockholder No Vote Termination Right, the Stockholder Approval Condition) will have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur).

Miscellaneous

Specific Performance

The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (in the courts described therein), without proof of actual harm, damages or posting a bond or other security, and in addition to any other remedy to which they are entitled under the Merger Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Notwithstanding anything in the Merger Agreement to the contrary, under no circumstances will the Company be entitled to receive both (i) a grant of specific performance of Parent’s obligation to consummate the Closing and (ii) the payment of monetary damages.

Amendment of the Merger Agreement

Subject to the provisions of applicable law, at any time prior to the Effective Time, the Merger Agreement (including any schedule thereto) may be amended, modified or supplemented in writing by Parent, Merger Sub and Vonage, by action of their respective boards of directors.

Governing Law; Submission to Jurisdiction; No Jury Trial

The Merger Agreement is governed by Delaware law, without giving effect to principles of conflicts of law thereof. Each of the parties to the Merger Agreement has (i) consented to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom, in the event any dispute arises out of or related to the Merger Agreement or any of the Transactions, (ii) agreed that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agreed that it will not bring any action, suit, arbitration or proceeding by or before any governmental entity (each, an “Action”) relating to the Merger Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom, (iv) waived any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom or that such Action was brought in an inconvenient court and agrees not to plead or claim the same, and (v) consented to service being made through the notice procedures set forth in the Merger Agreement. Each of the Company, Parent and Merger Sub agreed that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth in the Merger Agreement will be effective service of process for any Action in connection with the Merger Agreement or the Transactions.

In addition, each of the parties to the Merger Agreement has irrevocably waived all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Merger Agreement or the Transactions.

All claims or causes of action against the Financing Parties, arising out of or related to the Merger Agreement, the Financing or any of the agreements entered into in connection with the Financing or the transactions thereby or the performance of any services thereunder will be subject to exclusive jurisdiction of the Supreme Court of the State of New York, County of New York or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party irrevocably submitted itself and its property with respect to any such proceeding to the jurisdiction of such courts.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of Vonage Common Stock are entitled to appraisal rights in connection with the Merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the Merger is completed, holders of record of shares of Vonage Common Stock who continuously hold shares of Vonage Common Stock through the Effective Time who did not vote in favor of the Merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

The following is a brief summary of Section 262 of the DGCL, which sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of the text of which is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Vonage Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Vonage Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to demand and perfect appraisal rights. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C and the information below. Failure to comply timely and properly with the requirements of Section 262 of the DGCL may result in the loss of your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders should or should not exercise their appraisal rights under Section 262 of the DGCL.

Under the DGCL, if the Merger is effected, holders of shares of Vonage Common Stock who (i) did not cast their vote in favor of the Merger, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such shares of Vonage Common Stock or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares of Vonage Common Stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares of Vonage Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the Merger Consideration.

Under Section 262 of the DGCL, Vonage is required not less than 20 days before the Special Meeting to vote on the Merger to notify each of the holders of any class or series of its stock who are entitled to appraisal rights that appraisal rights are available for any or all of such shares of Vonage Common Stock and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of Vonage Common Stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL set forth in Annex C to this proxy statement and consider consulting your legal advisor. If you fail to timely and properly comply with the requirements of Section 262 of the DGCL, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Vonage Common Stock, you must:

1.	NOT vote your shares of Vonage Common Stock in favor of the Merger;

2.

deliver to Vonage a written demand for appraisal of your shares of Vonage Common Stock before the taking of the vote on the Merger Agreement Proposal at the Special Meeting, as described further below under “—Written Demand by the Record Holder”;

3.	continuously hold your shares of Vonage Common Stock through the Effective Time; and

4.	otherwise comply with the procedures and requirements set forth in Section 262 of the DGCL.

Written Demand by the Record Holder

As required by Section 262 of the DGCL, a demand for appraisal must be in writing and must reasonably inform Vonage of the identity of the record holder and of such holder’s intention to seek appraisal of the holder’s shares of Vonage Common Stock. All written demands for appraisal should be addressed to Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733, Attention: Corporate Secretary. Such demand will be sufficient if it reasonably informs Vonage of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares of Vonage Common Stock. The written demand must be received by Vonage prior to the vote on the Merger Agreement Proposal at the Special Meeting. Under Section 262 of the DGCL, a proxy or vote against the Merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares of Vonage Common Stock, fully and correctly, as such holder’s name appears on the stock records of Vonage. If the shares of Vonage Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Vonage Common Stock are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

Beneficial owners who are not record owners and who intend to exercise appraisal rights should consult with the record owner to determine the appropriate procedures for having the record holder make a demand for appraisal with respect to the beneficial owner’s shares of Vonage Common Stock. Any holder of shares of Vonage Common Stock held in “street name” who wishes to exercise appraisal rights with respect to those shares of Vonage Common Stock must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares of Vonage Common Stock.

If the shares of Vonage Common Stock are held through a brokerage firm, bank or other nominee who in turn holds the shares of Vonage Common Stock through a central securities depository nominee, a demand for appraisal of such shares of Vonage Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. Any beneficial owner who wishes to exercise appraisal rights and holds shares of Vonage Common Stock through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record stockholder. The beneficial holder of the shares of Vonage Common Stock should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares of Vonage Common Stock, which may be a central securities depository nominee if the shares of Vonage Common Stock have been so deposited.

Filing a Petition for Appraisal

Within one hundred and twenty (120) days after the completion of the Merger, but not thereafter, the Surviving Corporation (which, in this case, will be Vonage), or any holder of shares of Vonage Common Stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on Vonage in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of Vonage Common Stock held by all holders who did not adopt the Merger and properly demanded appraisal of such shares of Vonage Common Stock. If no such petition is filed within that one hundred and twenty (120)-day period, appraisal rights will be lost for all dissenting stockholders. Vonage is under no obligation to, and has no present intention to, file a petition, and holders should not assume that Vonage will file a petition or that it will initiate any negotiations with respect to the fair value of shares of Vonage Common Stock. Accordingly, it is the obligation of the holders of shares of Vonage Common Stock to initiate all necessary action to perfect their appraisal rights in respect of the shares of Vonage Common Stock within the period prescribed in Section 262 of the DGCL.

Within one hundred and twenty (120) days after the completion of the Merger, any holder of shares of Vonage Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Vonage Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Vonage Common Stock. Such statement must be mailed within ten (10) days after a written request therefor has been received by the Surviving Corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares of Vonage Common Stock, a person who is the beneficial owner of shares of Vonage Common Stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares of Vonage Common Stock, service of a copy thereof must be made upon the Surviving Corporation, which will then obligate the Surviving Corporation to, within twenty (20) days after such service, file with the Register in Chancery of the Court of Chancery of the State of Delaware (the “Delaware Register in Chancery”) a duly verified list (the “Verified List”) containing the names and addresses of all such stockholders who have demanded payment for their shares of Vonage Common Stock and with whom agreements as to the value of their shares of Vonage Common Stock have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order the Delaware Register in Chancery to provide notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the Verified List. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Surviving Corporation.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal for their shares of Vonage Common Stock and who hold shares of Vonage Common Stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any such stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares of Vonage Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of Vonage Common Stock as so determined could be more than, the same as or less than the Merger Consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL the completion of the Merger. Although Vonage believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery under Section 262 of the DGCL. Neither Parent nor Vonage anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and Parent and Vonage reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of Vonage Common Stock is less than the Merger Consideration.

Upon application by the Surviving Corporation or by any holder of shares of Vonage Common Stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Vonage Common Stock whose name appears on the Verified List and, if such shares of Vonage Common Stock are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of Vonage Common Stock, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and, in the case of holders of shares of Vonage Common Stock represented by Certificates, upon the surrender to the Surviving Corporation of such stockholder’s Certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of Vonage Common Stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded appraisal rights for shares of Vonage Common Stock in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote such shares of Vonage Common Stock for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Vonage Common Stock as of a date or time prior to the Effective Time.

Within ten (10) days after the Effective Time, the Surviving Corporation must give notice of the date that the Merger has become effective to each stockholder that has properly filed a written demand for appraisal and who did not vote in favor of the Merger. At any time within sixty (60) days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of Vonage. If no petition for appraisal is filed with the Delaware Court of Chancery within one hundred and twenty (120) days after the Effective Time, stockholders’ rights to appraisal will cease, and all holders of shares of Vonage Common Stock will be entitled to receive the Merger Consideration. In as much as Vonage has no obligation to file such a petition and has no present intention to do so, any holder of shares of Vonage Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Vonage a written withdrawal of its demand for appraisal and acceptance of the Merger Consideration, except that (i) any such attempt to withdraw made more than sixty (60) days after the Effective Time will require written approval of Vonage and (ii) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the Merger within sixty (60) days after the Effective Time.

If you wish to exercise your appraisal rights, you must not vote your shares of Vonage Common Stock in favor of the Merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of Vonage stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by Vonage stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement.

Failure to comply strictly with all the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

MARKET PRICE AND DIVIDEND DATA

Vonage Common Stock is traded on NASDAQ under the symbol “VG.” As of the close of business on [●], the Record Date, there were [●] shares of Vonage Common Stock outstanding and entitled to vote, held by approximately [●] holders of record.

The closing price of Vonage Common Stock on NASDAQ on November 19, 2021, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $16.37 per share of Vonage Common Stock, each share of Vonage Common Stock of which is entitled to one vote. On [●], the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the shares of Vonage Common Stock on NASDAQ was $[●] per share of Vonage Common Stock.

You are encouraged to obtain current market prices of the shares of Vonage Common Stock in connection with voting your shares of Vonage Common Stock. Following the Merger, there will be no further market for Vonage Common Stock, and Vonage Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Vonage has not historically paid dividends on its common stock, and under the terms of the Merger Agreement, prior to the Closing (or the earlier termination of the Merger Agreement), Vonage is prohibited from declaring or paying any cash dividend or other distribution on the shares of Vonage Common Stock without Parent’s written consent.

STOCK OWNERSHIP

We have listed below, as of December 15, 2021 (except as otherwise indicated), the beneficial ownership of Vonage Common Stock by (a) each of our directors, (b) each of our “named executive officers,” (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of more than five percent of the number of outstanding shares of Vonage Common Stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent of the number of outstanding shares of Vonage Common Stock as of December 15, 2021. Unless otherwise indicated, each of our directors and “named executive officers” has (a) the same business address as Vonage and (b) sole investment and voting power over all of the shares of Vonage Common Stock that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Beneficial Owners of More than 5%
BlackRock, Inc.(1)	31,863,658	12.58%
The Vanguard Group, Inc.(2)	24,922,328	9.84%
Janus Henderson Group PLC(3)	16,034,551	6.33%
Directors and Named Executive Officers
Hamid Akhavan	55,700	*
Rodolpho Cardenuto	52,437	*
Jeffrey A. Citron(4)	390,898	*
Sagi Dudai	101,352	*
Jan Hauser	22,184	*
Priscilla Hung	22,184	*
Omar Javaid	179,389	*
Carolyn Katz(5)	271,074	*
Alan Masarek	122,340	*
Michael McConnell	42,267	*
David T. Pearson	10,000	*
Rory Read	142,896	*
John J. Roberts(6)	238,901	*
Tim Shaughnessy	—	*
Tien Tzuo	8,356	*
Stephen M. Ward, Jr.	4,312	*
All Directors and executive officers as a group (23 persons)(7)	2,417,683	0.95%

*	Less than 1%.
(1)

Based on an amendment to Schedule 13G/A filed on February 5, 2021 by Blackrock, Inc. disclosing sole voting power over 31,563,658 shares of Vonage Common Stock and sole power to dispose of or direct the disposition of 31,868,338 shares of Vonage Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10022.

(2)

Based on an amendment to Schedule 13G/A filed March 10, 2021 by The Vanguard Group, Inc. disclosing shared voting power over 415,440 shares of Vonage Common Stock, sole power to dispose of or direct the disposition of 24,310,390 shares of Vonage Common Stock and shared power to dispose of or direct the disposition of 611,938 shares of Vonage Common Stock. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based on Schedule 13G filed on February 12, 2021 by Janus Henderson Group PLC, disclosing shared voting power over 16,034,554 shares of Vonage Common Stock and shared power to dispose of or direct the disposition of 16,034,554 shares of Vonage Common Stock. The address of Janus Henderson is 201 Bishopsgate, EC2M 3AE, United Kingdom.

(4)	Includes 350,000 shares owned by the Mannis Group, Inc.
(5)	Includes 150,000 shares underlying Company Options which are exercisable within 60 days of December 15, 2021.
(6)	Includes 40,000 shares underlying Company Options which are exercisable within 60 days of December 15, 2021.
(7)	Includes Alan Masarek, David Pearson, Omar Javaid and Sagi Dudai, whose employment with the Company has terminated.

OTHER MATTERS

Other Matters for Action at the Special Meeting

Pursuant to Delaware law and our Bylaws, only matters described in the section entitled “Notice of Special Meeting of Stockholders” and accompanying proxy statement for Vonage may be brought before the Special Meeting and, as of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, Vonage does not expect to hold an annual meeting of stockholders in 2022. If the Merger is not completed, Vonage’s stockholders will continue to be entitled to attend and participate in Vonage stockholder meetings.

Vonage stockholders may submit proposals on matters appropriate for stockholder action at meetings of Vonage stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2022 annual meeting, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of Vonage no later than the close of business on December 27, 2021. Nothing in this paragraph shall be deemed to require Vonage to include in its proxy statement and proxy relating to the 2022 annual meeting any stockholder proposal that may be omitted from the proxy materials of Vonage under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our Bylaws provide that for a proposal to be properly brought before an annual meeting by a stockholder, notice of such proposal must be delivered to the Secretary of Vonage not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting. As a result, notice of any proposal with respect to the 2022 annual meeting of stockholders submitted pursuant to these provisions of our Bylaws, and containing the information required by our Bylaws, must have been delivered to the Corporate Secretary of Vonage no earlier than February 3, 2022 and no later than the close of business on March 5, 2022.

Stockholder proposals and nominations should be sent to:

Vonage Holdings Corp.

Attn: Corporate Secretary

23 Main Street

Holmdel, NJ 07733

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Vonage Common Stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and mailing costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our proxy materials to your address.

You may opt-out of householding, or revoke your consent to householding, at any time thirty (30) days prior to the mailing of proxy materials by sending your name, the name of your brokerage firm and your account number to the Corporate Secretary of Vonage at 23 Main Street, Holmdel, NJ 07733. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write to or call our Corporate Secretary at 23 Main Street, Holmdel, NJ 07733 or telephone: 212-871-3927.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of internet availability of proxy, you may request, in writing, that Vonage eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to our Corporate Secretary at 23 Main Street, Holmdel, NJ 07733 or telephone: 212-871-3927.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.vonage.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference and may update and supersede the information in this proxy statement.

We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 19, 2021;

•

Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 6, 2021, for the quarterly period ended June 30, 2021 filed with the SEC on August 5, 2021 and for the quarterly period ended September 30, 2021, filed with the SEC on November 4, 2021;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2021; and

•

Our Current Reports on Form 8-K filed with the SEC on January 7, 2021, January  14, 2021, January  28, 2021, February  18, 2021, February  26, 2021, March  5, 2021, March  18, 2021, March  26, 2021, April  9, 2021, May  6, 2021, May  17, 2021, June  7, 2021, June  24, 2021, August  4, 2021, August  5, 2021, October  15, 2021, October  19, 2021, November  4, 2021 and November 22, 2021.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733, Attention: Corporate Secretary, by calling 212-871-3927, or on the Investor Relations page of our corporate website at https://ir.vonage.com, or by contacting MacKenzie Partners, Inc., our proxy solicitor, at the contact information listed below or through the SEC website. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. If you would like to request documents from us, please do so at least five (5) business days before the date of the Special Meeting in order to receive timely delivery of those documents prior to the Special Meeting.

If you have any questions about this proxy statement, the Special Meeting or the Merger or need assistance with the voting procedures, please contact our proxy solicitor at:

1407 Broadway – 27th Floor

New York, New York 10018

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF VONAGE COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

VONAGE HOLDINGS CORP.,

TELEFONAKTIEBOLAGET LM ERICSSON (PUBL)

and

ERICSSON MUON HOLDING INC.

Dated as of November 22, 2021

i

(cont.)

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Schedule 7.1(b)(ii)	Governmental Consents

(cont.)

INDEX OF DEFINED TERMS

Defined Term	Section
Acceptable Confidentiality Agreement	6.2(b)
Acquisition Proposal	9.14
Acquisition Transaction	9.14
Action	9.5(b)(iii)
Affiliate	9.14
Agreement	Preamble
Alternative Acquisition Agreement	6.2(a)
Anti-Bribery Law	9.14
Antitrust Laws	9.14
Applicable Date	4.5(a)
Bankruptcy and Equity Exception	4.3
BIS	9.14
Business Day	9.14
Bylaws	2.2
Capitalization Date	4.2(a)
Capped Call Documentation	9.14
Capped Call Transactions	9.14
CARES Act	9.14
Certificate	3.1(a)(i)
Certificate of Incorporation	2.1
Certificate of Merger	1.3
CFIUS	9.14
CFIUS Clearance	9.14
CFIUS Termination Fee	8.5(e)
Change in Recommendation	6.2(d)
Closing	1.2
Closing Date	1.2
Code	3.2(f)
Communications Laws	9.14
Company	Preamble
Company Balance Sheet	4.8
Company Bylaws	4.4(b)
Company Certificate of Incorporation	4.4(b)
Company Data	9.14
Company Disclosure Letter	ARTICLE IV
Company Equity Award	9.14
Company IP	4.16(b)
Company Material Adverse Effect	9.14
Company Material Leased Real Property	4.17
Company Material Real Property Lease	4.17
Company Option	3.5(a)
Company Plan	9.14

Defined Term	Section
Company Recommendation	4.3
Company Related Parties	8.5(h)
Company Reports	4.5(a)
Company Requisite Vote	4.3
Company Rights	4.2(a)
Company Stock Plans	3.5(a)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.5(b)
Confidentiality Agreement	9.7
Consent	4.4(a)
Continuing Employee	6.9(a)
Contracts	4.4(b)
Convertible Notes	3.6(a)
Convertible Notes Indenture	3.6(a)
Cooperation Agreement	9.14
COVID-19	9.14
COVID-19 Measures	9.14
D&O Insurance	6.11(b)
Debt Payoff Letter	6.18
DGCL	1.1
Dissenting Shares	3.1(a)(i)
DPA	9.14
Effective Time	1.3
Environmental Law	9.14
ERISA	9.14
Exchange Act	4.4(a)
Exchange Fund	3.2(a)
Excluded Shares	3.1(a)(i)
Existing Credit Agreement	6.18
Extended Termination Date	8.2(a)
FCC	9.14
FCC License	9.14
FCC Licensee	9.14
FCPA	4.11(b)
Financing	6.19(a)
Financing Parties	9.14
GAAP	9.14
Government Official	9.14
Governmental Entity	4.4(a)
Hazardous Substance	9.14
HSR Act	4.4(a)
Indebtedness	9.14
Indemnified Parties	6.11(a)
Information Technology Systems	9.14
Insurance Policies	4.20

v

Defined Term	Section
Intellectual Property	9.14
Intervening Event	9.14
Knowledge of the Company	9.14
Law	9.14
Licenses	4.11(a)
Lien	4.2(c)
Material Contracts	4.12(p)
Material Source Code	6.22
Merger	Recitals
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
Merger Sub Parent	Recitals
NASDAQ	9.14
No Vote Fee	8.5(d)
OFAC	9.14
Open Source Scan	6.22
Open Source Software	9.14
Option Payment	3.5(a)
Order	9.14
Organizational Documents	4.1
Other Company Filing	6.3(b)
Parent	Preamble
Parent Material Adverse Effect	9.14
Parent PRSU Cash Award	3.5(c)
Parent Related Parties	8.5(h)
Parent RSU Cash Award	3.5(b)
Participant	9.14
Patents	9.14
Paying Agent	3.2(a)
Payment	8.5(g)
Performance Restricted Stock Units	3.5(c)
Permitted Liens	9.14
Person	9.14
Personal Data	9.14
Preferred Shares	4.2(a)
Preservation Plan	4.2(a)
Preservation Plan Amendment	4.13(b)
Privacy Requirements	9.14
Proceedings	4.7
Proxy Statement	6.3(a)
PRSU Payment	3.5(c)
Qatalyst	4.3
Registered IP	4.16(a)
Regulatory Actions	6.5(d)
Related Parties	8.5(h)

Defined Term	Section
Related Software	9.14
Release	9.14
Representatives	6.2(a)
Repurchase Transaction	6.17(b)
Restricted Stock Unit	3.5(b)
RSU Payment	3.5(b)
Sanctioned Person	9.14
Sanctioned Territory	9.14
Sanctions and Export Controls	9.14
Sarbanes-Oxley Act	4.5(a)
SEC	4.5(a)
Securities Act	4.4(a)
Shares	3.1(a)(i)
Significant Customer	4.18
Significant Supplier	4.18
Solvent	9.14
Staff	6.3(a)
Subsidiary	9.14
Substantial Detriment	6.5(f)
Superior Proposal	9.14
Surviving Corporation	1.1
Takeover Statute	4.13(a)
Tax	9.14
Tax Return	9.14
Taxable	9.14
Termination Date	8.2(a)
Treasury Regulations	9.14
Trustee	3.6(a)
Uncertificated Shares	3.1(a)(i)
Willful Breach	9.14

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of November 22, 2021, by and among Vonage Holdings Corp., a Delaware corporation (the “Company”), Telefonaktiebolaget LM Ericsson (publ), an entity organized and existing under the Laws of Sweden (“Parent”), and Ericsson Muon Holding Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company, has, as of the date of this Agreement, unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company surviving the merger as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, and (iii) subject to Section 6.2, resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, the board of directors of Parent has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, and has taken all actions necessary to cause a direct or indirect wholly owned subsidiary of Parent (the “Merger Sub Parent”), as the sole stockholder of Merger Sub, to adopt this Agreement;

WHEREAS, the board of directors of Merger Sub, by resolutions duly adopted, has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that the Merger is fair to, and in the best interests of Merger Sub and its stockholder, and (iii) resolved to recommend to its stockholder the adoption of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which is acknowledged and agreed, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (in such capacity, sometimes hereinafter referred to as the “Surviving Corporation”), and become a direct wholly owned subsidiary of Merger Sub Parent and an indirect wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in ARTICLE II. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”), this Agreement and the Certificate of Merger (as defined below).

1.2 Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE VIII and unless otherwise mutually agreed in writing by the parties hereto, the closing of the Merger (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures at 10:00 a.m., Eastern Time, on a date that is as soon as reasonably practicable, and in no event later than five (5) Business Days, following the day on which the last to be satisfied or waived of each of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement. The date on which the Closing occurs shall be the “Closing Date”.

1.3 Effective Time. Concurrently with the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the date and time set forth in the Certificate of Merger in accordance with the DGCL, which shall be 11:59:59 p.m., Eastern Time, on the Closing Date, unless otherwise agreed by the parties (the “Effective Time”).

ARTICLE II

ORGANIZATIONAL DOCUMENTS, DIRECTORS AND OFFICERS

OF THE SURVIVING CORPORATION

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) shall be amended and restated in its entirety to read as set forth in Exhibit A, and as such shall be the Certificate of Incorporation until thereafter amended as provided therein or by applicable Law, subject to Section 6.11.

2.2 The Bylaws. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except (i) that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation and (ii) for such changes as are agreed by the parties and necessary to comply with Section 6.11, and as such shall be the Bylaws until thereafter amended as provided therein or by applicable Law, subject to Section 6.11.

2.3 Directors of Surviving Corporation. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

2.4 Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

2.5 Intellectual Property Rights. The Surviving Corporation shall not have the power or authority, and shall be unable and not permitted (whether by operation of law, as a result of or in connection with a transaction or otherwise, or whether by, through, relating to or in connection with any action, omission, contract, acquiescence, undertaking, understanding, license, release, covenant, representation, warranty, indemnity, lien, encumbrance or commitment of any kind), (a) to grant or release (on behalf of itself, any direct or indirect holder or beneficial owner of any equity or other securities of the Surviving Corporation, or any Affiliate of the Surviving Corporation or of any such holder or beneficial owner) any rights, property, assets or claims of any kind, (b) to bind any person or entity (including itself, any direct or indirect holder or beneficial owner of any equity or other securities of the Surviving Corporation, or any Affiliate of the Surviving Corporation or of any such holder or beneficial owner) to any liabilities or obligations of any kind or (c) to assume (on behalf of itself, any direct or indirect holder or beneficial owner of any equity or other securities of the Surviving Corporation, or any Affiliate of the Surviving Corporation or of any such holder or beneficial owner) any liabilities or obligations of any kind, in each case, under clauses (a), (b) and (c), that relate to or involve in any way any intellectual property rights of any kind, including any rights relating to patents or patent applications, of any direct or indirect holder or beneficial owner of any of equity or other securities of the Surviving Corporation or any Affiliate of the Corporation or of any such holder or beneficial owner (in all cases other than to the extent solely relating to or involving such intellectual property rights of the Corporation and its subsidiaries), for any reason or in any way and whether or not by virtue of, in connection with or as a result of the status of such holder, beneficial owner or affiliate as an affiliate of the Surviving Corporation or otherwise; provided, that the foregoing shall not restrict the power, authority, ability and right of the Surviving Corporation to (i) grant or release rights, property, assets or claims that are owned or held directly by the Surviving Corporation or its Subsidiaries (and not by any of its Affiliates other than its Subsidiaries) or (ii) bind or assume liabilities or obligations on behalf of itself and its Subsidiaries (and not any of its Affiliates other than its Subsidiaries).

ARTICLE III

EFFECT OF THE MERGER ON SECURITIES;

EXCHANGE

3.1 Effect on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any securities of the Company, Parent or Merger Sub:

(i) Merger Consideration. Each share of common stock, par value $0.001, of the Company (the “Shares” and each a “Share”) issued and outstanding immediately prior to the Effective Time (other than (x) Shares owned by Parent or Merger Sub or any of their respective Subsidiaries, (y) Shares owned by the Company as treasury stock (each such Share referred to in the foregoing clauses (x) and (y), an “Excluded Share” and, collectively, the

“Excluded Shares”), and (z) Shares held by stockholders who shall not have voted in favor of the adoption of this Agreement (as may be amended) and who shall have properly exercised appraisal rights in respect of such Shares in accordance with Section 262 of the DGCL (each a “Dissenting Share” and, collectively, the “Dissenting Shares”) shall be converted into the right to receive $21.00 per Share in cash, without interest thereon (the “Merger Consideration”). At the Effective Time, all of the Shares (other than Excluded Shares and Dissenting Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than the Excluded Shares and Dissenting Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, and the holders thereof shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration upon surrender thereof in accordance with Section 3.2, and each Certificate and Uncertificated Share formerly representing Dissenting Shares shall thereafter represent only the right to receive the payment of which reference is made in Section 3.3.

(ii) Cancellation of Excluded Shares. Subject to Section 3.3, each Excluded Share outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii) Expiration of Company Rights. All Company Rights, together with the associated Series A Participating Preferred Shares, outstanding immediately prior to the Effective Time shall expire in their entirety without any payment being made in respect thereof in accordance with the Preservation Plan Amendment.

(b) Merger Sub. Each share of common stock, par value $0.001, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001, of the Surviving Corporation.

3.2 Exchange of Certificates.

(a) Paying Agent. At or immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, on behalf of Merger Sub Parent, with a paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), for payment to the holders of Shares, an aggregate amount of cash comprising approximately the amounts required to be delivered pursuant to Section 3.1(a) in respect of Shares (such aggregate amount of cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that (i) such investments shall be an obligation of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks and (ii) no such investment (or losses thereon) shall affect the amount of Merger Consideration payable to the holders of Shares pursuant to Section 3.1(a). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby,

Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make all cash payments required pursuant to Section 3.1(a)(i). Prior to the Closing Date, Parent shall enter into an agreement with the Paying Agent, in form and substance reasonably satisfactory to the Company, to effect the applicable terms of this Agreement.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate representing Shares outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares): (i) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) and (ii) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu of such Certificates as provided in Section 3.2(e)). Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) to the Paying Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 3.2(f)) equal to the cash amount that such holder is entitled to receive pursuant to Section 3.1(a), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to holders of Certificates. In the event of a transfer of ownership of Shares represented by a Certificate that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, reasonably acceptable to the Paying Agent.

(c) Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 3.2(b)) be cancelled and exchanged as provided in this Article III. From and after the Effective Time, (a) all Shares will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor in accordance with Section 3.1, or in the case of Dissenting Shares, the rights pursuant to Section 3.3. The Merger Consideration paid in accordance with the terms of this Article III will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation for delivery of any payment of cash (after giving effect to any required Tax withholdings as provided in Section 3.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the Paying Agent or the Surviving Corporation, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash that would have been issuable or payable pursuant to the provisions of this Article III (after giving effect to any Tax withholdings as provided in Section 3.2(f)) had such lost, stolen or destroyed Certificate been surrendered. Parent or the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines are required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be timely remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be. At least fifteen (15) days prior to making any deduction or withholding pursuant to this Section 3.2(f) (other than any withholding in respect of Option Payments, RSU Payments, PRSU Payments, Parent RSU Cash Awards, Parent PRSU Cash Awards or any other compensatory amounts payable hereunder, including U.S. federal, state and local employment, wage or payroll tax withholding), Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, shall provide written notice to the Company of any anticipated deduction or withholding (together with the legal basis thereof) and shall fully cooperate in good faith to reduce or eliminate any amounts that would otherwise be deducted or withheld.

(g) Uncertificated Shares. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Paying Agent to (i) mail to each registered holder of Uncertificated Shares (other than in respect of Excluded Shares and Dissenting Shares) materials advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration and (ii) deliver the cash that such holder is entitled to receive in respect of its Shares pursuant to Section 3.1(a) (after giving effect to any Tax withholdings as provided in Section 3.2(f)), without interest thereon.

3.3 Dissenters’ Rights. Notwithstanding anything to the contrary herein, no Dissenting Shares shall be converted into the right to receive payment of the Merger Consideration pursuant to the provisions of this Article III unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal under the DGCL, and any holder of Dissenting Shares shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. If, after the Effective Time, any Person who otherwise would be deemed to hold Dissenting Shares shall have failed to properly perfect or shall have effectively withdrawn or lost the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that such Person is not entitled to relief provided by Section 262 of the DGCL with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted, as of the Effective Time, into the right to receive the Merger Consideration without interest and less any required Tax withholding upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such Shares in the manner provided in Section 3.2. The Company shall give Parent (i) written notice as promptly as practicable of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in any proposed strategy, decision, negotiation and proceeding with respect to demands for appraisal. Parent shall have the right to direct and control all negotiations and proceedings with respect to such demands or attempted withdrawals of such demands and any other actions with respect to stockholders’ rights for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, approve any withdrawal of any such demands or waive any failure to timely deliver a written demand for appraisal the provisions under Section 262 of the DGCL. Any amounts required to be paid to a holder in respect of any Dissenting Shares shall be paid by the Surviving Corporation.

3.4 Adjustments to Prevent Dilution. Without limiting the Company’s obligations under Section 6.1, in the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, in each case issued and outstanding prior to the Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction (including the issuance of Shares pursuant to the terms of the Preservation Plan), the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

3.5 Treatment of Equity Awards. Unless otherwise mutually agreed by the parties, or by Parent and the applicable holder, after consultation with the Company, at the Effective Time each Company Equity Award shall be treated as follows:

(a) Treatment of Stock Options. Each option to purchase Shares (a “Company Option”) that was granted under the Company’s 2006 Stock Incentive Plan, the Company’s Amended and Restated 2015 Equity Incentive Plan and the Nexmo Inc. 2011 Stock Plan (collectively, the “Company Stock Plans”) and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, (i) if the per Share exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall terminate and be cancelled, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the per Share exercise price of such Company Option is less than the Merger Consideration, such Company Option shall terminate and be cancelled in exchange for the right to receive, in accordance with this Section 3.5(a), a lump sum cash payment in the amount equal to (A) the number of Shares underlying the Company Option immediately prior to the Effective Time, multiplied by (B) an amount equal to the Merger Consideration minus the applicable exercise price (the product of (A) and (B), the “Option Payment”). The Option Payment (if any) payable under this Section 3.5(a) to each former holder of a Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder without interest and net of any Taxes withheld pursuant to Section 3.2(f), as soon as practicable following the Effective Date, but in any event not later than the first (1st) regular payroll date of the Surviving Corporation following the Effective Time; provided that if such first (1st) payroll date occurs fewer than five (5) Business Days following the Effective Time, the Option Payment shall be paid no later than the second (2nd) regular payroll date of the Surviving Corporation following the Effective Time.

(b) Treatment of Restricted Stock Units. Each restricted stock unit that is or was subject to only timed-based vesting conditions (a “Restricted Stock Unit”) that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled in exchange for:

(i) with respect to Restricted Stock Units that become vested in accordance with their terms on or prior to the Effective Time but have not yet been paid, the right to receive a lump sum cash payment in the amount equal to (A) the number of Shares underlying such Restricted Stock Unit, multiplied by (B) the Merger Consideration (each such payment, a “RSU Payment”); and

(ii) with respect to all other Restricted Stock Units, a new cash-based award representing the right to receive an unvested amount in cash equal to (A) the number of Shares underlying such Restricted Stock Unit, multiplied by (B) the Merger Consideration, vesting, subject to the continued employment of the former holder of such Restricted Stock Unit with Parent and its Affiliates (including the Surviving Corporation), on the same vesting schedule (including with respect to any terms providing for acceleration of vesting) and otherwise on substantially the same terms as the corresponding Restricted Stock Unit, except as otherwise provided for in this Section 3.5(b) (each such award, a “Parent RSU Cash Award”).

Following the Effective Time, no Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive a RSU Payment or a Parent RSU Cash Award as set forth in this Section 3.5(b) in exchange for such Restricted Stock Unit in accordance with this Section 3.5(b). The vested cash amounts payable with respect to each portion of any RSU Payment or Parent RSU Cash Award shall be paid through the Surviving Corporation’s payroll to the former holder of the corresponding Restricted Stock Unit without interest and net of any Taxes withheld pursuant to Section 3.2(f), as soon as practicable following the applicable vesting date, but in any event not later than the first (1st) regular payroll date of the Surviving Corporation following the applicable vesting date; provided that if such first (1st) payroll date occurs fewer than five (5) Business Days following the applicable vesting date for any portion of a RSU Payment or Parent RSU Cash Award, the vested cash amounts with respect to such portion shall be paid no later than the second (2nd) regular payroll date of the Surviving Corporation following the applicable vesting date. For purposes of the immediately preceding sentence, with respect to any RSU Payments, the Closing Date shall be treated as the vesting date.

(c) Treatment of Performance Restricted Stock Units. Each performance restricted stock unit that is or was subject to performance-based vesting conditions (each, a “Performance Restricted Stock Unit”) that was granted under the Company Stock Plans and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled in exchange for:

(i) with respect to Performance Restricted Stock Units with a performance period that ends on or prior to the Effective Time, the right to receive a lump sum cash payment in the amount equal to (A) the number of Shares subject to such Performance Restricted Stock Unit that vested based on the actual level of achievement under the awards, multiplied by (B) the Merger Consideration (a “PRSU Payment”); and

(ii) with respect to all other Performance Restricted Stock Units, a new cash-based award representing the right to receive an unvested amount in cash equal to (A) the number of Shares subject to such Performance Restricted Stock Unit that would vest based on the actual level of achievement as of the Effective Time compared against pro-rated performance measures as of the Effective Time, multiplied by (B) the Merger Consideration, vesting, subject to the continued employment of the former holder of such Performance Restricted Stock Unit with Parent and its Affiliates (including the Surviving Corporation), on the same time-based vesting schedule (including with respect to any terms providing for acceleration of vesting) and otherwise on substantially the same terms as the corresponding Performance Restricted Stock Unit, except as otherwise provided for in this Section 3.5(c) (each such award, a “Parent PRSU Cash Award”).

Following the Effective Time, no such Performance Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Performance Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive a PRSU Payment or Parent PRSU Cash Award as set forth in this Section 3.5(c) in exchange for such Performance Restricted Stock Unit in accordance with this Section 3.5(c). The vested cash amounts payable with respect to each portion of any PRSU Payment or Parent PRSU Cash Award shall be paid through the Surviving Corporation’s payroll to the former holder of the corresponding Performance Restricted Stock Unit without interest and net of any Taxes withheld pursuant to Section 3.2(f), as soon as practicable following the applicable vesting date, but in any event not later than the first (1st) regular payroll date of the Surviving Corporation following the applicable vesting date; provided that if such first (1st) payroll date occurs fewer than five (5) Business Days following the applicable vesting date for any portion of a PRSU Payment or Parent PRSU Cash Award, the vested cash amounts with respect to such portion shall be paid no later than the second (2nd) regular payroll date of the Surviving Corporation following the applicable vesting date. For purposes of the immediately preceding sentence, with respect to any PRSU Payment, the Closing Date shall be treated as the vesting date.

(d) Further Action. Prior to the Effective Time, the Company shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 3.5.

3.6 Treatment of Convertible Notes.

(a) Subject to Sections 6.17(a) and 6.17(b), in accordance with the terms of the Company’s Indenture (the “Convertible Notes Indenture”), dated as of June 14, 2019, between the Company and Wilmington Trust, National Association, as trustee (“Trustee”), relating to the Company’s 1.75% Convertible Senior Notes Due 2024 (the “Convertible Notes”), at or after the Effective Time, each holder of Convertible Notes will be entitled, subject to the terms and conditions of the Convertible Notes Indenture (as may be amended, supplemented or modified from time to time), to:

(i) convert such holder’s Convertible Notes only into a right to receive from the Surviving Corporation an amount in cash for each $1,000 principal amount of such Convertible Notes held by such holder equal to the Merger Consideration multiplied by the Conversion Rate (as defined in the Convertible Notes Indenture and as may be adjusted for any Additional Shares (as defined in the Convertible Notes Indenture)) in effect on the applicable Conversion Date (as defined in the Convertible Notes Indenture), pursuant to the terms and conditions of the Convertible Notes Indenture);

(ii) require the Surviving Corporation to repurchase such holder’s Convertible Notes (or any portion of principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof), for cash on a date specified by the Company in accordance with the Convertible Notes Indenture at the Fundamental Change Repurchase Price (as defined in the Convertible Notes Indenture); or

(iii) continue to hold such holder’s Convertible Notes, which, for the avoidance of doubt, following the Effective Time shall only be convertible or exchangeable into cash as set forth in Section 3.6(a)(i) above.

(b) The Surviving Corporation shall satisfy and fulfill the relevant payment obligations to each holder of Convertible Notes described in Section 3.6(a) above as and when required by the terms of this Agreement and the Convertible Notes Indenture (as such Convertible Notes Indenture may be supplemented in accordance with its terms and subject to Section 6.17(a) and 6.17(b)).

3.7 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

3.8 Necessary Further Actions. If, at any time after the Effective Time, any further action is reasonably necessary or advisable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed to be disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or (b) as disclosed in any Company Reports filed with the SEC prior to the date of this Agreement (excluding any disclosures (other than statements of historical fact) contained in any “Forward-Looking Statements” and “Risk Factors” sections of such Company Reports and any other disclosures included or referenced in any such Company Reports that are cautionary, predictive or forward looking in nature) (it being acknowledged that nothing disclosed in the Company Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.3, Section 4.4 or the first sentence of Section 4.6), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true, complete and correct copies of the respective certificate of incorporation and bylaws (or comparable organizational documents) of the Company and each of its Subsidiaries as amended to and as in effect on the date of this Agreement (collectively, the “Organizational Documents”). The Company is not in violation of the Company Certificate of Incorporation or the Company Bylaws. None of the Company’s Subsidiaries is in violation, in any material respect, of its Organizational Documents.

4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of (x) 596,949,644 Shares and (y) 5,000,000 preferred shares, par value $0.001 (the “Preferred Shares”), of which 250,000 shares have been designated Series A Participating Preferred Shares, which are issuable upon exercise of the purchase rights (the “Company Rights”) pursuant to the Tax Benefits Preservation Plan, between the Company and American Stock Transfer & Trust Company, LLC, dated June 7, 2012 (as amended from time to time, the “Preservation Plan”). As of the close of business on November 19, 2021 (the “Capitalization Date”), (i) 252,677,044 Shares were issued and outstanding (excluding 76,539,052 Shares held in the treasury of the Company), (ii) no Shares were held by any Company Subsidiary, (iii) no Preferred Shares were issued or outstanding, (iv) 27,878,970 Shares were reserved for issuance under the Company Stock Plans (of which 761,363 Shares were subject to outstanding Company Options, 14,410,493 Shares were subject to outstanding Restricted Stock Units, and 4,956,530 Shares were subject to outstanding Performance Restricted Stock Units (assuming maximum achievement of the applicable performance goals), each as granted under the Company Stock Plans), and (v) $345,000,000 aggregate principal amount of Convertible Notes (with (A) a conversion rate as of the date hereof equal to 59.8256 Shares per $1,000 principal amount, subject to adjustment after the date hereof as provided in the Convertible Notes Indenture, and (B) a Fundamental Change Repurchase Price (as defined in the Convertible Notes Indenture) equal to the sum of 100% of the aggregate principal amount of the Convertible Notes to be repurchased, plus any accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (as defined in the Convertible Notes Indenture)) were issued and outstanding. Immediately prior to the execution of this Agreement, the Convertible Notes are not convertible into Shares. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth as of the Capitalization Date a list of each outstanding Company Equity Award granted under the Company Stock Plans, including (A) the name of the holder of such Company Equity Award, (B) the maximum number of Shares subject to such outstanding Company Equity Award and the Company Stock Plan under which it was granted, (C) if applicable, the exercise price of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued and (E) the applicable vesting, repurchase or other lapse of restrictions schedule.

(c) From the Capitalization Date to the execution of this Agreement, the Company has not issued any Shares, except pursuant to the exercise of Company Options or the settlement of Restricted Stock Units and Performance Restricted Stock Units that were outstanding as of the Capitalization Date, and, since the Capitalization Date, except as would be permitted by this Agreement for the period following the date of this Agreement, the Company has not granted any Company Options, Restricted Stock Units or Performance Restricted Stock Units.

(d) Except as set forth in Section 4.2(a) and Section 4.2(b) and except for the Preservation Plan, as of the date of this Agreement, there are no preemptive or outstanding (i) shares of capital stock or equity securities or obligations of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting securities of the Company or its Subsidiaries, or (ii) rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal, rights of first offer, restricted stock or performance units, restricted stock, “phantom” stock rights, equity-based compensation, contingent value rights, subscriptions, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries (the items in clauses (i) and (ii), including for clarity, Shares, Preferred Shares, Company Rights and Company Equity Awards, being referred to collectively as the “Company Securities”). Except for the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations that grant the holders thereof the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Cooperation Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other securities of the Company or any of its Subsidiaries, and no voting trusts or other agreements or understandings with respect to the voting or registration of the capital stock or other securities of the Company or any of its Subsidiaries are in effect. As of the date of this Agreement, no dividends or similar distributions have accrued or been declared or are unpaid on any Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment in respect of any Company Securities. Each Company Option, Restricted Stock Unit, and Performance Restricted Stock Unit was granted in accordance with the terms of the applicable Company Stock Plan and all applicable Law.

(e) Section 4.2(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list identifying (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) any other Person in which the Company or any of its Subsidiaries holds capital stock or other equity interest (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, mortgage, security interest, claim, license, obligation to license or covenant not to sue, or other encumbrance (each, a “Lien”) (except for Permitted Liens and Liens arising under applicable securities Laws).

4.3 Corporate Authority and Approval; Financial Advisor Opinions. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the adoption of this Agreement by the holders of a majority of the outstanding Shares (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). As of the date of this Agreement, the board of directors of the Company has (a) (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, and (iii) subject to Section 6.2, resolved to recommend to its stockholders the adoption of this Agreement (the “Company Recommendation”), (b) received the opinion of Qatalyst Partners LP (“Qatalyst”), to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof as set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by holders of Shares (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders (which opinion if rendered orally will be confirmed promptly in writing and a copy of which written opinion will be provided to Parent, for informational purposes, by the Company promptly following the date of this Agreement), and (c) directed that this Agreement be submitted to the holders of Shares for their adoption.

4.4 Governmental Filings; No Violations.

(a) Other than (i) the filing of the Certificate of Merger pursuant to Section 1.3 and (ii) the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (any of the foregoing being a “Consent”) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable Antitrust Laws in connection with the Merger, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any Consents required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition, foreign investment or other regulatory authority, court, arbitral tribunal agency, commission, body, board, ministry, bureau, commission, quasi-governmental body exercising governmental authority or other legislative, executive, judicial, taxing, regulatory, or administrative governmental entity, stock exchange or self-regulatory agency, whether national, state, provincial, local or multinational (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) subject in the case of the consummation of the Merger, to obtaining the Company Requisite Vote, a breach or violation of, or contravention or a default under, the Restated Certificate of Incorporation of the Company, dated June 13, 2018 (the “Company Certificate of Incorporation”) or the Amended and Restated Bylaws of the Company, dated June 13, 2018 (the “Company Bylaws”) or other Organizational Documents of any of its Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, a requirement for any Consent under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, letter of intent, understanding or other obligation, and any amendments, supplements, modifications or similar alterations to any of the foregoing (each, whether oral or written, a “Contract” and, collectively, the “Contracts”) binding (or that purports on its face to be binding) upon the Company or any of its Subsidiaries, or (iii) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the Consents referred to in Section 4.4(a) are made or obtained and receipt of the Company Requisite Vote, conflict with or violate any Law, Order or License applicable to the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, requirement, creation, acceleration, Lien, conflict or violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since December 31, 2019 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. True, correct and complete copies of all Company Reports are publicly available in the Electronic Data Gathering Analysis and Retrieval database of the SEC. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comments letters from the SEC staff with respect to any of the Company Reports. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(b) of Regulation S-K promulgated by the SEC that have not been so disclosed in the Company Reports.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(c) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal controls over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including (i) policies and procedures that require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries and (ii) that transactions are made only in accordance with appropriate authorizations of the Company’s management and board of directors. Since the Applicable Date, neither the Company, nor to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or received any notification of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of its internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, or (iii) any complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters relating to the period since the Applicable Date, including from employees of the Company or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters, in each case that would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto. Since the Applicable Date, the Company and each of its officers and, to the Knowledge of the Company, each of its directors, have been and are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(d) Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein).

4.6 Absence of Certain Changes.

(a) Since January 1, 2021 and through the date of this Agreement, there has not been any change, effect, circumstance or development which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since June 30, 2021 and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses and there has not been any action taken by the Company or any of its Subsidiaries that, if taken by the Company or any of its Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s consent would constitute a violation of Section 6.1 (other than clauses 6.1(a), 6.1(c), 6.1(g), 6.1(k), 6.1(l), 6.1(n), or 6.1(s) (solely as it applies to the foregoing clauses of Section 6.1)).

4.7 Litigation. There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, arbitrations, mediations, audits, inquires, examinations, litigations, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, whether at law or in equity, whether in contract or in tort or otherwise (“Proceedings”), pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, or any of their respective present or, to the Knowledge of the Company, former officers or directors in such individual’s capacity as such, except for those that have not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; provided, that to the extent the foregoing representation pertains to Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representation is made only as of the date hereof. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole (except to the extent expressly consented to by Parent pursuant to Section 6.5) or that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

4.8 No Undisclosed Liabilities. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, whether known or unknown, on- or -off balance sheet, contingent, absolute or otherwise other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of June 30, 2021 and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2021 (the “Company Balance Sheet”), (b) liabilities or obligations incurred in the ordinary course of business since June 30, 2021, (c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby and (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9 Employee Benefits.

(a) Each material Company Plan as of the date of this Agreement is listed in Section 4.9 of the Company Disclosure Letter. True and complete copies of each of the material Company Plans (or if unwritten, a written summary thereof), and all amendments thereto, have been provided or made available to Parent on or prior to the date of this Agreement, along with, with respect to each Company Plan, (i) each trust, insurance, annuity or other funding Contract related thereto, (ii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iii) the three (3) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, and (iv) the most recent summary plan description and any material modification with respect thereto.

(b) Each Company Plan (and any related trust or other funding vehicle) has been, in all material respects, maintained, operated and administered in compliance with all applicable Laws (including, if applicable, ERISA and the Code), and the terms of such Company Plan, except as would not, individually or in the aggregate reasonably be likely to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, a favorable determination letter from the Internal Revenue Service (a copy of which has been made available to Parent) and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code, contributes to or is obligated to contribute to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Company Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than continuation coverage required under Section 4980B(f) of the Code or similar state law at the sole expenses of the individual).

(e) All contributions required to be made by the Company or its Subsidiaries under each Company Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(f) As of the date of this Agreement, there is no litigation pending or, to the Knowledge of the Company, threatened in writing relating to the Company Plans, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with any other event, (i) result in any payment becoming due to any Participant, (ii) increase any benefits under any Company Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Plan, or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code. Further, no Participant is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

4.10 Labor Matters.

(a) As of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by work rules or a collective bargaining agreement or other similar Contract (including extension orders, except those generally applicable to all employees, employers and employee benefits plans in Israel) with a labor union, works council or similar labor organization or representative body, (ii) nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization, (iii) nor is there pending or, to the Knowledge of the Company, threatened in writing, labor strike, walkout, work stoppage, slow-down or lockout affecting employees of the Company or its Subsidiaries, nor have there been any such labor strikes, walkouts, work stoppages, slow-downs or lockouts in the past three years. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by a labor union, works council or similar labor organization or representative body, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no grievances or unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity with respect to any Participant.

(b) The Company and its Subsidiaries are and since the Applicable Date have been in compliance in all material respects with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to hiring, background checks, wages, hours, pay equity, worker classification, immigration, employment eligibility and verification, child labor, collective bargaining and labor relations, discrimination, harassment, retaliation, accommodations, civil rights, disability rights or benefits, affirmative action, equal opportunity, safety and health, workers’ compensation, unemployment insurance, reemployment and reemployment rights of members of the uniformed services, secondment, employee leave issues, the payment of social security and other Taxes, document retention, notice, and plant closing and mass layoff.

(c) To the Knowledge of the Company, since the Applicable Date, (i) no allegations of sexual harassment have been made against any Participant, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any Participant, in each case except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.11 Compliance with Laws, Licenses.

(a) The businesses of each of the Company and its Subsidiaries since the Applicable Date have not been, and are not being, conducted in material violation of any applicable Law or Order. To the Knowledge of the Company, no material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same, nor has the Company received any report, allegation, complaint, or any other information from any party related to potential material non-compliance with any applicable Law or Order by the Company or its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and Order issued or granted by a Governmental Entity (each, a “License” and collectively, the “Licenses”) necessary to conduct their respective businesses. Notwithstanding the foregoing, this Section 4.11 shall not apply with respect to compliance with Tax Laws, which shall be covered exclusively by Section 4.15 or compliance with Environmental Laws, which shall be covered exclusively by Section 4.14.

(b) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors and employees are in compliance in all material respects with and have, in the last five (5) years, complied in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) as applicable to the Company, its Subsidiaries and such officers, directors and employees, (ii) the provisions of all Anti-Bribery Laws of each jurisdiction in which the Company and its Subsidiaries operate, and (iii) applicable Sanctions and Export Controls. To the Knowledge of the Company, the Company, its Subsidiaries and their respective officers, directors and employees have not, in the last five years, paid, offered or promised to pay, or authorized or ratified the payment, directly or to the Knowledge of the Company indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official to obtain or retain business, or to secure any other improper benefit or advantage, in each case in violation of any of the FCPA or any Anti-Bribery Laws.

(c) The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with (i) the FCPA and Anti-Bribery Laws in each jurisdiction in which the Company and its Subsidiaries operate, and (ii) applicable Sanctions and Export Controls.

(d) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual, pending, or, to the Knowledge of the Company, threatened Proceedings, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to (i) the FCPA or any other Anti-Bribery Laws, or (ii) applicable Sanctions and Export Controls.

(e) None of the Company, any of its Subsidiaries, nor any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing, in connection with the business of the Company (i) is or has been a Sanctioned Person, or (ii) has, except to the extent as permitted under applicable Sanctions and Export Controls, in the last five years, entered into any agreement, transaction, or dealing with, for the benefit of or related to any Sanctioned Person (or involving any property thereof) or Sanctioned Territory.

(f) The Company is not currently providing (and has not provided or offered to provide within the last thirty (30) days) any international telecommunications services, has not utilized the FCC License to provide any service to any customers, and will be able to continue to provide existing services to all customers following the surrender of the FCC License as provided to such customers prior to such surrender.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, the Company and its Subsidiaries have operated and conducted their businesses in compliance with all applicable Communications Laws, and have fulfilled and performed all obligations with respect thereto, including timely and accurately submitting all reports, notifications and applications required, and the payment of all regulatory fees, assessments and contributions.

4.12 Material Contracts. Section 4.12 of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound other than each Contract solely among the Company and its wholly owned Subsidiaries that:

(a) provides that any of them will not compete with any other Person in any respect, or which grants “most favored nation” or similar covenants or protections to the counterparty to such Contract, in each case that is material to the Company and its Subsidiaries, taken as a whole, or that, following the Merger, would by its terms apply such limits or restrictions to Parent or its Affiliates (without regard to materiality);

(b) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business (including in respect of soliciting clients or customers);

(c) requires the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to deal exclusively with any Person or group of related Persons;

(d) relates to the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance or other similar collaboration, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(e) is a Company Material Real Property Lease;

(f) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(g) contains a put, call, right of first refusal or offer, or similar right pursuant to which the Company or any of its Subsidiaries could be required to (i) purchase or sell, as applicable, any equity interests of any Person or any material assets, rights of properties or (ii) contribute capital;

(h) relates to any labor union, labor organization or works council (including any collective bargaining agreement);

(i) was entered into with Affiliates or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC;

(j) has “earn-out” or other material contingent payment obligations;

(k) is a settlement agreement or includes a settlement agreement, in each case with a value greater than $1,000,000, entered into since the Applicable Date in connection with a Proceeding;

(l) relates to indebtedness for borrowed money (other than intercompany indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

(m) was entered into on or after the Applicable Date and provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of sale in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, in each case, other than solely as among the Company and its wholly owned Subsidiaries;

(n) was entered into with a Significant Supplier or Significant Customer;

(o) (i) is material and pursuant to which any Person has granted or agreed to grant to the Company or any of its Subsidiaries any license, covenant (including covenants not to sue, covenants not to sue last or otherwise), release, immunity or other similar right with respect to any material Intellectual Property Rights (other than off-the-shelf licenses for commercially available software made available on non-discriminatory terms); (ii) includes a grant or agreement to grant of the Company or any of its Subsidiaries of any license, covenant (including covenants-not-to-sue, covenant-to-sue-last or otherwise), release, immunity, assignment, or any other similar right (whether or not currently exercisable) with respect to any Intellectual Property (other than (x) non-exclusive licenses, binding only on the Company or its Subsidiaries, of Company IP granted in the ordinary course of business to customers and (y) non-material non-exclusive licenses, binding only on the Company or its Subsidiaries, of Company IP granted in the ordinary course of business to suppliers and partners); and (iii) under which the Company or any of its Subsidiaries both (A) grant a license under any Patent and (B) receive from their counterparty a license under any Patent owned by (or licensed to) such counterparty; or

(p) is a Contract not of a type described in the foregoing clauses (a) through (o) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments in excess of $1,000,000 or receipts in excess of $1,000,000 in any year (such Contracts required to be listed pursuant to clauses (a)-(p) above, the “Material Contracts”).

A true, correct and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement. Each of the Material Contracts, is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be in full force and effect as have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received or delivered written notice of breach of or default under any Material Contract, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party, in each case, except for such breaches or defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.13 Takeover Statutes; Preservation Plan.

(a) No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Certificate of Incorporation or Company Bylaws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(b) The Company has taken all action to provide that (i) none of Parent, Merger Sub or any of their “Affiliates” or “Associates” (each as defined in the Preservation Plan), either individually or together (as a result of any Permitted Event), shall be, or be deemed to be, an “Acquiring Person” under the Preservation Plan, (ii) none of the Merger or other transactions contemplated hereby constitute a “Triggering Event” under the Preservation Plan; (iii) the approval, adoption, execution, delivery and, if applicable, any amendment, of this Agreement, the exercise by Parent of its rights under this Agreement (including under Section 6.2) and the public announcement and consummation of the Merger and the other transactions contemplated hereby (the foregoing actions, the “Permitted Events”) will not result in the grant of any rights to any Person under the Preservation Plan or enable or require any “Right” (as defined in the Preservation Plan) to be exercised, distributed or triggered as a result thereof; (iv) neither of a “Stock Acquisition Date” or a “Distribution Date” (as such terms are defined in the Preservation Plan) will occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event; and (v) the “Expiration Date” (as defined in the Preservation Plan) shall occur immediately prior to the Effective Time. Prior to the execution of this Agreement, the Company has provided Parent with a copy of the resolutions of the Company’s board of directors and a copy of the amendment to the Preservation Plan (the “Preservation Plan Amendment”), in each case effecting the provisions of this Section 4.13 and Section 3.1(a)(iii). Other than the Preservation Plan, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

(c) Prior to the date of this Agreement, the Company has made available to Parent a true, complete and correct copy of the Preservation Plan as amended and as in effect on the date of this Agreement. As of the date hereof, other than as expressly set forth in the Preservation Plan or the Preservation Plan Amendment, no waivers or exemptions under the Preservation Plan have been approved or granted by the Company or the Company’s board of directors.

4.14 Environmental Matters. Except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been since the Applicable Date in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses or authorizations required by applicable Environmental Laws, (b) neither the Company nor any of its Subsidiaries is subject to any Proceeding pending, or to the Knowledge of the Company threatened in writing, alleging non-compliance with or liability under any Environmental Law, (c) neither the Company nor any of its Subsidiaries is subject to any outstanding obligations under any Order concerning liability or obligations relating to any Environmental Law nor has the Company or any of its Subsidiaries contractually assumed any liability of another Person relating to any Environmental Law, which would not otherwise be imposed on the Company or any of its Subsidiaries as a matter of law and (d) there have been no Releases of Hazardous Substances by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other Person, on, at, under or from any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, other than such Releases that would not reasonably be expected to result in the obligation of the Company or any of its Subsidiaries to undertake any material investigation or remediation or otherwise result in liability to the Company or any of its Subsidiaries. The Company has made available to Parent and Merger Sub any material reports, investigation, assessments, correspondence or studies in the possession of the Company or any of its Subsidiaries relating to (A) any unresolved notice or claims under Environmental Law; and (B) environmental conditions on or at any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, which notices, claims or conditions would reasonably be expected to result in the Company or any of its Subsidiaries incurring material liabilities under Environmental Laws.

4.15 Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects and (ii) have paid all Taxes that are required to be paid (whether or not shown on such Tax Returns).

(b) There is no audit, examination, investigation or other Proceeding pending, or threatened in writing, against the Company or any of its Subsidiaries in respect of any Taxes.

(c) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

(d) Neither the Company nor any of its Subsidiaries has any liability under any Tax matters, Tax allocation, Tax sharing or similar contract or arrangement that obligates the Company or any of its Subsidiaries to make any payment computed by reference to the Taxes, Taxable income or Taxable losses of any other Person (other than any such contract or arrangement that is a commercial or employment agreement, no principal purpose of which relates to Taxes, or any such contract or arrangement exclusively between or among the Company and/or its Subsidiaries).

(e) The financial statements included in or incorporated by reference into the Company Reports properly and adequately accrue or reserve for Tax liabilities as of the date prepared in accordance with GAAP. The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the latest consolidated balance sheet included in or incorporated by reference into the Company Reports, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet (rather than in any notes thereto). Neither the Company nor any of its Subsidiaries has liability for unpaid Taxes accruing after the date of the latest consolidated balance sheet included in or incorporated by reference into the Company Reports, except for Taxes arising in the ordinary course of business following the date of such balance sheet.

(f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax law) entered into on or prior to the Closing Date, (iv) a change in the method of accounting for a period ending prior to or including the Closing Date, (v) any income under Section 965 of the Code (or other similar item under federal, state or non-U.S. law), or (vi) the utilization of dual consolidated losses described in Treasury Regulations issued under Section 1503(d) of the Code (or other similar item under federal, state or non-U.S. law), an overall foreign loss within the meaning of Section 904(f) of the Code (or other similar item under federal, state or non-U.S. law) that could cause the recognition or recapture of income on or prior to the Closing Date.

(g) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Tax Return for income Tax purposes (other than a group the common parent of which is the Company or any of its Subsidiaries and which included no member that is not a Company Entity). Neither the Company nor any of its Subsidiaries is liable for the Taxes of another Person (other than the Company or any of its Subsidiaries) (i) under Treasury Regulations Section 1.1502 6 (or comparable provisions of state, local or non-U.S. Law) or (ii) as a transferee or successor or by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is not Taxes).

(h) Neither the Company nor any of its Subsidiaries is or has been, party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Law, or any transaction that is the same as or substantially similar to one of the types of transactions that the U.S. Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Treasury Regulation §1.6011 4(b)(2). The Company and each of its Subsidiaries has disclosed on each of its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) Since the Applicable Date, neither the Company nor any of its Subsidiaries has distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j) No written claim has been made by a Governmental Entity in a jurisdiction where none of the Company or its Subsidiaries files Tax Returns that such entity is or may be subject to Taxes assessed by such jurisdiction for any taxable period for which the period of assessment or collection remains open, other than any claim that has been resolved or withdrawn.

(k) The Company and each of its Subsidiaries has (i) to the extent it has elected such deferral, properly complied in all respects with all applicable Law relating to the deferred payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, eligible and claimed, or intended to be claimed, properly complied in all respects with all applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to, or in connection with, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or IRS Notice 2020-22 and (iv) not sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)), as added by Section 1102 of the CARES Act.

4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material registered Intellectual Property (“Registered IP”) owned by the Company or any of its Subsidiaries, including, for each item of Registered IP, the application, serial or registration number (as appropriate), the record owner, and, if different, the current legal owner thereof. To the Knowledge of the Company and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all (i) Registered IP owned by the Company or any of its Subsidiaries is subsisting in all material respects and (ii) in the jurisdiction(s) where such Registered IP is issued or registered, is valid and enforceable.

(b) Each of the Company and its Subsidiaries (i) owns, or has sufficient rights to use, all Intellectual Property used in or necessary for its business (the “Company IP”), free and clear of all Liens, except for Permitted Liens, and, to the Knowledge of the Company, (ii) has the sole and exclusive right to (A) grant licenses to third Persons under the Registered IP and (B) bring a claim or suit against any other Person for past, present or future infringement of the Registered IP. No compulsory licenses have been, or are obligated to be, granted with respect to any Registered IP. The consummation of the transactions contemplated by this Agreement will not: (i) constitute a material breach of or material default under any instrument, license or other Contract pursuant to which the Company or any of its Subsidiaries receive any rights under any Intellectual Property of any third Person, (ii) alter, encumber, impair or extinguish any Company IP, or (iii) impair the right of the Parent or the Surviving Corporation to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any material Intellectual Property. There are no Contracts to which the Company or any of its Subsidiaries is a party or which are binding on the Company or any of its Subsidiaries that directly or indirectly obligate or purport to obligate, and the consummation of the transactions contemplated by this Agreement will not directly or indirectly result in an obligation for, in each case, (i) an Affiliate (including any future Affiliate) of the Company that is not a Subsidiary of the Company or (ii) the Company or any of its Subsidiaries to cause or require, or purport to cause or require, an Affiliate (including any future Affiliate) of the Company that is not a Subsidiary of the Company, in any such case, to (A) grant to any other Person (including the counterparty to such Contract and/or its Affiliates) any right to or with respect to any Intellectual Property, (B) be bound by, or subject to, any license or covenant (including any covenant not to sue, assert rights or offer fixed or reasonable royalties) with respect to any Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have not in the past six years infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party and there are no pending proceedings, administrative claims, litigation, suits, actions or investigations alleging the same and (ii) to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company IP owned by the Company or any of its Subsidiaries.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each current or former employee or contractor of the Company and each of its Subsidiaries, any other person who has been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company or its Subsidiaries, has executed and delivered binding, valid and enforceable written agreements (i) acknowledging the Company’s or its Subsidiaries’ sole and exclusive ownership of any and all such Intellectual Property, (ii) granting to the Company or its Subsidiaries a present and irrevocable assignment of any ownership interest in or to such Intellectual Property, and (iii) to the extent permitted by applicable Law, irrevocably waiving any right or interest, including any moral rights, regarding such Intellectual Property. No such employee or contractor has, to the Knowledge of the Company, asserted or threatened in writing a material claim against the Company or any of its Subsidiaries with respect to the ownership or assignment of any such Intellectual Property rights, and, to the Knowledge of the Company, no such employee or contractor has a valid claim against the Company or any of its Subsidiaries with respect to the ownership or assignment of, or additional compensation for, any such Intellectual Property rights.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (other than with respect to clause (iv) below), none of the Company nor any of its Subsidiaries has used Open Source Software in any manner that would, with respect to any software included in the Company IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company, any of its Subsidiaries, or Parent and its Affiliates with respect to any Intellectual Property owned by any of them, or (v) impose any other limitation, restriction, condition on the right of the Company or any of its Subsidiaries with respect to its use or distribution.

(f) Neither the Company nor any of its Subsidiaries is a member or promoter of, or a contributor to, or made any material commitments or material agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates, or could require or obligate, the Company or any of its Affiliates (including future Affiliates) to grant or offer to any other Person any license or other right to any Intellectual Property.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Information Technology Systems of the Company and its Subsidiaries are reasonably adequate for the Company’s and its Subsidiaries’ business as currently conducted and such Information Technology Systems have not suffered a material malfunction or failure since the Applicable Date. To the Knowledge of the Company and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has used its commercially reasonable efforts to protect the secrecy, confidentiality and value of the confidential and proprietary information of the Company and its Subsidiaries.

(h) The Company and its Subsidiaries maintain and enforce policies and procedures that (i) identify internal and external risks to Personal Data and Company Data; (ii) implement, monitor, and improve adequate and effective safeguards to control such risks; and (iii) include documented controls concerning the prevention, detection, containment and correction of such risks. Without limiting the foregoing, (A) the Company and its Subsidiaries have implemented organizational, physical, administrative, and technical measures reasonable in the industry in which they operate designed to protect Personal Data and Company Data against unauthorized access, acquisition, alteration, modification, or use, including, without limitation, backup, security and disaster recovery technology and procedures, and the Company and its Subsidiaries have timely and reasonably remediated any material audit findings relating to their security safeguards; (B) the Company and its Subsidiaries are in material compliance with applicable Laws and Orders regarding the privacy, security, and processing of Personal Data under its or their possession or control and are compliant in all material respects with applicable Privacy Requirements; (C) the Company and its Subsidiaries have taken reasonable steps to ensure that any third parties that process, access, or store Personal Data abide by terms relating to the protection and processing of Personal Data that are compliant in all material respects with applicable Privacy Requirements; (D) to the Knowledge of the Company, there have not been any material incidents of, or third party claims related to, any unauthorized access to, or unauthorized disclosure or use of, any Company Data or Personal Data in the possession or control of the Company or any of its Subsidiaries; and (E) neither the Company nor any of its Subsidiaries has received any written notice of any material claims, investigations, or alleged violations of any Privacy Requirements with respect to Personal Data in the possession or control of the Company or any of its Subsidiaries.

(i) Each of the top fifty (50) customers of the Company and its Subsidiaries, measured by revenue since inception of the relevant customer relationships are, with respect to their relationships as customers of the Company or its Subsidiaries, presently bound only by (A) an agreement that has been made available to Parent as set forth in Section 4.16(i)(A) of the Company Disclosure Letter, or (B) an agreement that is (1) in the form set forth in Section 4.16(i)(B) of the Company Disclosure Letter, with respect to provisions that relate to Intellectual Property or any licenses, covenants, releases or other rights or obligations related thereto, and (2) substantially in the form set forth in Section 4.16(i)(B) of the Company Disclosure Letter, with respect to any other provisions.

4.17 Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Liens and defects and imperfections, except Permitted Liens, (b) each agreement under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the Knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, (c) as of the date of this Agreement, there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company Material Leased Real Property, and (d) each facility (including all buildings, structures and improvements) located on the Company Material Real Property is suitable for its current use, operation and occupancy. Section 4.17 of the Company Disclosure Letter sets forth a true and complete list of all Material Leased Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

4.18 Customers and Suppliers. Section 4.18 of the Company Disclosure Letter sets forth true, correct and complete lists of (a) the Company’s twenty (20) largest suppliers for each of (i) the nine months ended September 30, 2021 and (ii) the fiscal year ended December 31, 2020, in each case based on the aggregate amount paid or payable to such suppliers (each, a “Significant Supplier”), and the corresponding aggregate amount paid or payable to each Significant Supplier and (b) (1) the Company’s twenty (20) largest customers for its Application Program Interfaces business and (2) the Company’s ten (10) largest customers for each of the Vonage Business Communications, Vonage Business Enterprise, and Vonage Contact Center businesses, for each of (x) the nine months ended September 30, 2021 and (y) the fiscal year ended December 31, 2020, and in each case based on the aggregate amount paid or payable by such customers to the Company and its Subsidiaries (each, a “Significant Customer”), and the corresponding aggregate amount paid or payable by each Significant Customer. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, none of the Company or any of its Subsidiaries (i) has any outstanding dispute with any Significant Supplier or Significant Customer or (ii) has, since the Applicable Date, received any written notice from any Significant Supplier or Significant Customer that such counterparty shall not continue, or does not expect to continue, as a supplier or customer (as applicable) of the Company or any of its Subsidiaries, as applicable, or that such supplier or customer intends to materially reduce the scale of the business conducted with the Company or any of its Subsidiaries.

4.19 Affiliate Transactions. Neither the Company nor any of its Subsidiaries is a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the Shares of the Company or any present or former director, officer, employee or Affiliate of the Company or any of its Subsidiaries, or to any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, or has engaged in any transaction with any of the foregoing within the 12 months preceding the date of this Agreement that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company Reports, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course, and which has not been so disclosed in the Company Reports.

4.20 Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of all material insurance policies, bonds and surety arrangements currently in effect which any of the Company or its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage (the “Insurance Policies”). The Insurance Policies provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective directors, officers, employees, properties and assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such insurance policies, with such exceptions that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.21 Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Qatalyst to act as the Company’s financial advisor in connection with the Merger, the financial arrangements with which have been disclosed in writing to Parent on or prior to the date of this Agreement. The Company has provided to Parent a complete and correct copy of the Company’s engagement letter agreement with Qatalyst in connection with the Merger.

4.22 No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this ARTICLE IV or elsewhere in this Agreement, (a) the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and (b) neither the Company nor any person on behalf of the Company is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this ARTICLE IV or elsewhere in this Agreement, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, forecasts, estimates, budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company (orally or in writing, including electronically) to Parent or any of Parent’s Affiliates or any Representatives of Parent or any of Parent’s Affiliates, including omissions therefrom. Without limiting the foregoing, except for the representations and warranties expressly set forth in this ARTICLE IV or elsewhere in this Agreement, the Company makes no representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Parent or any of its Affiliates or any Representatives of Parent of any of its Affiliates regarding the success, profitability or value of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2 Ownership of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Merger Sub Parent and indirectly by Parent. Merger Sub was formed solely for purposes of engaging in the transactions contemplated by this Agreement and has not conducted any business prior to the date of this Agreement and does not have any assets, liabilities or obligations of any nature other than those incident to its formation, and prior to the Effective Time will not have engaged in any business and will not have any assets, liabilities or obligations other than those arising pursuant to this Agreement and the transactions contemplated hereby, including the Merger.

5.3 Corporate Authority; Approval. Each of Parent and Merger Sub have all requisite corporate or similar power and authority and each has taken all corporate or similar action necessary in order to execute, deliver and, subject to obtaining the approval contemplated by Section 6.15 of this Agreement in the case of Merger Sub, perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The approval of Merger Sub Parent, as the sole stockholder of Merger Sub that is to be delivered pursuant to Section 6.15 is the only vote or approval required in order for Parent and Merger Sub to execute and deliver this Agreement, to perform their obligations under this Agreement, or to consummate the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions of this Agreement. No approval by the stockholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

5.4 Governmental Filings; No Violations.

(a) Other than (i) the filing of the Certificate of Merger pursuant to Section 1.3 and (ii) the Consents required under the HSR Act or any other applicable Antitrust Laws in connection with the Merger, the Exchange Act and the Securities Act, no filings, notices and/or reports are required to be made by Parent or Merger Sub or their Subsidiaries with, nor are any Consents required to be obtained by Parent or Merger Sub or their Subsidiaries from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and/or the consummation by Parent of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or contravention or a default under, the organizational documents of Parent or certificate of incorporation or bylaws of Merger Sub or (ii) with or without the lapse of time or the giving of notice or both, (A) a breach or violation of, a default or termination or modification (or right of termination or modification) under, (B) payment of additional fees under, (C) a requirement for any Consent under, (D) the creation or acceleration of any obligations under, or (E) the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding (or that purports on its face to be binding) upon Parent or any of its Subsidiaries (other than, in the case of clauses (B), (D) or (E), any Contracts (x) with legal counsel, accountants, financial advisors or other representatives engaged in connection with the Merger or the other transactions contemplated in this Agreement or (y) relating to the Financing), or, (iii) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the Consents referred to in Section 5.4(a) are made or obtained, conflict with or violate any Law, Order or License applicable to Parent or any of its Subsidiaries, except, in the case of clause (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, requirement, creation, acceleration, Lien, conflict or violation that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub, or any of their respective present or former officers or directors, that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the transactions contemplated by this Agreement, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent, nor Merger Sub nor any of their respective Subsidiaries is a party to or subject to the provisions of any Order with any Governmental Entity that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.6 Financial Ability. Parent has, and will have as of the Effective Time, sufficient cash on hand or access to available funds to enable Parent and Merger Sub to satisfy all of Parent’s and Merger Sub’s payment obligations under this Agreement, including, without limitation, the payment of the aggregate Merger Consideration and all other amounts payable pursuant to ARTICLE III and all related fees and expenses.

5.7 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement and the making of the payments contemplated by this Agreement, and assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, the accuracy of the representations and warranties of the Company set forth herein and the performance by the Company of its obligations hereunder in all material respects, the Company will be Solvent.

5.8 No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this ARTICLE V or elsewhere in this Agreement, (a) neither Parent nor Merger Sub is making or has made, and no other Person is making or has made on behalf of Parent and Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and (b) neither Parent nor Merger Sub nor any person on behalf of Parent and Merger Sub is making any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

5.9 Disclaimer. Parent and Merger Sub each acknowledges and agrees that that none of the Company or any other Person has made or is making, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE IV or elsewhere in this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in ARTICLE IV or elsewhere in this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations.

ARTICLE VI

COVENANTS

6.1 Interim Operations. Except (1) as required by applicable Law, (2) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (3) as expressly disclosed in Section 6.1 of the Company Disclosure Letter, or (4) as expressly required by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the earlier of (x) the Effective Time or (y) termination of this Agreement in accordance with Article VIII, the Company shall use its commercially reasonable efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business, and, to the extent consistent therewith and subject to the restrictions contemplated in this Section 6.1(a), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (A) preserve substantially intact its and its Subsidiaries’ business organizations, goodwill, assets, properties and Contracts (B) maintain its existence in good standing under the Laws of its incorporation or formation, (C) keep available the services of its current officers and employees, and (D) preserve its existing relationships with its material customers, suppliers, licensors, licensees, distributors, lessors and other Persons with which the Company and its Subsidiaries have business relations. Without limiting the generality of the foregoing, except (1) as required by applicable Law, (2) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (3) as expressly disclosed in Section 6.1 of the Company Disclosure Letter corresponding to the applicable clause below, or (4) as expressly required by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the earlier of (x) the Effective Time or (y) termination of this Agreement in accordance with Article VIII, Company shall not and will not permit any of its Subsidiaries to:

(a) (i) amend, supplement or otherwise modify its certificate of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, delay or impair the Merger or the other transactions contemplated by this Agreement), (ii) adjust, split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise (or any combination thereof) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company), or (iv) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (1) the exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to, Company Options, Restricted Stock Units or Performance Restricted Stock Units or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(b) merge or consolidate with any other Person, or restructure, recapitalize, dissolve, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of any wholly owned Subsidiaries of the Company that would not prevent, delay or impair the Merger or the other transactions contemplated by this Agreement), or adopt or effect a plan of complete or partial liquidation or dissolution;

(c) except as required by the terms of any Company Plan, (A) increase the compensation or benefits payable to any Participant, other than (1) de minimis increases in benefits, (2) increases of cash compensation for employees whose annual base salary is less than $220,000 in the ordinary course of business consistent with past practice not to exceed an aggregate increase of three percent (3%) for all such employees or (3) increases of cash compensation for any employee in connection with a promotion based on job performance or workplace requirements not to exceed a per-employee increase of fifteen percent (15%), (B) grant any new extraordinary bonus, severance, change of control, retention, termination or similar compensation or benefits to any Participant, (C) adopt, establish or make any change to any Company Plan or any collective bargaining agreement, other than changes to Company Plans that are intended to be qualified under Section 401(a) of the Code, or Company Plans that provide health or welfare benefits, in each case, which are made in the ordinary course of business and do not materially increase such Company Plans’ cost to the Company, (D) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Company Plan, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan, (F) hire or terminate the employment of (other than termination for cause) any Participant with annual base salary or fees in excess of $220,000 per year, (G) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or any other restrictive covenant obligation of any Participant, (H) forgive any loans to any Participant, or (I) effectuate a “plant closing,” “mass layoff” (each as defined in the Workers Adjustment Retraining Notification Act) or other employee mass layoff event affecting in whole or in part any site of employment, facility or operating unit;

(d) incur any Indebtedness or issue any rights to acquire any Indebtedness, or assume guarantee or otherwise become liable for any Indebtedness for any Person, except (i) in the ordinary course of business, borrowings under the Company’s Existing Credit Agreement (provided that the Company shall not be permitted to increase the borrowing capacity existing as of the date hereof under the Existing Credit Agreement), or (ii) inter-company Indebtedness among the Company and its wholly owned Subsidiaries, or (iii)(A) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (B) overdraft facilities or cash management programs, in the case of each clauses (A) and (B) issued, made or entered into in the ordinary course of business;

(e) make or commit to make any capital expenditures, or any obligations or liabilities in connection therewith, greater than the amounts set forth on Section 6.1(e) of the Company Disclosure Schedules, except for any capital expenditures, or any obligations or liabilities in connection therewith which otherwise do not exceed $1,000,000 individually, or $2,500,000 in the aggregate;

(f) transfer, lease, license, sell, assign, mortgage, pledge, place a Lien upon, surrender, divest, cancel, abandon, allow to lapse or otherwise dispose of any properties or assets (including capital stock of any of its Subsidiaries but not including any Intellectual Property), with a fair market value in excess of $1,000,000 individually or $2,500,000 in the aggregate (other than (1) transactions among the Company and its wholly owned Subsidiaries, (2) sales of inventory or obsolete or worthless equipment, in each case, in the ordinary course of business, or (3) leases of equipment to customers in the ordinary course of business);

(g) issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or other Company Securities, except (i) for any Shares issued pursuant to Company Options, Restricted Stock Units and Performance Restricted Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Company Stock Plans, and (ii) for any Shares issued in connection with conversions of the Convertible Notes in accordance with and pursuant to the Convertible Notes Indenture, but subject to Section 6.17(a), or disposition of the Capped Call Transactions upon exercise and settlement or termination thereof in accordance with and pursuant to the Capped Call Documentation, but subject to Section 6.17(c), in each case, that are outstanding on the date hereof, and (iii) for any issuances, sales or transfers of securities of wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company (in each case other than Shares);

(h) (i) acquire or commit to acquire any business, whether by merger, purchase of property or assets, consolidation or otherwise or (ii) subject to the foregoing clause (i) and Section 6.1(e), spend or commit to spend in excess of $1,000,000 individually or $2,500,000 in the aggregate to acquire assets or other property (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition);

(i) make any material change with respect to its financial accounting policies or procedures, or revalue in any material respect any of its properties or assets, including writing off notes or accounts receivables, in each case, except as required by changes in GAAP or by applicable Law;

(j) (i) enter into any new line of business, or (ii) start to conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it is not conducted as of the date of this Agreement;

(k) make any loans, advances or capital contributions to, or investments in, any Person (other than extensions of credit to customers in the ordinary course of business, advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto, or loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company);

(l) (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any Material Contract or (ii) other than in the ordinary course of business and after consultation with Parent, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement; provided, that for the avoidance of doubt, subject to Section 6.1(b), this Section 6.1(l) shall not prohibit or restrict any Company Plans;

(m) without limiting the rights of Parent under Section 6.16 (Stockholder Litigation), (i) settle, waive, release compromise or otherwise resolve any Proceeding in a manner resulting in liability for, or restrictions on the conduct of the business by, the Company or any of its Subsidiaries, other than settlements, waivers or releases of, or compromises for or resolutions of any Proceeding unrelated to Intellectual Property if the amount of any such settlement is not in excess of $1,000,000 individually or $2,500,000 in the aggregate; provided, that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries; or (ii) waive any material right with respect to any material claim held by the Company or any of its Subsidiaries; or

(n) fail to maintain, cancel, terminate or allow to lapse without a commercially reasonable substitute therefor, any material License;

(o) (A) other than in the ordinary course of business, terminate, fail to renew, abandon, cancel, let lapse, fail to continue to prosecute or defend, encumber, license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing), sell, transfer or otherwise dispose of any Company IP; (B) issue, bring, commence, threaten or settle any litigation or other proceedings with respect to any Patent comprised in the Company IP; or (C) become a member or promoter of, or a contributor to, or make any material commitments or material agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates, or could require or obligate, the Company or any of its Affiliates (including future Affiliates) to grant or offer to any other Person any license or other right to any Intellectual Property;

(p) enter into, or agree to enter into, any Contract that could directly or indirectly obligate or purport to obligate (i) Parent or its Affiliates (other than the Company and its Subsidiaries) or (ii) the Company or any of its Subsidiaries to cause or require, or purport to cause or require, Parent or its Affiliates (other than the Company and its Subsidiaries), in any such case, to (A) grant to any other Person (including the counterparty to such Contract and/or its Affiliates) any right to or with respect to any Intellectual Property or (B) be bound by, or subject to, any license or covenant (including any covenant not to sue, assert rights or offer fixed or reasonable royalties) with respect to any Intellectual Property;

(q) (A) settle any material Tax claim, audit, or assessment for an amount materially in excess (other than by a de minimis amount) of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company Reports), (B) change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (C) make any material amendment to any Tax Returns, (D) surrender or waive any right to claim a material Tax refund or (E) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(r) terminate, cancel, make any material changes to the structure or terms, or materially reduce the limits or conditions of any of the Insurance Policies, including allowing the policies to expire without renewing such policies or obtaining comparable replacement coverage, or prejudicing rights to insurance payments or coverage; or

(s) agree, resolve or commit to do any of the foregoing.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use its commercially reasonable efforts to cause its and their respective investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage or knowingly facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate or engage in any discussions or negotiations with any Person regarding any Acquisition Proposal; (iii) provide any non-public information concerning the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, record or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to knowingly induce the making, submission or announcement of, or knowingly encourage or knowingly facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, adopt, endorse, declare advisable or recommend (or publicly propose to do any of the foregoing with respect to) any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal; or (v) other than an Acceptable Confidentiality Agreement, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other Contract (whether binding or non-binding, oral or written, preliminary or definitive) relating to an Acquisition Transaction (any such letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other Contract, an “Alternative Acquisition Agreement”). The Company shall, and the Company shall cause its Subsidiaries and Representatives to, (A) immediately cease and cause to be terminated any discussions and negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted heretofore with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal, (B) promptly (and, in any event, within four (4) Business Days) terminate all access granted to any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom, in each case with respect to an Acquisition Proposal and (C) promptly (and, in any event, within four (4) Business Days) deliver written notice to each such Person requesting that such Person (other than Parent, Merger Sub and their Representatives) promptly return or destroy all confidential information regarding the Company and its Subsidiaries furnished to any such Person in accordance with the applicable confidentiality agreement between the Company and such Person; provided that the foregoing shall not restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent both (1) permitting such request or granting such waiver is necessary for the Company’s board of directors to comply with fiduciary duties under applicable Law and (2) such standstill or similar obligation prevents a confidential proposal from being made to the Company’s board of directors. The Company shall not (i) except as provided in Section 4.13(b) or Section 6.21, terminate (or permit the termination of), waive or amend, or grant any exemptions under, the Preservation Plan, (ii) redeem any Company Rights under the Preservation Plan or (iii) take any action with respect to, or make any determination under, the Preservation Plan that would interfere with the consummation of the transactions contemplated by this Agreement, in each case of clauses (i) – (iii), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Company Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a breach, in any material respect, of this Section 6.2, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided that such information has previously been made available to Parent or is provided to Parent promptly (and in any event within twenty-four (24)

hours) following the time such information is made available to such Person and that, prior to furnishing any such non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person (including its Affiliates and Representatives) as the terms of the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal confidentially made to the Company’s board of directors) (an “Acceptable Confidentiality Agreement”) provided further, that competitively sensitive information provided to any such Person who is a competitor of the Company or any of its Subsidiaries will only be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information, and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal, if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company’s board of directors determines in good faith after consultation with its outside legal counsel that (A) based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable Law.

(c) Notice. The Company shall promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing if the Company receives or, to the Knowledge of the Company, its Representatives receive, (i) any Acquisition Proposal or, (ii) any request by any Person for information or access concerning the Company or any of its Subsidiaries in connection with any Acquisition Proposal, or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with the Company, and, in each instance, the Company shall indicate in such notice (A) the identity of such Person(s) making such Acquisition Proposal, (B) copies of any such Acquisition Proposal, Alternative Acquisition Agreement, request made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives, and (C) a written summary of the material terms and conditions of any such Acquisition Proposal not made in writing. The foregoing obligations on the part of the Company shall apply with respect to any and all amended, revised or subsequent Acquisition Proposals and requests, and the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours of any material developments), of the status and terms of any such proposals, offers or requests and the status of any such discussions or negotiations (including any material amendments or proposed amendments as to the price, form of consideration, and other material terms of any such Acquisition Proposal). Notwithstanding anything to the contrary herein, the Company shall not, and shall cause its Subsidiaries not to enter into any Contract with any Person that prohibits or otherwise limits the Company from providing any information contemplated by this Section 6.2(c) to Parent or its Representatives or otherwise complying with its obligations in this Section 6.2(c).

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2(e) and Section 6.2(f), the Company’s board of directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (ii) adopt, approve, endorse, publicly propose, recommend or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement that is mailed to the Company’s stockholders or in any other material press release or written communication to the Company’s stockholders in connection with the Company Stockholders Meeting, (iv) in the event that (A) there is a publicly announced Acquisition Proposal, or (B) there is a public statement not in favor of the Merger made by a then-current stockholder of the Company, fail to publicly reaffirm the Company Recommendation within ten (10) Business Days following each written request by Parent to the Company’s board of directors to do so (provided that Parent may make such a request no more than once in response to each publicly announced Acquisition Proposal (it being understood that the amendment of the form or amount of consideration or any material term of an Acquisition Proposal shall comprise a new Acquisition Proposal for this purpose) and no more than once in response to each such public statement by such then-current stockholder), (v) fail to recommend against acceptance of any tender or exchange offer for the Shares within ten (10) Business Days after the commencement of such offer or fail to maintain at any time such a recommendation against such offer at any time before the expiration or withdrawal of such offer, or (vi) resolve, propose or agree, or propose to resolve or agree, to take any of the foregoing actions (any of the actions described in clause (i) through (vi) of this Section 6.2(d), a “Change in Recommendation”).

(e) Superior Proposal Exception to Change in Recommendation Provision or Entry into an Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in Section 6.2(d), following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach, in any material respect, of this Section 6.2 and that the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.2(e)(ii), in each case, only if all of the following conditions are met:

(i) the Company shall have (A) as promptly as practicable, provided to Parent at least four (4) Business Days’ prior written notice before taking such action, which notice shall state expressly (1) that it has received a written Acquisition Proposal that has not been withdrawn and that the Company’s board of directors has concluded in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal, (2) to the extent not previously provided to Parent pursuant to Section 6.2(c) (and without limiting the obligations under Section 6.2(c)), the material terms and conditions of such Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided unredacted copies of all Alternative Acquisition Agreements, proposals and other documents (including financing commitments) related to such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Acquisition Proposal shall require a new notice and an additional two (2) Business Day period) and (3) that, subject to clause (ii) below, the Company’s board of directors has determined to make a Change in Recommendation or to terminate this Agreement in accordance with Section 8.3(b) in order to enter into the Alternative Acquisition Agreement with respect to such Acquisition Proposal absent revisions to the terms of this Agreement, as applicable, (B) prior to effecting such Change in Recommendation or such termination in accordance with Section 8.3(b), as applicable, engaged in good faith with Parent (to the extent Parent wishes to engage) during such four (4) Business Day notice period (as it may be extended pursuant to this Section 6.2(e)(i)), which may be on a non-

exclusive basis, to consider any adjustments proposed by Parent to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any revision to the amount or form of consideration or any other material term or condition of such Acquisition Proposal shall extend such four (4) Business Day notice period for an additional two (2) Business Days (it being further understood and agreed that there may be multiple extensions and that all notice obligations of the Company set forth in Section 6.2(c) and this Section 6.2(e) shall apply with respect to each such revision of the amount or form of consideration or other material terms of such Acquisition Proposal)), and (C) complied in all material respects with its obligations under this Section 6.2; and

(ii) after the expiration of the notice period or periods under Section 6.2(e)(i), the Company’s board of directors shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, after taking into account any revised terms proposed by Parent, such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make such Change in Recommendation or to so terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 8.3(b), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into an Alternative Acquisition Agreement before this Agreement has been validly terminated in accordance with its terms, including payment of the Company Termination Fee pursuant to Section 8.5(b).

(f) Intervening Event Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 6.2(d), upon the occurrence of any Intervening Event, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation, only if all of the following conditions are met:

(i) the Company shall have (A) promptly provided to Parent at least four (4) Business Days’ prior written notice before taking such action, which notice shall (1) set forth in reasonable detail information describing the underlying material facts giving rise to the Intervening Event and the rationale for the Change in Recommendation and (2) state expressly that, subject to clause (ii) below, the Company’s board of directors has determined to make a Change in Recommendation absent revisions to the terms of this Agreement, (B) prior to effecting such a Change in Recommendation, engaged in good faith with Parent (to the extent Parent wishes to engage) during such four (4) Business Day notice period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company’s board of directors to make a Change in Recommendation in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law and (C) complied in all material respects with its obligations under this Section 6.2; and

(ii) after the expiration of the notice period or periods under Section 6.2(f)(i), the Company’s board of directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that in light of such Intervening Event and after taking into account any revised terms proposed by Parent, the failure to make a Change in Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Certain Permitted Disclosure. Nothing contained herein shall prevent the Company’s board of directors from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if the Company’s board of directors determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law, it being understood that (i) any such disclosure made by the Company’s board of directors must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company’s board of directors and the rights of Parent under this Section 6.2 and (ii) nothing in the foregoing will be deemed to permit the Company or the Company’s board of directors to make a Change in Recommendation other than in accordance with Section 6.2(e) and Section 6.2(f).

6.3 Information Supplied.

(a) The Company shall, as promptly as reasonably practicable (and in any event within thirty (30) calendar days after the date of this Agreement), prepare and file with the SEC a proxy statement on Schedule 14A (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) in preliminary form relating to the Company Stockholders Meeting. The Company shall use its commercially reasonable efforts to promptly provide responses to the SEC and resolve, and each party hereto agrees to consult and cooperate with the other party in resolving, any comments received on the Proxy Statement by the SEC. The Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as possible following the filing thereof with the SEC and in any event within seven (7) Business Days of the first to occur of (x) ten (10) calendar days following the filing of the preliminary Proxy Statement if the staff of the SEC (the “Staff”) has not informed the Company that it will review the Proxy Statement, or (y) the date the Staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement, as the case may be, and shall take all necessary actions to set a record date for the Company Stockholders Meeting promptly (including conducting broker searches in accordance with Rule 14a-13 of the Exchange Act, and setting a preliminary record date) to accommodate such a mailing date.

(b) No filing of, or amendment or supplement to, the Proxy Statement or any other SEC filing related to Parent, Merger Sub, their Affiliates or the transactions contemplated by this Agreement (such other SEC filing, an “Other Company Filing”) will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon (other than the disclosure of a Change in Recommendation in any filing, amendment or supplement), and the Company shall consider in good faith any comments related thereto reasonably proposed by Parent or its counsel. The Company shall promptly provide Parent with copies of all such filings, amendments or supplements to the extent not readily publicly available. In connection with the Proxy Statement, Parent shall (i) furnish all information required by the Exchange Act or applicable Law concerning it and its Affiliates to the Company, (ii) provide such other assistance as may be reasonably requested by the Company in connection with the preparation of information to be included therein and (iii) otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments received from the SEC. The Company agrees that all information related to Parent and its Affiliates included in the Proxy Statement or Other Company Filing shall be in form and content reasonably satisfactory to Parent. If at any time prior to the receipt of the Company Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement such that the Proxy Statement would not (A) include any misstatement of a material fact or (B) omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (x) the party that makes such discovery shall promptly notify the other party and (y) the Company shall prepare (with Parent’s reasonable assistance) and file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the Staff and of any request by the SEC or the Staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the Staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated hereby, including the Merger. No response to any comments from the SEC or the Staff relating to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, and the Company shall consider in good faith any comments reasonably proposed by Parent or its counsel thereon. The Company will cause the Proxy Statement to comply in all material respects with applicable Law, including the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, and the rules of the NASDAQ.

6.4 Company Stockholders Meeting.

(a) The Company will, as promptly as reasonably practicable in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws, and the rules of the NASDAQ, take all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders for the purpose of obtaining the Company Requisite Vote. Subject to the provisions of Section 6.2, the Company’s board of directors shall (i) include the Company Recommendation in the Proxy Statement, (ii) recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and (iii) use its commercially reasonable efforts to obtain and solicit such adoption. The Company shall keep Parent reasonably informed on a reasonably current basis, and promptly upon Parent’s request, of the status of its efforts to solicit and obtain the Company Requisite Vote. The Company shall permit Parent and its Representatives to attend the Company Stockholders Meeting if requested by Parent in writing. Notwithstanding the foregoing, if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (A) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present or (B) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may (and shall at the reasonable request of Parent), in its reasonable discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting in consultation with Parent. In addition, notwithstanding the first and second sentence of this Section 6.4(a), the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated in a manner suitable under applicable Law and reviewed by stockholders of the Company prior to the Company Stockholders Meeting. The foregoing notwithstanding, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or except as expressly required by an Order, postpone or adjourn the Company Stockholders Meeting for a period of more than 10 Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 60 Business Days after the date on which the Company Stockholders Meeting was originally scheduled and (y) 10 Business Days before the Termination Date. Without the prior written consent of Parent, the matters contemplated by the Company Requisite Vote shall be the only matters (other than matters of procedure and matters required by or advisable under applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholders Meeting.

(b) Notwithstanding any Change in Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders meeting unless this Agreement is terminated in accordance with ARTICLE VIII prior to the Company Stockholders Meeting.

6.5 Filings; Other Actions; Notification and Cooperation.

(a) The Company and Parent shall, subject to Section 6.2, cooperate with each other and use, and shall cause their respective Subsidiaries and Affiliates to use, their respective best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Laws and Orders to consummate and make effective the Merger and the other transactions contemplated by this Agreement as expeditiously as possible, and in no event later than the Termination Date, including (i) preparing and filing all documentation to effect all necessary notices, reports and other filings (and in any event, by filing within ten (10) Business Days after the date of this Agreement the pre-merger notification and report forms required to be filed under the HSR Act with respect to the Merger, and as promptly as practicable in the case of all other filings required under any Antitrust Laws with respect to the transactions contemplated hereby) and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) satisfying the conditions to consummating the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (iv) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger and (v) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. The parties shall submit a declaration to CFIUS under 31 CFR § 800.402 and, only if requested by CFIUS under 31 CFR § 800.407, a joint voluntary notice.

(b) Subject to Section 6.5(c), in the event that the parties receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws, the parties will use their respective best efforts to submit as promptly as practicable, any additional information and documentary material pursuant to such request and counsel for both parties will closely cooperate in connection with such response. None of the parties, including their respective Subsidiaries and Affiliates, shall knowingly take, cause or permit to be taken, or omit to take, any action which such party reasonably expects is likely to materially delay or prevent consummation of the contemplated transactions, unless otherwise agreed to by the parties. Parent shall not, without giving the Company a reasonable opportunity to participate and make any suggestions (to the extent reasonably practicable and permitted by applicable Law), and the Company shall not, without Parent’s prior written consent, (i) enter into any timing or settlement or similar agreement, or otherwise knowingly agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any Antitrust Laws, or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement that would bind or commit the parties not to consummate the contemplated transactions (or that would otherwise prevent or prohibit the parties from consummating the contemplated transaction).

(c) Parent and the Company shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions, and any other actions pursuant to this Section 6.5. No party hereto or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws with any Governmental Entity in respect of such filings, investigation, or other inquiry without first giving the other party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (i) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 6.5, (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry except to the extent the other party has access to such filing, communication or inquiry, and (iv) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Merger, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. In exercising the foregoing cooperation rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 6.5 may be reasonably redacted as necessary to address reasonable privilege or confidentiality concerns and Parent may redact from documents shown to the Company nonpublic information relating to the businesses of Parent and its Affiliates.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, each of the parties hereto, including their respective Subsidiaries and Affiliates, hereto shall use its respective best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby. For the purposes of this Section 6.5, “best efforts” shall mean taking any and all actions (such actions, together with the actions required under Section 6.5(e), the “Regulatory Actions”) necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger and the other transactions contemplated hereby as expeditiously as possible, and in no event later than the Termination Date, including (A)(i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or any of Parent’s other businesses, assets, products or equity interests now owned or hereafter acquired by Parent, (ii) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries, (iii) otherwise taking or committing to any action that would limit the freedom of action of Parent, the Company or any of their respective Subsidiaries with respect to the operation of, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent, the Company or their respective Subsidiaries, as applicable; provided, that such Regulatory Actions shall be conditioned upon and become effective only from and after the Effective Time; and (B) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Termination Date; provided further, that such litigation in no way limits the obligation of Parent to, and to cause its controlled Affiliates to, use its best efforts, and to take any and all steps necessary, to eliminate each and every such impediment so as to be able to close the transactions contemplated hereby prior to the Termination Date. Notwithstanding anything in this Agreement to the contrary, Parent shall have no obligation to litigate in any court to seek to vacate or terminate or avoid the entry of, any decree, order or judgement under the DPA.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, but subject to the restrictions as described in Section 6.5(f), if any administrative or judicial Proceeding, including any such Proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use its best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Merger; provided, that Parent shall bear fifty percent (50%) of all reasonable and documented out-of-pocket third party litigation fees and expenses associated directly with contesting or resisting any such formal action or proceeding once instituted.

(f) Notwithstanding anything herein to the contrary:

(i) subject to Section 6.5(c), Parent shall, on behalf of the parties, control and lead all communications, meetings, negotiations and strategy in connection with obtaining consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, and Parent shall, on behalf of the parties, control and lead the defense strategy for dealing with any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby that are brought by any Governmental Entity or relate to any Antitrust Laws; provided, that Parent shall consult in good faith with the Company in connection with and throughout all such controlling and leading;

(ii) without the prior consent of Parent, the Company shall not undertake, or agree with or propose to any Governmental Entity or third party to undertake, any Regulatory Actions;

(iii) without the prior consent of Parent, the Company shall not undertake, or agree with or propose to any non-governmental third party, any action (including payments or entrance into or modification of Contracts) in connection with obtaining any consent or approval of, or waiver or any exemption by, any non-governmental third party in connection with the Merger;

(iv) Parent shall not have any obligation to propose, undertake, or agree to any Regulatory Action if such Regulatory Action would reasonably be expected to, individually or in the aggregate with all other Regulatory Actions, result in a Substantial Detriment or if the effectiveness of any Regulatory Action is not conditioned upon the Closing. “Substantial Detriment” means (A) in the case of Regulatory Actions necessary to obtain the CFIUS Clearance, a material adverse impact on the Company (or the Surviving Corporation) and its Subsidiaries taken as a whole, Parent, or the pro forma Parent (together with the Company and its Subsidiaries) (but assuming for this purpose that Parent or the pro forma Parent is the size, and has the aggregate financial and operating metrics, of the Company and its Subsidiaries, taken as a whole), including taking into account, for the avoidance of doubt, any material impairment of the prospects or loss of the benefits and/or advantages reasonably expected to be received by Parent from the transactions contemplated hereby; and (B) in the case of all other Regulatory Actions, a material adverse impact on the combined business of the Company (or the Surviving Corporation) and its Subsidiaries, Parent, or the pro forma Parent (together with the Company and its Subsidiaries), taken as a whole; and

(v) Parent’s obligations to take or cause to take any actions described in this Section 6.5, shall be subject, in each case, to the right of Parent, in Parent’s good faith reasonable discretion, to take reasonable periods of time in order to advocate and negotiate with third parties and Governmental Entities with respect to such actions.

(g) Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, Affiliates, directors, officers and stockholders and such other matters as may be reasonably requested by the other party that is necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement; provided that materials provided pursuant to this Section 6.5 may be reasonably redacted as necessary to address reasonable privilege concerns and Parent may redact from documents shown to the Company nonpublic information relating to the businesses of Parent and its Affiliates.

(h) Status. The Company and Parent shall keep each other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates from any third party or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, other than immaterial communications.

6.6 Access; Consultation.

(a) Upon reasonable advance notice (and in any event not less than twenty-four (24) hours’ notice), and except as may otherwise be required by applicable Law, (x) the Company shall, and shall cause its Subsidiaries, and shall direct its and their Representatives to, afford Parent, its Subsidiaries and the Financing Parties reasonable access, during normal business hours during the period prior to the Effective Time, to the Company’s and its Subsidiaries’ employees, properties, assets, books, records, Tax Returns and contracts and, (y) during such period, the Company shall, and shall cause its Subsidiaries to, (1) furnish promptly to Parent, its Subsidiaries and the Financing Parties all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by Parent or the Financing Parties in connection with the Merger or the Financing and (2) cooperate reasonably with Parent in preparing for the transition and integration of the financial reporting systems of the Company and its Subsidiaries to and with the financial reporting systems of Parent or its Subsidiaries following the Effective Time, including by considering in good faith any comments of Parent with respect to the Company’s preparation of financial statements; provided, that no investigation pursuant to this Section 6.6 or information provided, made available or delivered to Parent, its Representatives or the Financing Parties pursuant to this Agreement shall affect or be deemed to modify any representation or warranty made by the Company; provided further, that the foregoing shall not require the Company to permit any invasive environmental sampling or similar invasive environmental inspection or to disclose any information pursuant to this Section 6.6, to the extent that (i) in the reasonable and good faith judgment of the Company, any applicable Law or Order requires the Company or its Subsidiaries to restrict or prohibit access to any such information or disclosure thereof would expose the Company to an unreasonable risk of liability for disclosure of sensitive or personal information, (ii) the information is subject to confidentiality obligations to a third party or its disclosure would violate the terms of any confidentiality agreement or other Contract that is binding on the Company or any of its Subsidiaries, or (iii) disclosure of any such information or document would result in the waiver or loss of attorney-client privilege, work product doctrine or any other legal privilege; provided further, that with respect to the foregoing clauses (i) through (iii) of this Section 6.6(a), the Company shall use its commercially reasonable efforts to (A) obtain the required consent of any such third party to provide such disclosure, (B)

develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company and (C) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction (solely to the extent necessary) or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation or cooperation pursuant to this Section 6.6 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company. All requests for information or cooperation made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or such Person as may be designated by any such executive officer.

(b) To the extent Parent requests further information or investigation of the basis of any potential violations of Laws relating to Sanctions and Export Controls, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate with such request, make available any personnel or experts engaged by the Company or its Subsidiaries necessary to accommodate such request, and, if reasonably requested by Parent, make submissions as promptly as practicable thereafter to Governmental Entities concerning such potential violations or to satisfy obligations under Laws relating to Sanctions and Export Controls (including, for the avoidance of doubt, self-classification reports to BIS), consistent with Law, in consultation with Parent; provided, that nothing in this Section 6.6(b) shall require such cooperation to the extent it would, or would be likely to, (A) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (B) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s or any such Subsidiary’s constitutional documents or any applicable Law, or (C) require the Company or any of its Subsidiaries to bear any out-of-pocket third party cost or expense or pay any fee (other than those costs and fees that Parent commits to reimburse).

(c) The Company may, as it reasonably deems advisable and necessary to comply with applicable Law, designate competitively sensitive material as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient pursuant to a reasonable arrangement designed to assure compliance with Law and shall be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 6.6, including all information and/or discussions resulting from any access provided pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement, which shall survive any termination of this Agreement and continue in full force and effect in accordance with its terms.

(d) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.

All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(e) Each of the Company and Parent shall, after becoming aware, give prompt written notice to one another of (i) any change, effect, circumstance or development that would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), (ii) any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Merger (as applicable), (iii) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger or from any Person alleging that the consent of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement. The failure to provide notification under this Section 6.6 shall not affect the representations or warranties of the notifying party or the conditions to the obligations of the parties under this Agreement or limit or otherwise affect the remedies available hereunder.

6.7 Stock Exchange De-listing and De-registration. The Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part to cause the Shares to be de-listed from the NASDAQ and de-registered under the Exchange Act, in each case, as soon as possible following the Effective Time.

6.8 Publicity. The Company and Parent shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any foreign or U.S. securities exchange or the NASDAQ, (b) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (c) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 6.8 or (d) with respect to any Change in Recommendation made in accordance with this Agreement or Parent’s response thereto.

6.9 Employee Benefits.

(a) Parent agrees that each employee of the Company or its Subsidiaries who continues to remain employed with the Company or its Subsidiaries following the Closing (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Effective Time, be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities that are no less favorable in the aggregate than the target annual cash bonus opportunities provided to such Continuing Employee by the Company and its Subsidiaries for the year in which the Effective Time occurs and the target long-term incentive compensation opportunities awarded to such Continuing Employee by the Company and its Subsidiaries in the March annual grant period immediately prior to the Effective Time (based on the closing price of a Share on the date of grant of such long-term incentive compensation opportunities), and (iii) employee benefits (excluding severance) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such Continuing Employees as of immediately prior to the Effective Time; provided that (A) Parent may provide any long-term incentive compensation opportunities in the form of cash rather than equity and (B) no defined benefit pension, post-retirement welfare (other than any obligations to reimburse for COBRA continuation coverage) or change in control or other non-recurring compensation or benefits provided prior to the Effective Time shall be taken into account for purposes of this covenant. Additionally, Parent agrees that each Continuing Employee shall, during the period commencing at the Effective Time and ending on the eighteen (18) month anniversary of the Effective Time, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time. This Section 6.9(a) shall not apply to any Continuing Employee who agrees in writing to a transfer of his or her employment to Parent, or one of Parent’s Subsidiaries other than the Company and any of its Subsidiaries, and agrees to be brought onto Parent’s, or the applicable Subsidiary’s, compensation and benefits offerings. Notwithstanding the proviso in clause (B) above, Parent shall or shall cause the Surviving Corporation to honor and assume all obligations under employment agreements and severance plans listed on Section 6.9(a) of the Company Disclosure Letter with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination provisions in such agreements and plans; provided that the Surviving Corporation shall not amend or terminate the terms of any such plans to the extent that such amendment or termination would cause Parent to fail to comply with the first two sentences of this Section 6.9(a).

(b) Parent shall or shall cause the Surviving Corporation to use commercially reasonable efforts to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Continuing Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Continuing Employee prior to the Effective Time. With respect to the plan year during which the Effective Time occurs, Parent shall use commercially reasonable efforts to provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Continuing Employee is eligible to participate following the Closing Date.

(c) From and after the Closing Date, Parent shall or shall cause the Surviving Corporation to, provide credit (without duplication) to Continuing Employees for their service recognized by the Company and its Subsidiaries as of the Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or for any purposes under any defined benefit pension plan, retiree welfare plan or long-term incentive or non-qualified deferred compensation plan or arrangement.

(d) The Company shall promptly provide Parent with the most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger, including any non-compete valuations, once such calculations and reasonable back-up information become available following the date hereof and the Company shall provide updated calculations in the event there is a material change to any calculations previously provided to Parent.

(e) Prior to making any broad-based communication or written communications directed to officers or employees of the Company that would create a legally binding right to any future compensation on the part of a Continuing Employee, in each case, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement (including any schedules hereto), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.

(f) The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and neither any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 9.8), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Surviving Corporation or any of their Affiliates, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.9, (iv) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.10 Expenses; Transfer Taxes.

(a) Except as otherwise provided in the proviso to Section 6.5(e), Section 6.17(b), Section 6.22, clause (C) of the proviso to Section 6.23 or Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that Parent will be responsible for, and pay, one hundred percent (100%) of the filing fees that are payable to the applicable Governmental Entity for any filings required or contemplated (if any) to be made under the Antitrust Laws pursuant to Section 6.5; provided, that each of Parent and the Company shall bear its own costs (including legal costs) in connection with the preparation of any such filings and all other matters in connection with Section 6.5.

(b) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by or on behalf of Parent, the Company or Merger Sub, when due and payable, and expressly shall not be a liability of holders of Shares.

6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless each present and former director and officer of the Company or any of its Subsidiaries, determined as of the Effective Time (the “Indemnified Parties”), against any and all costs (including settlement costs) or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or based on, in whole or in part, the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the Effective Time, in each case, whether threatened, pending or completed and whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the State of Delaware, any applicable indemnification agreement to which such Person is a party, the Company Certificate of Incorporation or Company Bylaws in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification). Parent shall, and shall cause the Surviving Corporation to, ensure that the organizational documents of the Surviving Corporation and its Subsidiaries, shall, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnified Parties than are presently set forth in the Company Certificate of Incorporation and Company Bylaws (or equivalent organizational and governing documents of any Subsidiary). Any right of indemnification of an Indemnified Party pursuant to this Section 6.11 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation at the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) (the “D&O Tail Policy”); provided, however that in no event shall the cost of the D&O Tail Policy exceed three-hundred percent (300%) of the annual premiums paid by the Company prior to the date hereof in respect of the D&O Insurance. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however that in no event shall the Company expend, or Parent or the Surviving Corporation be required to expend for such policies, an annual premium amount in excess of three-hundred percent (300%) of the annual premiums paid by the Company prior to the date hereof in respect of the D&O Insurance; and, provided, further that if the premium for such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent, the Surviving Corporation or any of their successors (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case proper provisions shall be made so that the successors of Parent and the Surviving Corporation shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.11 shall be in addition to any rights such individual may have under the Laws of the State of Delaware, any applicable indemnification agreement to which such Person is a party, the Company Certificate of Incorporation or the Company Bylaws, and Parent acknowledges and agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities now existing in favor of any Indemnified Party pursuant to agreements made available to Parent in accordance with Section 9.11(b) for actions or omissions occurring at or prior to the Effective Time shall continue in full force and effect in accordance with their terms.

(e) Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such settlement, compromise or consent.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to any directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

6.12 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use commercially reasonable efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.14 Section 16(b). Prior to the Effective Time, the Company shall (and shall be permitted to) take all actions as may be reasonably requested by any party hereto to cause any dispositions (or deemed dispositions) of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

6.15 Approval by Sole Stockholder of Merger Sub. Promptly following the execution and delivery of this Agreement by the parties hereto, Parent shall cause the Merger Sub Parent, as sole stockholder of Merger Sub, to adopt this Agreement, in accordance with the DCGL, by written consent. Parent shall, as promptly as practicable, deliver a copy of such executed written consent of Merger Sub Parent to the Company.

6.16 Stockholder Litigation. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated hereby (whether directly or on behalf of the Company and its Subsidiaries or otherwise); provided, however, that the Company shall promptly notify Parent of any such stockholder litigation, keep Parent reasonably informed with respect to the status thereof and give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement, release, waiver or compromise of any such litigation, and the Company shall in good faith take such comments into account, and no such settlement, release, waiver or compromise of such litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). This Section 6.16 is without prejudice to the provisions in Section 3.3 relating to Dissenting Shares.

6.17 Convertible Securities; Capped Call Transactions.

(a) On the Closing Date, Parent and the Company shall, as and to the extent required by the Convertible Notes Indenture in connection with the transactions contemplated by this Agreement, execute any supplemental indenture(s) required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such persons in connection with such supplemental indenture(s). Prior to the Effective Time, the Company shall deliver all notices and take all other actions required and, at the reasonable request of Parent, take all such other actions permitted, under the terms of the Convertible Notes, the Convertible Notes Indenture or under applicable Law, including, without limitation, the giving of any notices that may be required in connection with the transactions contemplated by this Agreement, including with respect to any repurchases or conversions of the Convertible Notes occurring as a result of or in connection with the transactions contemplated by this Agreement to the extent constituting a “Fundamental Change” or “Make-Whole Fundamental Change,” as such terms are defined in the Convertible Notes Indenture; provided, that the Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indenture(s), amendments, legal opinions, officers’ certificates or other documents or instruments deliverable pursuant to or in connection with any Convertible Notes or the Convertible Notes Indenture or any such supplement indenture(s) prior to the dispatch or making thereof, each of which shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).

(b) In connection with the Merger and the other transactions contemplated by this Agreement, in the event that Parent desires to purchase, effective immediately prior to, on or after the Effective Time, some or all of the Convertible Notes, whether through open market purchases, privately negotiated transactions or one or more offers to purchase the Convertible Notes or other similar transactions (including any tender offer) (any such transaction, a “Repurchase Transaction”), each of the Company, Parent and Merger Sub shall use its respective commercially reasonable efforts to, and will use its respective commercially reasonable efforts to cause its respective Affiliates and Representatives (and, in the case of the Company, the Trustee) to, reasonably cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including, if so requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing, and Parent shall, and the Company shall reasonably assist and cooperate with Parent to, prepare any documentation related thereto, in form and substance reasonably satisfactory to the Company, and shall provide the Company reasonable time to review such documentation; it being understood that in no event shall the Company or any of its Subsidiaries be required (i) to enter into or approve any documentation referred to in this Section 6.17(b) that takes effect or is effective prior to the Effective Time, or commence or effect any Repurchase Transaction that will result in such Repurchase Transaction being effective prior to the Effective Time, or (ii) to bear any out-of-pocket third party cost or expense or pay any fee (other than those costs and fees that Parent commits to reimburse) or provide any indemnity (other than any indemnity that Parent commits to reimburse or indemnify the Company for); it being further understood that (x) no such Repurchase Transaction shall delay the Closing beyond the date that it is required to occur under Section 1.2, and (y) nothing herein shall require such cooperation to the extent it would, or would be likely to (A) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, or (B) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s or any such Subsidiary’s constitutional documents or any applicable Law.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to clause (d) below, prior to the Effective Time, the Company may take any actions in connection with making elections under, amending, obtaining waivers, and/or terminating or otherwise settling the Capped Call Transactions, and the Company shall take all such actions as may be required, and may take any actions permitted or contemplated, by the terms of the applicable Capped Call Transactions, including the giving of any written notices or communication under or in connection with the Capped Call Transactions, provided that the Company will provide copies of any such notice or other communication to Parent at least three (3) Business Days prior to delivering any such notice or other communication, and shall incorporate all reasonable comments provided by Parent with respect thereto, and all such notices and actions (including the specific substance and/or content thereof) that are not required by the terms of the Capped Call Documentation shall be subject to the written prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing and notwithstanding anything to contrary in this Agreement, subject to clause (d) below, prior to the Effective Time, the Company may initiate or continue, discussions or negotiations with any counterparty to any Capped Call Transaction or any of its Affiliates or Representatives, including with respect to any cash amounts or Shares that may be payable or deliverable to or by the Company pursuant to such Capped Call Transaction (including upon termination, cancellation or exercise thereof) and adjustments to the terms of such Capped Call Transaction (including in connection with the announcement of the transactions contemplated by this Agreement), it being understood that any mutual agreement with the counterparty to any such Capped Call Transaction on any such amounts or adjustments shall be subject to written prior approval of Parent and Merger Sub.

(d) The Company agrees to (i) use its commercially reasonable efforts to cooperate with Parent, at Parent’s written request, to enter into arrangements with each counterparty to any Capped Call Transaction to cause such Capped Call Transaction to be exercised, settled, terminated and/or cancelled as of the Effective Time, it being understood that the settlement of any amounts payable thereunder shall be payable only in cash, and such amounts shall be subject to the mutual agreement of Parent, the Company and the terms of the respective Capped Call Documentation, as such terms may be amended or modified from time to time, or pursuant to such other written agreement relating to the termination of such Capped Calls Transactions as agreed between the Company and such counterparty and (ii) not amend, modify, transfer or terminate the Capped Call Documentation or any Capped Call Transaction, in each case without the prior written consent of Parent (it being understood, for the avoidance of doubt, that such limitations shall not apply to any modification, adjustment or termination made unilaterally by any counterparty to a Capped Call Transaction pursuant to the terms of the applicable Capped Call Documentation or conditioned on termination or abandonment of this Agreement). The Company hereby grants permission to Parent and its Representatives to, at any time, initiate and engage in discussions and negotiations with each counterparty to any Capped Call Transaction regarding the settlement of such Capped Call Transaction at or promptly following the Effective Time and the terms of such settlement, provided that the Company and its counsel will, to the extent reasonably practicable, have a reasonable opportunity to participate in such discussions and negotiations.

6.18 Existing Credit Agreement. The Company shall (a) obtain a customary pay-off letter (in form and substance reasonably acceptable to Parent) (the “Debt Payoff Letter”) and lien terminations, if applicable, to the extent necessary for the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of all obligations outstanding under, the Second Amended and Restated Credit Agreement, dated as of July 31, 2018, among the Company, certain affiliates of the Company, the financial institutions listed therein as lenders, JPMorgan Chase Bank, N.A. as administrative agent for the lenders named therein, Citizens Bank, N.A. and Bank of America, N.A. as syndication agents and Suntrust Bank, Silicon Valley Bank, Santander Bank, N.A., MUFG Union Bank, N.A. and Fifth Third Bank, as documentation agents, as amended prior to the date hereof (the “Existing Credit Agreement”), (b) provide Parent with a copy of such Debt Payoff Letter at least five (5) Business Days prior to the Closing Date, and (c) give (by the date required under the Existing Credit Agreement) any necessary notices (including notices of prepayment) and otherwise take any action required under the Existing Credit Agreement or the Debt Payoff Letter to ensure (x) the prepayment, payoff, discharge and termination in full of the Existing Credit Agreement and (y) the release of all Liens related thereto, in each case, at the Closing.

6.19 Financing Cooperation.

(a) The Company shall, and shall cause its Subsidiaries to and shall use its commercially reasonable efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or any of its Affiliates, provide cooperation in connection with any debt, equity, equity-linked or other financing of Parent or any of its Affiliates in connection with the Merger (the “Financing”) and the other transactions contemplated hereby, including the following:

(i) furnishing, or causing to be furnished, to Parent, any Affiliates of Parent and the Financing Parties and their respective agents financial information with respect to the Company and its Subsidiaries as may be reasonably requested by Parent, any of Parent’s Affiliates or the Financing Parties in connection with such Financing (other than any pro forma financial statements, which shall be the responsibility of Parent);

(ii) using commercially reasonable efforts to cause the Company’s and its Subsidiaries’ independent accountants to participate in a manner consistent with their customary practice in drafting sessions and accounting due diligence sessions in connection with such Financing;

(iii) using commercially reasonable efforts to assist Parent or any of its Affiliates in (including by providing information relating to the Company and its Subsidiaries required in connection with) its preparation of rating agency presentations, road show materials, bank information memoranda, projections, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents to be prepared by Parent or any of its Affiliates in connection with such Financing;

(iv) using commercially reasonable efforts to cooperate with customary marketing efforts of Parent or any of its Affiliates for any Financing, including using commercially reasonable efforts to cause its management team, with appropriate seniority and expertise, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times and using reasonable efforts to ensure that any syndication effort benefits from any existing lending and investment banking relationships;

(v) delivering to Parent any materials and documentation about the Company and the Company Subsidiaries required under applicable “know your customer” and anti-money laundering Laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the UK Money Laundering Regulations 2019) and any European Union legislation on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing (including Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015), as adopted and implemented from time to time at a national level by the country of incorporation or organization of the Company or any of its Subsidiaries, to the extent reasonably requested by any Financing Party or Parent or any of Parent’s Affiliates not less than five (5) Business Days prior to Closing;

(vi) cooperating with respect to the provision of guarantees, including by providing for the executing and delivering of definitive documents related thereto at the Closing in connection with such Financing;

(vii) providing customary authorization letters to the Financing Parties, authorizing the distribution of information to prospective lenders or investors and containing a customary representation that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries (only to the extent such authorization letters contain customary disclaimers for the Company, its Subsidiaries and their respective Representatives with respect to responsibility for the use or misuse of the contents thereof); and

(viii) providing reasonable assistance in the preparation of pro forma information, risk factor disclosure and other disclosures required to consummate such Financing;

provided, that nothing herein shall require such cooperation to the extent it would, or would be likely to, (A) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (B) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s or any such Subsidiary’s constitutional documents or any applicable Law, (C) require the Company or any of its Subsidiaries to enter into or approve any documentation referred to in paragraph (iii) above that takes effect or is effective prior to the Closing or (D) require the Company or any of its Subsidiaries to bear any out-of-pocket cost or expense or pay any fee (other than those costs and fees that Parent commits to reimburse) or provide any indemnity, in each case effective prior to the Closing.

(b) Parent and its Affiliates shall be entitled to use the Company’s or its Subsidiary’s logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. The Company hereby expressly authorizes the use of any financial statements and any other financial information provided by the Company or any of its Subsidiaries under this Agreement, including this Section 6.19, for purposes of any Financing.

6.20 Director and Officer Resignations. If requested in writing by Parent, the Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing, in form reasonably satisfactory to Parent, resignations effective as of the Effective Time executed by each director and officer of Company and its Subsidiaries in office immediately prior to the Effective Time.

6.21 Preservation Plan. The Company and the Company’s board of directors shall (a) take all actions necessary to ensure that the Preservation Plan does not become applicable to the Merger and (b) if the Preservation Plan becomes applicable to the Merger, take all actions necessary to eliminate the effect of the Preservation Plan on the Merger. In connection with the execution and delivery of this Agreement, the Company shall enter into the Preservation Plan Amendment (a copy of which will be provided to Parent by the Company promptly following the date of this Agreement), which provides that the Rights shall expire and shall cease to be exercisable effective as of immediately prior to the Effective Time and effects the provisions of the first sentence of Section 4.13(b).

6.22 Open Source Scan. As soon as reasonably practicable after execution of this Agreement, at Parent’s sole cost and option, either: (a) the Company shall engage WhiteSource, or a similar service provider approved by Parent, to conduct a scan of all of the Company’s and its Subsidiaries’ material source code (including the source code to any product or service that has been distributed or made available to third parties) (the “Material Source Code”), to identify and report on the use of Open Source Software therein (an “Open Source Scan”), and the Company shall provide Parent, at Parent’s cost, with a copy of any report detailing the third party’s findings of the Open Source Scan as soon as possible following receipt of such report and, in any event, as far in advance of the Closing as practicable; or (b) Parent shall retain Synopsys to conduct an Open Source Scan of the Material Source Code under industry standard with respect to code of similar value and sensitivity terms and procedures to protect the confidentiality of such Material Source Code, following which (in accordance with such terms and procedures and as far in advance of the Closing as practicable) the Company shall provide to Synopsys the Material Source Code for such Open Source Scan and facilitate the delivery of the results thereof to Parent. Following (a) or (b), the Company shall cooperate with Parent, at Parent’s cost, to remediate any material issues identified following such Open Source Scan as soon as reasonably practicable and, without prejudice to the generality of the foregoing, the Company shall use commercially reasonable efforts, at Parent’s cost, to remediate, before Closing, any use by the Company or any of its Subsidiaries of Open Source Software that could obligate Parent or any of its Affiliates (excluding the Company and its Subsidiaries) to grant any Patent licenses to any third party. The foregoing activities will not delay the Closing beyond the date that it is required to occur under Section 1.2.

6.23 Reorganization Transactions. The Company shall, and shall cause its Subsidiaries to and shall use its commercially reasonable efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or any of its Affiliates, provide cooperation in connection with any (i) reorganization of the Company’s or any of its Subsidiaries’ corporate structure, capital structure, business or operations, or (ii) sale, transfer, assignment, abandonment or other disposition of securities, assets, rights or businesses of the Company or any of its Subsidiaries, in each case, to be completed or effective at or immediately prior to (but subject to the occurrence of) the Effective Time (a “Reorganization Transaction”); provided, that the Company shall, and shall cause its Subsidiaries to, provide Parent and its counsel reasonable opportunity to review and comment on any documentation related to a Reorganization Transaction prior to the execution and delivery thereof, which documentation shall be subject to the prior approval of Parent; provided, further, however, that nothing in this Section 6.23 shall require such cooperation to the extent it would, or would be likely to, (A) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (B) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s or any such Subsidiary’s constitutional documents or any applicable Law, (C) require the Company or any of its Subsidiaries to enter into or approve any documentation that does not take effect subject to the occurrence of the Closing, or (D) require the Company or any of its Subsidiaries to bear any out-of-pocket third party cost or expense or pay any fee (other than those costs and fees that Parent commits to reimburse) or provide any indemnity (other than any indemnity that Parent commits to reimburse or indemnify the Company for). The foregoing activities will not delay the Closing beyond the date that it is required to occur under Section 1.2.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company Certificate of Incorporation and the Company Bylaws.

(b) Governmental Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) the consents, approvals, clearances and other authorizations to be obtained from any Governmental Entity set forth on Schedule 7.1(b)(ii) shall have been obtained and any applicable waiting periods with respect thereto shall have expired or been terminated, and (iii) CFIUS Clearance shall have been obtained.

(c) Law; Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, adopted or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and prevents, makes illegal, restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Sections 4.2(a), (b), (c) and (d) (Capital Structure) (other than clause (E) of Section 4.2(b) and the last sentence of Section 4.2(d)) shall be true and correct in all respects, subject only to de minimis inaccuracies, as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), (ii) clause (E) of Section 4.2(b) (Capital Structure), the last sentence of Section 4.2(d) (Capital Structure), Section

4.3 (Corporate Authority and Approval), Section 4.6 (Absence of Certain Changes), Section 4.13 (Takeover Statutes; Preservation Plan) and Section 4.21 (Brokers and Finders) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects, in each case, as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and (iii) the other representations and warranties of the Company set forth in Article IV shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this clause (iii) without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualification therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects all obligations required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Parent Certificate. Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(e) No Substantial Detriment. None of the consents, approvals, clearances, and other authorizations or expirations referenced in Schedule 7.1(b)(ii) or the CFIUS Clearance shall have resulted in the imposition of a Substantial Detriment, and no Order arising under any of the Antitrust Laws and no Antitrust Laws shall have been issued, enacted, rendered, promulgated, enforced or deemed applicable by any Governmental Entity that will expressly impose a Substantial Detriment if the Effective Time were to occur.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.2 (Ownership of Merger Sub) and Section 5.3 (Corporate Authority; Approval) of this Agreement shall be true and correct in all material respects as of the Closing Date (except for any representations and warranties that expressly relate to a particular date, which representation and warranty shall have been true and correct in all material respects as of such particular date), and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Closing

Date (except for any representations and warranties that expressly relate to a particular date, which representation and warranty shall have been true and correct in all material respects as of such particular date), except where the failures of such representations and warranties to be so true and correct (read for purposes of this clause (b) without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualification therein), individually or in the aggregate, has not, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in and complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by an officer of Parent to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section  7.1(a), by mutual written consent of the Company and Parent.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Closing shall not have occurred by May 22, 2022 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided, that if as of the Termination Date all of the conditions set forth in Article VII, other than any of the conditions set forth in Sections 7.1(b) or 7.1(c) (to the extent the failure of such conditions arises from or relates to Antitrust Laws), shall have been satisfied or waived (to the extent permitted), or shall be capable of being satisfied at such time, then either the Company or Parent may, in its respective sole discretion, elect to extend the Termination Date for a period of three (3) months (the “Extended Termination Date” and, if so extended, the Extended Termination Date then shall be the “Termination Date”) by delivering written notice to the other party no later than such then-scheduled Termination Date, it being agreed that there shall be no more than two (2) such extensions of the Termination Date (not to exceed twelve (12) months after the date of this Agreement) pursuant to this Section 8.2(a); provided, further, however, that a party shall not be entitled to extend the Termination Date pursuant to this Section 8.2(a) if such party’s breach of or failure to perform its obligations under this Agreement materially contributed to, or resulted in, the failure to consummate the transactions contemplated hereby by the Termination Date;

(b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have occurred at the Company Stockholders Meeting, or at any adjournment or postponement thereof, at which a vote upon the adoption of this Agreement was taken; or

(c) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement shall have become final and non-appealable, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a);

provided that, in each case, the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Merger and the other transactions contemplated hereby to be consummated.

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:

(a) at any time prior to the Effective Time, whether or not the Company Requisite Vote has been obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from the Company of such breach or failure and (ii) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in breach of any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Sections 7.2(a) and (b) shall not be satisfied; or

(b) at any time prior to the Company Requisite Vote being obtained, in order to concurrently enter into a definitive written Alternative Acquisition Agreement for a transaction that constitutes a Superior Proposal if (i) the Company has complied in all material respects with Section 6.2 with respect to such Superior Proposal, (ii) prior to or concurrently with such termination, the Company pays to Parent (or its designee) the Company Termination Fee required to be paid pursuant to Section 8.5(b) and (iii) substantially concurrently with such termination, the Company enters into such definitive written Alternative Acquisition Agreement for such transaction that constitutes a Superior Proposal.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to the Company from Parent of such breach or failure and (ii) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if Parent is then in breach of any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Sections 7.3(a) or (b) shall not be satisfied; or

(b) (i) there shall have been a Change in Recommendation; or (ii) the Company shall have committed a Willful Breach under Section 6.2.

8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement (other than as set forth in this Section 8.5 and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Related Parties); provided that no such termination shall relieve any party hereto from any liability (i) for damages resulting from the Willful Breach prior to such termination by any party hereto or (ii) as provided in this Section 8.5 (including any obligation to pay, if applicable, (A) the Company Termination Fee pursuant to Section 8.5(b) or Section 8.5(c), (B) the No Vote Fee pursuant to Section 8.5(d) or (C) the CFIUS Termination Fee pursuant to Section 8.5(e)).

(b) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(b) (Change in Recommendation; Termination for Willful Breach of Deal Protections) or (ii) by the Company pursuant to Section 8.3(b) (Termination for Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay to Parent (or its designee), by wire transfer of immediately available funds, a fee equal to $200,000,000 (the “Company Termination Fee”).

(c) If (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) or Section 8.2(b) (Shareholder Vote) or (B) by Parent pursuant to Section 8.4(a) (Company Breach), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Acquisition Proposal shall have been publicly disclosed by the Company or publicly made to the Company or shall have been made directly to the Company’s stockholders generally and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this Section 8.5(c), the Company enters into a definitive agreement with respect to any Acquisition Transaction or consummates any Acquisition Transaction, then the Company shall pay the Company Termination Fee to Parent (or its designee) upon the date of consummation of such Acquisition Transaction (or, if such Acquisition Transaction is terminated before consummation, the consummation of any subsequent Acquisition Transaction that was entered into in connection with the termination of such Acquisition Transaction); provided that solely for purposes of this Section 8.5(c), all references in the definition of “Acquisition Transaction” to “twenty percent (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”.

(d) If this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) (Shareholder Vote), then the Company shall pay Parent (or its designee) $61,000,000 (the “No Vote Fee”), by wire transfer of immediately available funds within two (2) Business Days following such termination by Parent or concurrent with such termination by the Company; provided, that if the No Vote Fee is paid to Parent (or its designee), it shall be credited toward, and shall reduce on a dollar for dollar basis the amount of, the Company Termination Fee payable under Section 8.5(c); provided, further, that Parent shall not have the right to the No Vote Fee pursuant to this Section 8.5(d) if (i) Parent at the time of such termination is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement and such material breach was the primary cause of the failure to obtain the Company Requisite Vote. The existence of circumstances under Section 8.5(c) that could require the Company Termination Fee (less the No Vote Fee previously paid to Parent (or its designee) by the Company) to become subsequently payable by the Company shall not relieve the Company of its obligations to pay the No Vote Fee when payable under this Section 8.5(d) and the payment by the Company of the No Vote Fee shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee (less the No Vote Fee previously paid to Parent by the Company). Notwithstanding anything in this Agreement to the contrary, the Company Termination Fee shall be payable by the Company in lieu of a No Vote Fee if this Agreement is terminated by the Company pursuant to Section 8.2(b) and as of prior to such termination by the Company, Parent would have been entitled to terminate this Agreement pursuant to Section 8.4(b).

(e) If this Agreement is terminated

(i) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) and, as of the time of such termination, (A) the conditions set forth in at least one of Section 7.1(b)(iii), Section 7.1(c) (as a result of a Law or Order relating to CFIUS) or Section 7.2(e) (as a result of the imposition of a Substantial Detriment relating to CFIUS) shall have not have been satisfied or waived, (B) a material breach by the Company of this Agreement is not the primary cause of one or more of the conditions in Section 7.1(b)(iii), Section 7.1(c) (as a result of a Law or Order relating to CFIUS) or Section 7.2(e) (as a result of the imposition of a Substantial Detriment relating to CFIUS) to not be satisfied and (C) all other conditions to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur),

(ii) by Parent or the Company pursuant to Section 8.2(c) (Injunctions) (as a result of a Law or Order relating to CFIUS) and, as of the time of such termination, (A) a material breach by the Company of this Agreement is not the primary cause of such Law or Order and (B) all conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 (other than the conditions set forth in Section 7.1(b)(iii), Section 7.1(c) (as a result of a Law or Order relating to CFIUS), Section 7.2(e) (as a result of the imposition of a Substantial Detriment relating to CFIUS) and, if the Agreement is not yet eligible to be terminated under Section 8.2(b), Section 7.1(a)) have been satisfied or (to the extent permitted by applicable Law) waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur), or

(iii) the Company shall have terminated this Agreement pursuant to Section 8.3(a) due to a breach or failure to perform by Parent of its covenants under Section 6.5 being the primary cause of one or more of the conditions in Section 7.1(b)(iii), Section 7.1(c) (as a result of a Law or Order relating to CFIUS), or Section 7.2(e) (as a result of the imposition of a Substantial Detriment relating to CFIUS) not being satisfied, and as of the time of such termination, (A) the conditions in Section 7.1(b)(iii), Section 7.1(c) (as a result of a Law or Order relating to CFIUS), or Section 7.2(e) (as a result of the imposition of a Substantial Detriment relating to CFIUS) have not all been satisfied or (to the extent permitted by Law) waived and (B) all conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 (other than the conditions set forth in Section 7.1(b)(iii), Section 7.1(c) (as a result of a Law or Order relating to CFIUS), Section 7.2(e) (as a result of the imposition of a Substantial Detriment relating to CFIUS) and, if the Agreement is not yet eligible to be terminated under Section 8.2(b), Section 7.1(a)) have been satisfied or (to the extent permitted by applicable Law) waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur), then Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds within two (2) Business Days following such termination by the Company or concurrent with such termination by Parent, a fee equal to $200,000,000 (the “CFIUS Termination Fee”).

(f) The parties acknowledge and hereby agree that each of the Company Termination Fee, the No Vote Fee and the CFIUS Termination Fee, if, as and when required pursuant to this Section 8.5, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that, together with any amounts payable under Section 8.5(g), will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and hereby agree that in no event shall the Company or Parent be required to pay the Company Termination Fee, the No Vote Fee or the CFIUS Termination Fee, as applicable, on more than one occasion.

(g) Each party acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; and accordingly, if the Company or Parent fails to pay promptly any amount that may become due pursuant to Section 8.5(b), Section 8.5(c), Section 8.5(d) or Section 8.5(e) (any such amount due, a “Payment”), and, in order to obtain such Payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the Company or Parent, as applicable, for the applicable Payment, or any portion thereof, the Company or Parent, as applicable, shall pay to the other party (or its designee) its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate, as published in the Wall Street Journal, Eastern Edition, in effect on the date such Payment was required to be paid from such date, plus two percent (2%) through the date of full payment thereof.

(h) Notwithstanding anything to the contrary in this Agreement, but subject to the proviso in Section 8.5(a) and to Section 9.1, (i) in any circumstance in which this Agreement is terminated and Parent (or its designee) receives payment of the Company Termination Fee or the No Vote Fee in accordance herewith, the payment of the Company Termination Fee or the No Vote Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.5(g) shall be the sole and exclusive remedy of Parent and its stockholders, directors, officers and Affiliates against the Company, its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, Representatives or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, Representative, assignee or successor of any of the foregoing (collectively, “Related Parties”, and with respect to the Company, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Company shall remain obligated to pay to Parent (or its designee) any amount due and payable pursuant to Section 8.5(g)), whether in equity or at law, in contract, in tort or otherwise); and (ii) in any circumstance in which this Agreement is terminated and the Company (or its designee) receives payment of the CFIUS Termination Fee in accordance herewith, the payment of the CFIUS Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 8.5(g) shall be the sole and exclusive remedy of the Company and its stockholders, directors, officers and Affiliates against Parent and its Related Parties (with respect to Parent, “Parent Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that Parent shall remain obligated to pay to the Company (or its designee) any amount due and payable pursuant to Section 8.5(g)), whether in equity or at law, in contract, in tort or otherwise).

(i) Notwithstanding anything to the contrary in this Agreement, but subject to the proviso in Section 8.5(a), Section 8.5(h)(ii) and Section 9.1, in any circumstance in which this Agreement is terminated, the Parent Related Parties shall not have any liability for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in ARTICLE III and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This ARTICLE IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver; Remedies) and Section 9.12 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.6(c) (Access, Consultation), Section 6.10 (Expenses), clause (D) of the proviso to Section 6.19 (Financing Cooperation), Section 8.5 (Effect of Termination and Abandonment) and the

Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors of the respective parties.

9.3 Waiver; Remedies.

(a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. The exercise by a party hereto of any one remedy will not preclude the exercise by it of any other remedy; provided however that under no circumstances will a party be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages.

9.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts, taken together, shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5 Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF.

(b) Subject to Section 9.5(c), each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom, in the event any dispute arises out of or related to this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action, suit, arbitration or proceeding by or before any Governmental Entity

(each, an “Action”) relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 9.6. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.6 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

(c) Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and each of the Company Related Parties hereby:

(i) agrees that any Proceeding, including all issues and questions, involving the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the jurisdiction of such courts;

(ii) agrees that any such Proceeding shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except as otherwise provided in any applicable definitive document relating to the Financing;

(iii) agrees not to bring or support or permit any of the Company Related Parties to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof);

(iv) agrees that service of process upon the Company or any of its Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 9.6;

(v) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court;

(vi) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(vii) agrees that that: (i) none of the Financing Parties will have any liability to the Company Related Parties (in each case, other than Parent and its Affiliates) and (ii) that none of the Company Related Parties (in each case, other than Parent and Parent’s Affiliates) will have any rights as against the Financing Parties, in each case, relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and

(viii) agrees that the Financing Parties are express third party beneficiaries of, and may enforce this Section 9.5(c) and that such provisions, as well as the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Parties.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF ITSELF AND ITS SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) when sent by email (with confirmation of transmission), on the date sent if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub:

Telefonaktiebolaget LM Ericsson (publ)

Torshamnsgatan 21

SE-164 83 Stockholm, Sweden

Attention: Helena Svancar, Head of Mergers & Acquisitions

                 Anders Lindström, Head of M&A and Finance Legal Affairs

Email:      helena.svancar@ericsson.com

  anders.m.lindstrom@ericsson.com

with copies to (which shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, New York 10022

Attention: Ethan A. Klingsberg; Joseph K. Halloum

Email:      ethan.klingsberg@freshfields.com;

                 joseph.halloum@freshfields.com

if to the Company:

Vonage Holdings Corp.

23 Main Street, Holmdel

New Jersey 07733

Attention: Randy K. Rutherford, Chief Legal Officer

Email:       legaldept@vonage.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello; Matthew Gilroy

Email:       michael.aiello@weil.com; matthew.gilroy@weil.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement. This Agreement (including any exhibits hereto and the Company Disclosure Letter) and the Confidentiality Agreement, dated September 21, 2021, between the Company and an Affiliate of Parent (the “Confidentiality Agreement”) and the Certificate of Merger and any other certificate or instrument to be delivered hereunder, collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. This Agreement is not intended to, and does not and shall not be deemed to, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (b) only after the Effective Time, the right of the Company’s stockholders to receive the Merger Consideration after the Closing, (c) only after the Effective Time, the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 3.5 after the Closing, and (d) Section 8.5(h) (Liability of Related Parties), Section 8.5(i) (Liability of Parent Related Parties), Section 9.5 (Governing Law and Venue; Waiver of Jury Trial) and this Section 9.8, which, to the extent applicable to the Company Related Parties, Parent’s Related Parties and/or the Financing Parties, are intended to benefit and be enforceable by the Company Related Parties, Parent’s Related Parties and/or the Financing Parties.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement shall be deemed severable and in the event any court of competent jurisdiction or arbitral panel finds any provision hereof to be invalid or unenforceable, such invalidity or enforceability shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation.

(a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The terms “ordinary course” or “ordinary course of business” or words of similar import when used in this Agreement mean “ordinary course of business consistent with past practice”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, that with respect to any Contract listed in the Company Disclosure Letter, such references shall only include any amendments, restatements, replacements or modifications that are made available to Parent.

(b) Any Contract or information referred to herein shall be deemed to have been “delivered”, “provided”, “furnished” or “made available” (or any phrase of similar import) to Parent by the Company if such Contract or information was (i) posted to the data room maintained by the Company with Datasite Inc. in connection with the Merger at least twenty-four (24) hours prior to the execution of this Agreement or (ii) otherwise provided directly (including through email) in written form to Parent or any of its Representatives prior to the execution and delivery of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void; provided, that upon and following the Effective Time, Parent and Merger Sub may transfer any or all of its rights or obligations hereunder to any Affiliate; provided, further, that, in each case, no transfer shall relieve the transferring party of any of its obligations hereunder.

9.13 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the obligations, undertakings, covenants or agreements of the parties to this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Company, on the one hand, and Parent, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other party, to enforce specifically the terms and provisions of this Agreement

(including Section 6.5, and including to cause the other party to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including ARTICLE I and ARTICLE III) by a decree of specific performance, in accordance with Section 9.5 of this Agreement, without the necessity of proving actual harm or damages or posting a bond or other security therefor, this being in addition to any other remedy or relief to which such party is entitled at law or in equity, and each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity. Without limitation of the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, each of the Company and Parent shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Parent and Merger Sub or the Company, as applicable, under this Agreement (including Section 6.5, and including to cause the other party to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including ARTICLE I and ARTICLE III) in addition to any other remedy to which the Company or Parent is entitled at law or in equity, including the Company’s or Parent’s right to terminate this Agreement pursuant to ARTICLE VIII and, to the extent permitted by Section 8.5(a), seek money damages. Each party further agrees that it shall not take any position in any legal proceeding concerning this Agreement that is contrary to the terms of this Section 9.13. Parent shall cause Merger Sub and each of their respective Affiliates to perform their respective obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company be entitled to receive both (A) a grant of specific performance of Parent’s obligation to consummate the Closing and (B) the payment of monetary damages.

9.14 Definitions. For purposes of this Agreement, the following terms, when used herein, shall have the respective meanings set forth below:

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest (other than by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (i) any merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction involving the Company or any of its Subsidiaries which is structured to permit any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons to, directly or indirectly, hold securities representing twenty percent (20%) or more of the outstanding Shares after giving effect to the consummation of such transaction or series of transactions, (ii) any direct or indirect purchase, license or other acquisition by any Person or group of Persons of assets constituting or accounting for twenty percent (20%) or more of the consolidated net revenues, net income or total assets (measured by the fair market value thereof as of the date of such purchase, license or other acquisition) of the Company and its Subsidiaries, taken as a whole and (iii) any direct or indirect acquisition by any Person or group of Persons, whether from the Company or any other Persons, of securities representing twenty percent (20%) or more of the outstanding Shares after giving effect to the consummation of such acquisition, including pursuant to a tender offer or exchange offer by such Person or group of Persons, in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Anti-Bribery Law” means all and any of the following: the FCPA, the UK Bribery Act 2010, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and any other applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition, as well as all Laws and Orders relating to foreign investment and national security, including the Laws relating to CFIUS.

“BIS” means the U.S. Commerce Department’s Bureau of Industry and Security.

“Business Day” means any day of the year on which banks are not required or authorized by Law to close in New York City or Stockholm, Sweden.

“Capped Call Documentation” means the agreements entered into by the Company with each of Bank of America, N.A., Morgan Stanley & Co. LLC and Deutsche Bank AG, London Branch on June 11, 2019 and June 14, 2019 in connection with the offering of the Convertible Notes, which solely consist of the following: (i) Base Capped Call Confirmation, dated June 11, 2019, by and between the Company and Bank of America, N.A.; (ii) Base Side Letter, dated June 11, 2019, by and between the Company and Bank of America, N.A.; (iii) Additional Capped Call Confirmation, dated June 14, 2019, by and between the Company and Bank of America, N.A.; (iv) Additional Side Letter, dated June 14, 2019, by and between the Company and Bank of America, N.A.; (v) Base Capped Call Confirmation, dated June 11, 2019, by and between the Company and Morgan Stanley & Co. LLC; (vi) Base Side Letter, dated June 11, 2019, by and between the Company and Morgan Stanley & Co. LLC; (vii) Additional Capped Call Confirmation, dated June 14, 2019, by and between the Company and Morgan Stanley & Co. LLC; (viii) Additional Side Letter, dated June 14, 2019, by and between the Company and Morgan Stanley & Co. LLC; (ix) Base Capped Call Confirmation, dated June 11, 2019, by and between the Company and Deutsche Bank AG, London Branch; (x) Base Side Letter, dated June 11, 2019, by and between the Company and Deutsche Bank AG, London Branch; (xi) Additional Capped Call Confirmation, dated June 14, 2019, by and between the Company and Deutsche Bank AG, London Branch; and (xii) Additional Side Letter, dated June 14, 2019, by and between the Company and Deutsche Bank AG, London Branch, in each case, as amended, restated, supplemented, or otherwise modified on or after the date hereof.

“Capped Call Transactions” means the transactions documented under the Capped Call Documentation.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (H.R. 748), Pub. L. 116-136 (March 27, 2020).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means any of the following: (a) if a joint voluntary notification is submitted to CFIUS that (i) the parties hereto shall have received written notice from CFIUS that it has concluded its review, or, if applicable, investigation of the transactions contemplated by this Agreement, and has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and that action under the DPA is concluded; or (ii) the parties hereto shall have received written notice from CFIUS that the transactions contemplated by this Agreement do not constitute a Covered Transaction (as such term is defined in 31 C.F.R. §800.213); (b) if CFIUS has sent a report to the President requesting the President’s decision with respect to the transactions contemplated by this Agreement, that either (i) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement or (ii) the time permitted under the DPA for the President to take action to suspend or prohibit the transactions contemplated by this Agreement shall have lapsed without any such action being threatened, announced or taken; or (c) if a declaration is submitted to CFIUS pursuant to 31 C.F.R. §800.402, that the parties hereto shall have received written notice from CFIUS that (i) CFIUS has concluded its assessment of the transactions contemplated by this Agreement and determined there are no unresolved national security concerns related thereto, or (ii) CFIUS is not able to conclude its assessment of the transactions contemplated by this Agreement but CFIUS has not requested that the parties hereto submit a joint voluntary notice to CFIUS in connection thereto or initiated a unilateral review thereof.

“Communications Laws” means the Communications Act of 1934, as amended, and the rules, regulations and Orders of the FCC or any state public service commission, including any court rulings issued upon review of such rules, regulations and Orders, and any Law of any other Governmental Entity regulating or overseeing communications facilities or communications services, and the administration of any universal service fund programs or mechanisms.

“Company Data” means all material proprietary data contained in the Information Technology Systems and used by the Company or its Subsidiaries, whether or not in electronic form.

“Company Equity Award” means a Company Option, a Company Restricted Stock Unit or Company Performance Restricted Stock Unit granted under one of the Company Stock Plans.

“Company Material Adverse Effect” means any change, event, development, circumstance or effect that individually or taken together with any other change, event, development, circumstance or effect (i) has had or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay, materially impair or materially interfere with, or materially adversely affect the ability the Company or its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement by the Termination Date; provided, that in the case of clause (i) above, none of the following shall be deemed, either alone or in combination, to constitute, and there shall not be taken into account in determining whether there has been a Company Material Adverse Effect any adverse effect to the extent arising from or attributable or relating to: (i) changes in, or events generally affecting, the U.S. or global financial, securities or capital markets, (ii) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (iii) changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (iv) any natural or man-made disaster or acts of God, including earthquakes, floods, hurricanes, tornados, volcanic eruption, epidemics, pandemics or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or official interpretations thereof following the date of this Agreement or any acts of terrorism, sabotage, riots, demonstrations, public disorders, military action or war or any escalation or worsening thereof, (v) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, estimates, forecasts or predictions in respect of financial performance, (vi) a decline in the price of the Shares, or a change in the trading volume of the Shares, on the NASDAQ Global Select Market (“NASDAQ”), provided that the exceptions in clauses (v) and (vi) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (vii) changes in applicable Law, (viii) changes in U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof), (ix) the taking of any specific action expressly required by this Agreement or taken with Parent’s written consent, or the announcement or pendency of this Agreement and the Merger, including the impact thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom the Company has a relationship or employees (including, but not limited to, any cancellation of or delays in customer orders, any reduction in sales, any disruption in or loss of customer, supplier, distributor, partner or similar relationships, or any loss of employees, but, in each case, excluding the Company’s compliance with its obligations pursuant to the first sentence of Section 6.1), provided that this clause (ix) shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, (xi) cybersecurity attacks that are not specific to the Company, (xii) any litigation brought by stockholders of the Company or Parent alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby or (xiii) any matter disclosed in the Company Disclosure Letter that, on and subject to the terms of clause (a) of the opening paragraph of Article IV, qualifies the first sentence of Section 4.6 (Absence of Certain Changes); provided, that the changes, effects, circumstances or developments set forth in the foregoing clauses (i), (ii), (iii), (iv), (vi), (vii), (viii) and (xi) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company Plan” means any benefit or compensation plan, policy, program, agreement or arrangement maintained, sponsored or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has liability, covering any Participant, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, stock purchase, employment, retirement, severance, retention, termination, change in control restricted stock, stock option, stock appreciation rights, stock based plans, policies, programs, agreements and arrangements, excluding statutory plans.

“Cooperation Agreement” means that certain Cooperation Agreement, dated as of March 15, 2019, between the Company, Legion Partners Asset Management, LLC (“Legion”) and the affiliates of Legion party thereto, as amended or renewed on February 26, 2020 and February 26, 2021.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and Families First Coronavirus Response Act.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, and the regulations related thereto.

“Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Substances, (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing or (iii) that establishes standards of conduct for protection of worker health and safety regarding exposure to Hazardous Substances, including, but not limited to the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. as amended.

“FCC” means the Federal Communications Commission of the United States or any Governmental Entity succeeding to the functions of such commission in whole or in part.

“FCC License” means the international section 214 authorization issued in FCC file number ITC-214-20110413-00098 and surrendered by the FCC Licensee on October 28, 2021.

“FCC Licensee” means Vonage America LLC.

“Financing Parties” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent or any of its Affiliates in lieu of the Financing, in connection with the Merger and the other transactions contemplated hereby, and their respective Affiliates and their and their respective Affiliates’ Representatives and their respective successors and assigns; provided, that neither Parent nor any Affiliate of Parent shall be a Financing Party.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any government-owned entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any family member thereof.

“Hazardous Substance” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) pursuant to Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (iii) evidenced by bonds, debentures, notes or similar instruments; (iv) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (v) pursuant to securitization or factoring programs or arrangements; (vi) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (vii) representing the deferred and unpaid purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment); (viii) under swaps, options, derivatives and other hedging agreements, transactions or arrangements (assuming they were terminated on the date of determination); or (xi) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon.

“Information Technology Systems” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information.

“Intellectual Property” means, collectively, any and all intellectual property, proprietary or similar rights, throughout the world, including rights in and to (i) Patents, (ii) trademarks, service marks, logos and all related goodwill, (iii) domain names, web addresses, social media accounts (iv) works of authorship and copyrights, regardless of the medium of fixation or means of expression, (v) data, databases, software and computer programs, (vi) know-how, trade secrets, and all confidential and proprietary information, and (vii) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations in part, renewals, reissuances, re-examinations and extensions of any of the foregoing (as applicable).

“Intervening Event” means a material effect that (i) was not known to, or reasonably foreseeable by, the board of directors of the Company prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the board of directors of the Company prior to the receipt of the Company Requisite Vote and (ii) does not relate to an Acquisition Proposal (which, for purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition of Acquisition Transaction); provided, that “Intervening Event” shall exclude any event, circumstance, change or development related to (A) any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries, (C) changes in the price of the Shares, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition), (D) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition) and (E) any event, fact or circumstance that relates solely to Parent or its Affiliates.

“Knowledge of the Company” means the actual knowledge of the individuals identified on Section 9.14(a) of the Company Disclosure Letter after reasonable inquiry.

“Law” means any federal, state, local, foreign or transnational law, statute or ordinance, common law, rule, regulation, constitution, treaty, convention, code, Order, or other similar requirement enacted, adopted or applied by a Governmental Entity.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Open Source Software” means any software, libraries or other code that is: (i) licensed under or otherwise subject to terms in any license, distribution model or other agreement that require, as a condition of use, reproduction, modification and/or distribution of the software, libraries or other code (or any portion thereof) or of any Related Software, any of the following: (A) the making available of source code or any information regarding the software, libraries or other code or any Related Software, (B) the granting of permission for creating modifications to or derivative works of the software, libraries or other code or any Related Software, (C) the granting of a license, whether express, implied, by virtue of estoppel or otherwise, to any Person under any Intellectual Property, (D) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means, (E) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the software, libraries or other code or Related Software or (F) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages, including all licenses that are defined as OSI (Open Source Initiative) licenses as listed on www.opensource.org; and (ii) any software, libraries or other code that is in the public domain or is otherwise made available under free or open source licensing and distribution models that are less restrictive than those set forth in (i), such as those obtained under the MIT, Boost Software License, and the Beerware Public Software licenses or any similar licenses.

“Order” means any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity.

“Parent Material Adverse Effect” means any change, event, development, circumstance or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay, materially impair or materially interfere with, or materially adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement by the Termination Date.

“Participant” means any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.

“Patents” means all rights in and to patents and patent applications, inventions and invention disclosures (whether or not patentable), and any provisionals, divisionals, continuations, continuations in part, renewals, reissuances, re-examinations and extensions of any of the foregoing.

“Permitted Liens” means (i) Liens for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in the financial statements have been established and provided for, (ii) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (iv) Liens granted pursuant to the Existing Credit Facility or reflected in the Company Balance Sheet, (v) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted and (vi) any non-exclusive license, covenant or other right to or under Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any information in any media that relates to an identified or identifiable individual and any other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ privacy policies.

“Privacy Requirements” means all Laws, Orders, Contracts, external privacy policies of the Company or any of its Subsidiaries, and industry standards or self-regulatory frameworks binding on the Company or its Subsidiaries relating to privacy, data protection, or data security.

“Related Software” means, with respect to any software, libraries or other code, any other software, libraries or other code (or a portion of any of the foregoing), in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such software, libraries or other code.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, surface water, groundwater, land surface or subsurface strata).

“Sanctioned Person” means any Person (i) designated on the OFAC Specially Designated Nationals and Blocked Persons List, the BIS Denied Persons List, the BIS Entity List, the EU Consolidated List, the list of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or on any list of targeted persons issued under Sanctions and Export Controls, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) majority-owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located within or operating from a Sanctioned Territory, or (v) otherwise targeted under any applicable Sanctions and Export Controls.

“Sanctioned Territory” means any country or other territory targeted by a general export, import, financial or investment embargo under Sanctions and Export Controls, which countries and territories, as of the date of this Agreement, include the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria.

“Sanctions and Export Controls” means any applicable economic or financial sanctions or export controls administered by OFAC, BIS, the U.S. State Department, or any other governmental agency of the U.S. government, the United Nations, the European Union or any member state thereof, the United Kingdom or any other Governmental Entity having jurisdiction over the Company or its Subsidiaries.

“Solvent” when used with respect to any Person, means that, as of any date of determination: (i) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date; (ii) such Person will have adequate capital to carry on its business; and (iii) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that did not result from any breach of Section 6.2 (except that for purposes of this definition the references to “twenty percent (20%) or more” in the definition of Acquisition Transaction shall be deemed to be references to “more than fifty percent (50%)” in each place it appears), after the date of this Agreement that the Company’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) (i) is more favorable to the holders of Shares from a financial point of view than the transactions contemplated by this Agreement (taking into account (a) all financial considerations; (b) the identity of the third party making such Acquisition Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by the Company’s board of directors; and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during any notice period set forth in Section 6.2(e))); (ii) is reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal.

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital gains, capital, capital unit, capital stock, severance, stamp, payroll, wage, social security (or similar), severance, sales, employment, unemployment, use, goods and services, production, privilege, lease, service, license, service use, recapture, real and personal property, withholding, excise, ad valorem, value added, transfer, documentary, stamp, business and occupation, premium, escheat or unclaimed property, windfall profits, registration, utility, environmental, communications, disability, worker’s compensation, alternative or add on minimum, employee, estimated taxes and any other taxes of any kind whatsoever and regulatory fees and duties, including all interest and penalties, fines and additions to tax imposed in connection with any item described in this definition.

“Tax Return” means all returns and reports with respect to Taxes, including any information return, claim for refund, amended return, declaration of estimated Tax, election or disclosure.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Willful Breach” means (i) a material breach by a party of any of its obligations under this Agreement that is a consequence of an act or omission undertaken or omitted by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement (and which results in a material breach) or (ii) subject to the satisfaction or waiver (by the party for whom such condition may be waived) of the conditions to Closing set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at Closing, provided that those conditions would have been satisfied if the Closing were to occur on such date), the intentional failure of the breaching party to promptly consummate the Merger in accordance with Section 1.2 and the other transactions contemplated to be consummated at the Closing in accordance with the terms and conditions of this Agreement when such party knows that such failure constitutes a breach of Section 1.2 and such other applicable provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VONAGE HOLDINGS CORP.

By:	/s/ Rory Read
Name: Rory Read
Title: Chief Executive Officer

TELEFONAKTIEBOLAGET LM ERICSSON (PUBL)

By:	/s/ Helena Svancar
Name: Helena Svancar
Title: Head of Mergers & Acquisitions

By:	/s/ Anders Lindström
Name: Anders Lindström
Title: Head of M&A and Finance Legal Affairs

ERICSSON MUON HOLDING INC.

By:	/s/ Helena Svancar
Name: Helena Svancar
Title: Attorney in fact

By:	/s/ Anders Lindström
Name: Anders Lindström
Title: Attorney in fact

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Certificate of Incorporation

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VONAGE HOLDINGS CORP.

ARTICLE I

The name of the Corporation (the “Corporation”) is Vonage Holdings Corp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 108 Lakeland Ave, Kent County, Dover, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”) as the same exists or may hereafter be amended; provided, however, that the Corporation shall not have the power or authority, and shall be unable and not permitted (whether by operation of law, as a result of or in connection with a transaction or otherwise, or whether by, through, relating to or in connection with any action, omission, contract, acquiescence, undertaking, understanding, license, release, covenant, representation, warranty, indemnity, lien, encumbrance or commitment of any kind), (i) to grant or release (on behalf of itself, any direct or indirect holder or beneficial owner of any equity or other securities of the Corporation, or any affiliate of the Corporation or of any such holder or beneficial owner) any rights, property, assets or claims of any kind, (ii) to bind any person or entity (including itself, any direct or indirect holder or beneficial owner of any equity or other securities of the Corporation, or any affiliate of the Corporation or of any such holder or beneficial owner) to any liabilities or obligations of any kind or (iii) to assume (on behalf of itself, any direct or indirect holder or beneficial owner of any equity or other securities of the Corporation, or any affiliate of the Corporation or of any such holder or beneficial owner) any liabilities or obligations of any kind, in each case, under clauses (i), (ii) and (iii), that relate to or involve in any way any intellectual property rights of any kind, including any rights relating to patents or patent applications, of any direct or indirect holder or beneficial owner of any of equity or other securities of the Corporation or any affiliate of the Corporation or of any such holder or beneficial owner (in all cases other than to the extent solely relating to or involving such intellectual property rights of the Corporation and its subsidiaries), for any reason or in any way and whether or not by virtue of, in connection with or as a result of the status of such holder, beneficial owner or affiliate as an affiliate of the Corporation or otherwise; provided further that the preceding proviso shall not restrict the power, authority, ability and right of the Corporation to (A) grant or release rights, property, assets or claims that are owned or held directly by the Corporation or its subsidiaries (and not by any of its affiliates other than its subsidiaries) or (B) bind or assume liabilities or obligations on behalf of itself and its subsidiaries (and not any of its affiliates other than its subsidiaries). For purposes of this Article III, (1) “affiliate” shall mean, with respect to any person or entity, any other person or entity that, directly or indirectly, controls, or is controlled by, or is under common control with, such person or entity (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person or entity, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise); and (2) “subsidiary” shall mean , with respect to any person or entity, any entity of which (I) more than 50% of the outstanding voting securities are directly or indirectly owned by such party, or (II) such person or entity or any subsidiary of such person or entity is a general partner (excluding partnerships in which such person or entity or any subsidiary of such person or entity does not have a majority of the voting interests in such partnership).

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100), consisting of one hundred (100) shares of Common Stock, par value $0.001 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

The Corporation shall provide indemnification as follows:

a)

Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee, fiduciary, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee, fiduciary, agent or trustee, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, ERISA taxes or penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

b)

Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee, fiduciary, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee, fiduciary, agent or trustee, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this paragraph (b) in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

c)

Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article VIII, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Article VIII, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

d)

Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this paragraph (d). Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article VIII. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article VIII for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

e)

Advance of Expenses. In the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article VIII, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment. Any advances or undertakings to repay pursuant to this paragraph (e) shall be unsecured and interest-free.

f)

Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to paragraphs (a), (b), (c) or (e) of this Article VIII, an Indemnitee shall submit to the Corporation a written request. Any such indemnification or advancement of expenses shall be made as soon as practicable after written demand by Indemnitee therefor is presented to the Corporation, and in any event within (i) in the case of indemnification under paragraph (c) (Indemnification for Expenses of Successful Party) or paragraph (e) (Advancement of Expenses), 20 business days after receipt by the Corporation, of the written request of Indemnitee, or (ii) in the case of all other indemnification, 45 business days after receipt by the Corporation of the written request of Indemnitee, unless with respect to requests under this clause (ii), the Corporation (y) has assumed the defense pursuant to paragraph (d) of this Article VIII (and none of the circumstances described in paragraph (d) of this Article VIII that would nonetheless entitle Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (z) determine, by clear and convincing evidence, within such 45 business day period referred to above that Indemnitee did not meet the applicable standard of conduct. Such determination, and any determination that advanced expenses must be repaid to the Corporation, shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

g)

Remedies. The right to indemnification or advancement of expenses as granted by this Article VIII shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to paragraph (f) of this Article VIII that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with any action instituted by Indemnitee to enforce or interpret its right to indemnification, in whole or in part, shall also be indemnified by the Corporation, regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under paragraph (e) of this Article VIII to advancement of expenses with respect to such action.

h)

Limitations. Notwithstanding anything to the contrary in this Article VIII, except as set forth in paragraph (g) of this Article VIII, the Corporation shall not indemnify an Indemnitee pursuant to this Article VIII in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article VIII, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

i)

Subsequent Amendment. No amendment, termination or repeal of this Article VIII or of the relevant provisions of the DGCL or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

j)

Other Rights. The indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article VIII shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article VIII. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VIII.

k)

Partial Indemnification. If an Indemnitee is entitled under any provision of this Article VIII to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines, ERISA taxes or penalties or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines, ERISA taxes or penalties or amounts paid in settlement to which Indemnitee is entitled.

l)

Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

m)

Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines, ERISA taxes or penalties and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

n)

Definitions. Terms used in this Article VIII and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

o)

Subsequent Legislation. If the DGCL is amended after adoption of this Article VIII to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

Annex B

November 21, 2021

Board of Directors

Vonage Holdings Corp.

23 Main Street

Holmdel, NJ 07733

Members of the Board:

We understand that Vonage Holdings Corp., a Delaware corporation (the “Company”), Telefonaktiebolaget LM Ericsson (publ), an entity organized and existing under the laws of Sweden (“Parent”), and Ericsson Muon Holding Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be an indirect wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger, other than shares (a) owned by Parent or Merger Sub or any of their respective subsidiaries, (b) owned by the Company as treasury stock, and (c) held by stockholders who shall not have voted in favor of the adoption of the Merger Agreement (as may be amended) and who shall have properly exercised appraisal rights in respect of such shares, will be cancelled and converted into the right to receive $21.00 per share in cash, without interest thereon (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement provided by you as of November 21, 2021 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We also have assumed that the Merger will be consummated in accordance with the terms set forth in the Draft Merger Agreement, without any modification, waiver or delay. We have also assumed that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which has been earned, and a further portion of which will become payable upon rendering of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

QATALYST PARTNERS LP

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Annex C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section;

or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless

(1)    the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCAN TO VIEW MATERIALS & VOTE w VONAGE HOLDINGS CORP. 23 MAIN STREET VOTE BY INTERNET HOLMDEL, NJ 07733 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/[TBD] You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D64294-S37864 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VONAGE HOLDINGS CORP. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of November 22, 2021 (the “Merger Agreement”), by and among Vonage Holdings Corp., ! ! ! Telefonaktiebolaget LM Ericsson (publ), and Ericsson Muon Holding Inc. 2. To approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Vonage Holdings Corp.’s named executive officers ! ! ! that is based on or otherwise relates to the merger contemplated by the Merger Agreement. 3. To approve the adjournment of the special meeting of stockholders (the “Special Meeting”) to a later date or time if necessary or appropriate, including ! ! ! to solicit additional proxies in favor of proposal 1 if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. D64295-S37864 VONAGE HOLDINGS CORP. Special Meeting of Stockholders [TBD], [TBD] A.M., Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) revoking all prior proxies hereby appoint(s) Randy Rutherford and Reid Powell, or either of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VONAGE HOLDINGS CORP. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] A.M., Eastern Time on [TBD] via a live webcast at www.virtualshareholdermeeting.com/[TBD] and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side